As filed with the Securities and Exchange Commission on August 18, 2021

Registration No. 333-258020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMNIQ CORP.

(Exact name of registrant as specified in its charter)

Delaware	7373	20-3454263
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1865 West 2100 South

Salt Lake City, UT 84119

800-242-7272

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Shai Lustgarten

Chief Executive Officer

OMNIQ Corp.

1865 West 2100 South

Salt Lake City, UT 84119

800-242-7272

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Arthur S. Marcus, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

212-930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Class to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001(1)	2,142,857	$9.50	$20,357,142	$2,221.96
Common Stock underlying Warrants	421,429	$9.50	$4,003,576	$436.79
Total	2,564,286	$9.50	$24,360,718	$2,657.75	*

*	Previously paid.
1.	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).
2.	Pursuant to Rule 416(a) under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 18, 2021

OMNIQ CORP.

We are registering an aggregate of 2,564,286 shares (the “Resale Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of Omniq Corp. (referred to herein as “we”, “us”, “our”, “Omniq”, “Registrant”, or the “Company”) for resale by certain of our shareholders identified in this prospectus (the “Selling Shareholders”). 171,429 of the Resale Shares are issuable upon exercise of the warrants (the “July 2021 Warrants”) that were issued to the placement agent in the July 8, 2021 private offering and 250,000 Resale Shares are issuable upon exercise of the warrants (the “Banking Warrants”) that were issued to the placement agent pursuant to an investment banking agreement dated July 4, 2020 (the July 2021 Warrants and the Banking Warrants together, the “Warrants”). Please see the section entitled “Selling Shareholders” beginning at page 20.

The Selling Shareholders may offer to sell the Resale Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares. The Selling Shareholders will receive all of the net proceeds from the offering of their Resale Shares. The Company would receive the proceeds from any cash exercise of the Warrants.

The Resale Shares may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is quoted on the OTCQB under the symbol “OMQS.” On August 16, 2021, the last reported sale price of our common stock on the OTCQB was $9.00. We intend to apply to have our common stock listed on a national exchange under the symbol “OMQS.” There is no assurance our application will be approved.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 7 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [*], 2021

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We urge you to read this prospectus carefully, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus and in the documents incorporated by reference herein. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and in the documents incorporated by reference herein. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, and the financial statements and related notes incorporated by reference in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” the “Company,” and “Omniq” in this Prospectus mean Omniq Corp., a Delaware corporation, and its subsidiaries where appropriate, on a consolidated basis.

Overview

From 2008 to 2013, we were in the business of developing oil and gas reserves. In January 2014, we determined it was in the best interest of our stockholders to focus on operating companies with a track record of positive cash flows and larger existing revenue bases. Our strategy developed into leveraging management’s relationships in the business world for investments for us.

Since 2014, we have made the following acquisitions resulting in us becoming a leading provider of computerized and machine vision image processing solutions:

●	Quest Solutions, Inc. (January 2014)
●	Bar Code Specialties, Inc. (November 2014)
●	ViascanQdata, Inc (October 2015 – later sold in September 2016)
●	HTS Image Processing, Inc. (October 2018)
● ●	EyepaxIT Consulting LLC. (February 2020) Dangot Computers Ltd (May 2021)

We use patented and proprietary artificial intelligence (AI) technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services we provide helps our clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

We offer end-to-end solutions that include hardware, software, communications, and full lifecycle management services. We are an established manufacturer and distributor of barcode labels, tags, and ribbons, as well as RFID labels and tags. Our highly tenured team of professionals has the knowledge and expertise to simplify the integration process for our customers, and our team delivers proven problem-solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software and we are a leading provider of best-in-class mobile and wireless equipment.

Our customers include government agencies and leading Fortune 500 companies from diverse sectors, including healthcare, food and beverage, manufacturing, retail, distribution, transportation and logistics, and oil, gas, and chemicals. Since 2014, our annual consolidated revenues have grown to more than $50 million. We currently address several billion-dollar markets with double-digit growth, including the Global Safe City market, forecasted to grow to $29.6 billion by 2022, and the Ticketless Safe Parking market, forecasted to grow to $5.2 billion by 2023.

In November 2019, the Company filed an amendment to its Certificate of Incorporation, as amended, with the Secretary of State of Delaware, pursuant to which we changed our name from Quest Solution, Inc. to OMNIQ Corp.

Our strategy is to focus on operational excellence and cost reduction, addressing the balance sheet debt and putting together a business plan that is based on revenue growth and technological leadership. We intend to continue to identify synergies within the Company to offer a more complete offering of products, services and technological solutions to customers throughout the United States. Furthermore, the market in which OMNIQ operates is undergoing consolidation and OMNIQ intends to start identifying strategic companies in the data collection, big data analytics and mobile systems integration market, as well as other complementary technologies for potential future acquisition in order to become the leading specialty integrator within our served markets.

We are a provider of products and solutions to two main markets, supply chain management and smart/safe city. We have expanded our product solutions, which are based on artificial intelligence and machine learning algorithms, offering computer vision applications. Our product offerings have established us as an innovative and technological company, and we are able to offer our fortune 1,000 customers an end-to-end solution. We are a pioneer in providing cutting-edge technology solutions to the markets we serve.

1

Our Strategy

As a world-wide systems integrator, we focus on design, delivery, deployment and support of fully integrated mobile and automatic identification data collection solutions. We use unique computer vision technology and additional identification technologies in its solutions. We also distribute labels, tags, ribbons and RFID identification tags. We take a consultative approach by offering end-to-end solutions that include software, algorithm, hardware, service contracts, communications and full lifecycle management services.

We are able to simplify the integration process because of our experienced team of professionals. We deliver problem solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software, some of which we developed and some of it is sourced from third parties. We are a leading provider of bar code labels and ribbons (media). We provide consultative services to companies to select, design and manufacture the right label for their product offering. Once a company purchases our product, sales generally recur on a regular basis.

Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and automated parking solutions. Inspired by time-critical “friend or foe” decision-making processes, our patented algorithms are based on a combination of cognitive science and machine learning-based pattern recognition technology which is arbitrated through a multi-layered decision-making process that offers both speed and accuracy.

Our experienced team of consulting and integration professionals guide companies through the entire development and deployment process, from selecting technology to the successful company-wide rollout of a customized solution that fits a company’s unique requirements. After performing a thorough technical evaluation of the client’s current operations and specific operational problems, our team determines the optimal hardware and software solutions to optimize the client’s operational workflow. We deliver, ongoing services provided throughout the deployment process and throughout the entire product life cycle. We also deliver full installation services for all mobile, data collection computers and printing equipment including full staging and kitting of the equipment.

We have been successful in delivering mission critical mobile computing and data collection solutions to Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to the Company to succeed.

Part of the solutions offered by the Company is a full suite of configurable packaged software solutions that were internally developed and provide customers with unique solutions with significant business Return on Investment (“ROI”), including:

Order Entry: Software designed to increase productivity in the field. Remote workers increasingly demand rapid access to real-time information and up to date data to facilitate and streamline their job functions in the field for which we believe our Order Entry Software is the answer.

Intelligent Order Entry: Adds intelligence to aging order entry system to maximize profits. The hand held industry is a vital link in getting remote orders from the field to corporate. Our Intelligent Order Entry Software adds this capability to aging order entry systems.

iTrack: Track Device Deployment. iTrack, an Internet Tracking System, is a management tool that tracks the deployment of hardware devices in the field and their repair history.

2

Warehouse: Enhances efficiency in distribution and manufacturing environments. The warehouse is a collection of applications for portable devices that we believe extend the power of your existing system out to the warehouse floor and dock doors.

Proof of Delivery: Enhances document delivery performance. We offer proof-of-delivery capabilities as part of its Mobility Suite that we believe gives companies an edge over competitors by improving customer service.

WTMiP: Extends business beyond four walls. WTMiP provides the link between corporate and the mobile worker. WTMiP servers allow files and data to seamlessly synchronize between the corporate host and laptops, handheld devices and Windows CE or Windows Mobile devices.

Easy Order: Easy order on-line purchasing portal. Our Easy Order Solution offers companies a customized portal that streamlines and simplifies ordering by providing clients with their own unique private on-line store.

QTSaaS (Quest Total Solutions as a Service): QTSaaS is a complete mobile services offering that includes hardware, software, services and wireless data in a bundled subscription payment offering over a period of time. Our partnership with Hyperion Partners LLC and wireless carriers allows us to offer mobility solutions to our customers on platforms that extend the market into new mobile applications that previously were not being automated.

Media and Label Business: Repeatable easy order online purchasing portal. The largest segment of data collection opportunity for us is the barcode label market providing ongoing and repeatable purchasing business. We intend to continue in the label business in the United States of America to drive business growth and increased margins.

Our Target Markets

Two markets we serve are Smart/Safe City and Supply Chain Management. Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and discerning customers within the access control, airport, border crossing, municipality safety and parking industries. We seek to utilize our expertise and end-to-end software solutions in markets which we believe provide the greatest opportunity to increase margins.

Within the Supply Chain Management market, we believe we can further develop our existing customer base needing to replace their legacy systems with a new go-to-market strategy leveraging our field sales and system resources, telemarketing, customer portals and vertical market and barcode label specialists. We believe our base of industry leading customers for the barcode label and ribbon (media) products in the manufacturing, distribution, transportation and logistics, retail and healthcare sectors, which sectors are at the core of our business, are ideal candidates for our machine learning technology.

For over two decades, we have been successful in integrating mission critical mobile computing and data collection solutions for Fortune 1000 companies. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe there is more than adequate market size, growth and opportunity available for us to succeed.

We believe integrating our patented and proprietary AI technology into its existing Supply Chain offerings will allow for automated logistics monitoring and optimization, creating operational efficiencies at higher margins both us and our fortune 1000 clients.

3

Our Sales Strategy

Our direct sales teams are supported by systems engineers with years of experience in the mobile industry. The sales organization’s growth moves its focus as we add products and services. Sales team members are organized by industry areas of opportunity, areas of expertise and territory. Our sales teams are organized to address national accounts offering a broad array of unique solutions for key lines of business applications, which provides opportunities for upsell and cross sell to our clients. For the barcode label (media) business, we utilize a specialty sales force, resellers and distributors of our private label products.

Salespeople are supported internally by sales support personnel who coordinate quotes and logistics and by members of the systems engineering group and software teams.

The normal sales cycle is one (1) to six (6) months, and typically involves the development of a scope of work and preparation of a ROI analysis. We use Company developed analysis templates which we believe reduce the sales cycle. The analyses and proposals include information on leasing and other financing options, which helps differentiate us from our competitors. The label business sales cycles are shorter, with purchases made more frequently on a transactional basis.

Competition

The mobile system integration market is characterized by a limited number of large competitors and numerous smaller niche players. We typically pursue larger accounts and national customers, competing most often with larger channel partners. For specific solutions, we also compete with niche players who are often focused on a single industry. Hardware sales are competitive because of online retailers. We believe our consultative, integrated solutions approach is a clear differentiator for most prospective customers.

Human Capital

OMNIQ’s operating philosophy is our growth and continued success are the result of management and employees working together in a spirit of cooperation and teamwork. Our core values emphasize an environment where safety, diversity, inclusion, talent development, training and retention are top priorities. We believe this has enabled us to meet various challenges over the years, and the progress that has been achieved by us reflects this strong mutual commitment between the Company and its employees. We believe our employees are our greatest asset. We remain focused on furnishing friendly and safe working conditions, providing competitive pay and offering quality benefits, and producing revenue for the continued growth of the Company and the communities in which we operate, with an emphasis on the welfare of our employees and their families. We realize our success is a direct result of the hard work and dedication of our employees. Each employee at OMNIQ is a contributing partner in our future growth and we strive to maintain a mutually beneficial workplace culture that also fosters the professional development of each employee.

As of June 30, 2021, we had approximately 62 employees. Of these employees, 47 are salaried (including commissioned employees) personnel and 15 are hourly personnel. Our employees perform the following functions: sales operations, parts operations, technical services and office and administrative support. We believe our relations with our employees are good, and we have never experienced a work stoppage. Generally, the total number of employees does not significantly fluctuate throughout the year.

Concentrations

For the years ended December 31, 2020 and 2019, one customer accounted for 37.2% and 12.3%, respectively, of the Company’s consolidated revenues.

Accounts receivable at December 31, 2020 and 2019 are made up of trade receivables due from customers in the ordinary course of business. Two customers made up 46% of the accounts receivable balance at December 31, 2020 and two customers together represented 20.9% of the balance of accounts receivable at December 31, 2019.

Accounts payable are made up of amounts due to suppliers in the ordinary course of business at December 31, 2020 and 2019. One vendor made up 92.4% and 83.0% of our accounts payable in 2020 and 2019, respectively.

4

Recent Developments

Dangot Acquisition

On May 3, 2021, the Company and Omniq Technologies Ltd., a wholly owned subsidiary of the Company (“Omniq Technologies”) entered into a share purchase agreement (the “Dangot Share Purchase Agreement”) with Mr. Haim Dangot. Pursuant to the Dangot Share Purchase Agreement, Omniq Technologies agreed to purchase 51%, or 5,100 shares, of the capital stock of Dangot Computers Ltd., an Israel company (“Dangot”), from Dangot’s sole shareholder, Haim Dangot, for consideration equivalent to 23,740,500 NIS (New Israeli Shekel), which is equal to US$7.6 million (the “Closing Consideration”), based on the then current exchange rate at the date of acquisition of NIS to dollars.

The Closing Consideration was paid on July 8, 2021 in the following manner: (a) the Company issued 220,103 shares of its common stock having a share value of $2,000,000 based on the average of the last 30 trading days prior to signing (May 3 ,2021); and (b) cash in the amount of $5,600,000.

Haim Dangot also granted Omniq Technologies an irrevocable option to purchase the remaining 4,900 shares, or 49%, of Dangot’s capital stock (the “Dangot Option”) in the 12-month period following the closing date (the “Dangot Option Period”) at a share purchase price of 465,500 NIS (US$143,142 per each 1% of Dangot’s remaining shares on a fully diluted basis) which is the same valuation per share as the purchase price for the 51%. In the event that Omniq Technologies chooses to exercise the Dangot Option, it must do so in whole or by an exercise pursuant to which Omniq Technologies shall purchase at least 26% of the additional Dangot shares on a fully diluted basis (the “Specific Partial Exercise”). Should Omniq Technologies exercise the Specific Partial Exercise, it shall have the right to complete the purchase of the remaining 23% of the Dangot shares on a fully diluted basis in a single exercise until the lapse of the Dangot Option Period. No other partial exercise shall be allowed.

July 2021 Private Placement

On July 8, 2021 and July 11, 2021, the Company entered into a securities purchase agreement with certain institutional and accredited investors providing for the sale of an aggregate 2,142,857 shares of common stock at a purchase price of $7.00 per share, resulting in gross proceeds of approximately $15 million (the “July Offering”). In connection with July Offering, the Company paid ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as placement agent of the July Offering, a commission equal to 8% of the gross proceeds, issued ThinkEquity or its assigns warrants to purchase an aggregate of 171,429 shares of common stock (the “July 2021 Warrants”) at an exercise price of $7.70 per share (110% of the per share purchase price), and reimbursed ThinkEquity for expenses not to exceed $150,000. The shares sold in the July Offering and the shares underlying the July 2021 Warrants agent are being registered herein.

Corporate Information

Our principal executive offices are located at 1865 West South, Salt Lake City, Utah 84119. Our telephone number is (800)-242-7272. Our corporate website is www.omniq.com. The information on our website is not a part of, or incorporated, in this prospectus.

We file electronically with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Copies of these reports, proxy and information statements and other information may be obtained by electronic request at the following e-mail address: publicinfo@sec.gov. We use the Investor section of our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor section of our website, in addition to following press releases, SEC filings and public conference calls and webcasts.

5

THE OFFERING
Securities offering by selling security holders

Up to an aggregate of 2564,286 common stock, of which (i) 2,142,857 shares of common stock were issued to the Selling Shareholders in connection with the Company’s private placement in July, 2021, (ii) 171,429 shares of common stock which are issuable upon exercise of the July 2021 Warrants issued to the placement agent in the July Offering, and (iii) 250,000 shares of common stock which are issuable upon exercise of the Banking Warrants that were issued to the placement agent pursuant to an investment banking agreement dated July 4, 2020.

OTCQB symbol:	“OMQS”.
Risk factors:

See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Use of proceeds:

All of the securities offered by this prospectus are being registered for the account of the Selling Shareholders. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the securities.

Proceeds from the exercise of the Warrants, if any, will be added to the Company’s working capital. Management will have broad discretion with respect to the expenditure of such proceeds. Investors will be entrusting their funds to the Company’s management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied.

Common stock outstanding prior to this offering:	7,420,616, shares as of August 16, 2021.
Common stock to be outstanding after this offering:	7,842,045 shares which gives effect to the shares of common stock issuable pursuant to the Warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The results indicated below are not necessarily indicative of our future performance.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Summary of Statements of Operations

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

(In thousands, except per share data)	Six months ended June 30		Variation
	2021	2020	$	%
Revenue	$32,870	$26,476	6,394	24.2%
Cost of Goods sold	26,936	20,862	6,074	29.1%
Gross Profit	5,934	5,614	320	5.7%
Operating Expenses	10,641	8,964	1,677	18.7%
Income (loss) from operations	(4,707)	(3,350)	(1,357)	40.5%
Net loss from continuing operations	(5,853)	(4,865)	(988)	20.3%
Net Loss per common Share	$(1.24)	$(1.21)	(0.03)	2.6%

(In thousands, except per share data)	Three months ended June 30		Variation
	2021	2020	$	%
Revenue	$13,119	$12,677	442	3.5%
Cost of Goods sold	9,820	10,099	(279)	-2.8%
Gross Profit	3,299	2,578	721	28.0%
Operating Expenses	5,141	3,892	1,250	32.1%
Income (loss) from operations	(1,842)	(1,314)	(529)	40.3%
Net loss from continuing operations	(2,510)	(1,992)	(519)	26.1%
Net Loss per common Share	$(0.53)	$(0.49)	(0.04)	8.6%

Statement of Financial Position

See Consolidated Financial Statements starting on Page F-1.

6

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

Our auditor has expressed substantial doubt regarding our ability to continue as a going concern.

We had a net loss of $11.5 million for the year ended December 31, 2020. During the same period, cash used in operations was $420 thousand. The working capital deficit, stockholders’ deficit and accumulated deficit as of June 30, 2021 was $28.7 million, $8.6 million and $62.6 million, respectively.

Accordingly, our auditor has expressed substantial doubt regarding our ability to continue as a going concern. Management is unable to predict if and when we will be able to generate positive cash flow. Our plan regarding these matters is to raise equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. We recently completed a private placement resulting in gross proceeds of approximately $15 million which we believe will allow us to continue our operations for at least 18 months. However, we may require additional financing to accomplish all of our business plans and here can be no assurances that such additional financings will be available or if available, that such financings will be available under favorable terms. In the event that we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing in the near future, we may be forced to curtail certain aspects of our own business plan.

We are subject to significant restrictive debt covenants, which limit our operating flexibility.

The Company has significant indebtedness. As of the date hereof, the Company owed $5,443,456 to ScanSource, Inc. (“ScanSource”). The Trade Credit Extension Letter dated July 1, 2016, as subsequently amended, entered into by and between the Company and ScanSource, contains covenants which impose significant restrictions on the manner we and our subsidiaries operate, including (but not limited to) restrictions on the ability to:

●	create certain liens;

●	incur debt and/or guarantees;

●	enter into transactions other than on arms-length basis;

●	pay dividends or make certain distributions or payments;

●	sell certain kinds of assets;

●	impair any security interest on the assets serving as collateral for the notes issued under the agreement;

●	enter into any sale and leaseback transactions;

●	make certain investments or other types of restricted payments; leaseback transactions;

●	substantially change the nature of the Company’s or the group’s business; other types of restricted payments;

●	designate unrestricted subsidiaries; and business;

●	effect mergers, consolidations or sale of assets.

These covenants could limit our ability to finance our future operations and our ability to pursue acquisitions and other business activities.

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We will be required to generate sufficient cash to service our indebtedness and, if not successful, we may be forced to take other actions to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding short and long-term debt will impose significant cash interest payment obligations on us in 2021 and subsequent years and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance our indebtedness, or revise or delay our strategic plan. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources – Contractual Obligations”.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

●	our debt holders could declare all outstanding principal and interest to be due and payable;
●	the lenders under the senior credit facilities could foreclose against the assets securing the borrowings from them and the lenders under the term loan facility could terminate their commitments to lend us money; and
●	we could be forced into bankruptcy or liquidation.

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality. By enabling such system interoperability, our communications platform both reduces implementation and ongoing costs, and improves overall management efficiencies.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high-value safety and security-based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

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The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have international operations in Europe, the Middle East and elsewhere. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities on economically acceptable terms, or market services in international markets. In addition, operating in international markets generally involves additional risks, including unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity. Our ability to operate and grow our international operations successfully could be adversely impacted by these risks.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-US jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

The current restructuring and reorganization could result in significant disruption of our business and our relationships with our employees, suppliers and customers could be adversely affected.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause delaying or rejecting capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

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We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The artificial intelligence industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our networks and our software solutions and require additional capital expenditures or the procurement of additional products that could be expensive and time-consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

Product defects or software errors could adversely affect our business.

Design defects or software errors may cause delays in product introductions and project implementations, damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software systems are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Because our products are generally used by our customers to perform critical business functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise during implementation or from the use of our products, and may result in financial or other damages to our customers, for which we may be held responsible. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Our insurance coverage is not sufficient to protect against all possible liability for defects or software errors. In addition, as a result of business and other considerations, we may undertake to compensate our customers for damages caused to them arising from the use of our products, even if our liability is limited by a license or other agreement. Claims and liabilities arising from customer problems could also damage our reputation, adversely affecting our business, results of operations and the financial condition.

Our business depends on our vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include original equipment manufacturers (OEMs) and software publishers, and wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner programs and funding, including purchase rebates, sales volume rebates, purchasing incentives and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and many of these arrangements are terminable upon notice by either party. A reduction in vendor partner programs or funding or our failure to timely react to changes in vendor partner programs or funding could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows, particularly given our substantial indebtedness.

From time to time, vendor partners may terminate or limit our right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer us. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows. Further, the sale, spin-off or combination of any of our vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, could have an adverse impact on our business, results of operations or cash flows.

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We will need to raise capital in order to realize our business plan and the failure to obtain the needed funding could adversely impact our operations.

Without adequate funding or a significant increase in revenues, we may not be able to accelerate the development and deployment of our products, respond to competitive pressures and develop new or enhanced products. We are not always able to meet our current operating expenses in a timely manner.

Overall, we have funded our cash needs from inception through the date hereof through our credit facilities and recently through the sale of equity securities.

We expect to finance our continuing operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities if required, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline.

We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. In addition, current conditions in the credit and equity markets may adversely affect our ability to raise funds when needed. Any failure to achieve adequate funding will delay our development programs and product launches and could lead to the abandonment of one or more of our development initiatives, as well as prevent us from responding to competitive pressures or take advantage of unanticipated acquisition opportunities.

Any additional equity financing may be dilutive to stockholders, and certain types of equity financing, if available, may involve restrictive covenants or other provisions that would limit how we conduct our business or finance our operations.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings, and our ability to partner with new and emerging technology providers.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings. We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

We face significant competition and many of our competitors are larger and have greater financial and other resources than we do.

The Company operates in an exceptionally competitive environment where there is continuous innovation and new development. Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

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We believe that our ability to compete depends on a number of factors, including:

●	our ability to conduct business with our customers;
●	our ability to manage our inventory and accounts receivable;
●	our ability to purchase, sell, ship and invoice our hardware and software products and provide an invoice our services efficiently and on a timely basis;
●	our ability to maintain our cost-efficient operating model;
●	the development by others of software products that are competitive with our products and services;
●	the price at which others offer competitive software and services;
●	technological advancements;
●	the ability of competitors to deliver projects at a level of quality that rivals our own;
●	the responsiveness of our competitors to customer needs; and
●	the ability of our competitors to hire, retain and motivate key personnel.

A number of our competitors have longer operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. Current and potential competitors have established and may establish in the future, cooperative relationships among themselves or with third parties.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes Barcoding, Inc., CDW Corporation, and DecisionPoint Systems, Inc., who all operate in the IT industry and provide customized and integrated IT solutions for their customers.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors.

Some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to our customers. In addition, traditional OEMs have increased their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. Moreover, newer, potentially disruptive technologies exist and are being developed that deliver technology solutions as a service, for example, cloud-based solutions, including software as a service (“SaaS”), infrastructure as a service (“IaaS”) and platform as a service (“PaaS”). These technologies could increase the amount of sales directly to customers rather than through resellers like us, or could lead to a reduction in our profitability. If any of these trends become more prevalent, it could adversely affect our business, results of operations or cash flows.

We focus on offering a high level of service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

If we fail to provide high-quality services to our customers, or if our third-party service providers fail to provide high-quality services to our customers, our reputation, business, results of operations or cash flows could be adversely affected.

We deliver and manage mission-critical software, systems and network solutions for our customers. We also offer certain services, such as implementation and installation services and repair services, to our customers through various third-party service providers engaged to perform these services on our behalf. If we or our third-party service providers fail to provide high-quality services to our customers or such services result in a disruption of our customers’ businesses, this could, among other things, result in legal claims and proceedings and liability, and our reputation with our customers, our brand and our business, results of operations or cash flows could be adversely affected.

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Our positioning in the marketplace as a smaller provider places a significant strain on our resources, and if not managed effectively, could result in operational inefficiencies and other difficulties.

Our positioning in the marketplace may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. To manage this position effectively, we must continue to implement and improve our operational and financial systems and controls, invest in development and engineering, critical systems and network infrastructure to maintain or improve our service quality levels, purchase and utilize other systems and solutions, and train and manage our employee base. As we proceed with our development, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, sales and marketing and administrative resources.

For instance, we may encounter delays or cost overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

Implementation and development of our technology business depend on our ability to obtain adequate funding.

Our technology products and services require ongoing funding to continue the current development and operational plans. Failure to obtain adequate financing will substantially delay our development, slow down current operations, result in loss of customers and adversely impact our results of operations.

Disruptions in our technology may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our technology is an integral part of our customers’ business operations. It is critical for our customers, that our products and services provide a continued and uninterrupted performance. Customers may be dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our services.

Disruptions may cause losses to our customers, which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to improve service quality and enhance our ability to introduce new products and services. Strategic acquisitions in desired markets play a part of our growth strategy, and we may pursue additional acquisitions in the future to further strengthen our strategic objectives. Acquisitions of businesses involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

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We have a history of losses.

Our accumulated deficit was approximately $62.6 million as of June 30, 2021. As a result of such losses, we may have difficulty obtaining additional financing.

We depend on key personnel who would be difficult to replace, and our business plans will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

Risks Related to Our Intellectual Property

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third parties certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect our trademarks and brands fully, and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

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Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate, or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

Health epidemics, including the current COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners and customers operate.

The outbreak of the COVID-19 pandemic continues to affect the United States of America and the world, including in the primary regions we operate. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely. There can be no assurance that we will not incur significant interruptions to our day-to-day operations or supply chain in the future.

As the impact of COVID-19 became more widespread in March 2020, our sales volumes began to decline from previous years. Our total revenues for the year ended December 31, 2020, were 3.48% lower than those of the year ended December 31, 2019. COVID-19 had a more significant impact on our gross margin. Total gross margin percentage dropped 5% for the year ended December 31, 2020 compared to 2019. The timing and the extent of any continued recovery, or subsequent contraction, in our sales volumes cannot be reasonably estimated at this time. As such, the extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

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Risks Related to this Offering and the Ownership of Our Common Stock

There is currently a limited liquid trading market for the Company’s Common Stock.

Our common stock is quoted on the OTC Markets OTCQB tier under the symbol “OMQS.” However, there is currently a limited trading market in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop in the short term. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

●	Variations in our quarterly operating results
●	Announcements that our revenue or income is below analysts’ expectations
●	General economic downturns
●	Sales of large blocks of our common stock
●	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

The OTCQB market is a relatively unorganized, inter-dealer, over-the-counter market that provide significantly less liquidity than a national exchange. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCQB, in which case it might be listed on the OTC Pink, which is even more illiquid than the OTCQB. We plan to apply for listing of our Common Stock on the a national exchange but there can be no assurance that our shares will be approved for listing on a national exchange.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional intellectual property assets by using our securities as consideration.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of shares of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, officers and employees under our current and future stock incentive plans, including our 2020 Stock Incentive Plan. See “Dilution.”

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, $0.001 par value per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

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Because certain principal stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of the date hereof, our largest shareholders: Campbeltown and Walefar owned or controlled approximately 22.7% of our outstanding common stock. If those stockholders act together, they would have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock may be considered a “penny stock”, and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock may be considered a “penny stock,” there is a risk that the Depository Trust Company (“DTC”) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

●	Period-to-period fluctuations in financial results
●	Issues in manufacturing products
●	Unanticipated potential product liability claims
●	The introduction of technological innovations or new commercial products by competitors
●	The entry into, or termination of, key agreements, including key strategic alliance agreements
●	The initiation of litigation to enforce or defend any of our intellectual property rights
●	Regulatory changes
●	Failure of any of our products to achieve commercial success

Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002 in the U.S., as well as the reporting requirements under the Exchange Act. The Exchange Act requires, among other things, filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K following the happening of certain material events, with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our existing controls have some weaknesses, as described below. Meeting the requirements of the Exchange Act and the Sarbanes-Oxley Act may strain our resources and may divert management’s attention from other business concerns, both of which may have a material adverse effect on our business.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Due to the small size of our accounting staff, we may need to add additional staff to provide additional segregation of duties to support our internal control over financial reporting and technical expertise with regard to financial reporting for publicly held companies.

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Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a publicly reporting company, we are faced with expensive and complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and, following this offering, the rules of the Nasdaq Stock Market. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority, Inc. (FINRA) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

If our shares are listed on a national exchange, we will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the national exchange.

We intend to apply for our common stock to become listed on the a national exchange. An approval of our listing application by a national exchange will be subject to, among other things, our fulfilling all of the listing requirements of such national exchange. In addition, each national exchange has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from this market, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and other federal securities laws. The reader should understand that several factors, including the risk factors described under “Risk Factors” in this prospectus, govern whether any forward-looking statement contained herein will be or can be achieved. Any of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance of the Company. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business development, the Company may alter its marketing, capital expenditure plans or other budgets, which may, in turn, affect the Company’s results of operations. In light of the significant uncertainties inherent in the forward-looking statements included therein, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the Selling Shareholders. We would receive $3,823,630 in proceeds from any cash exercise of the Warrants for which the underlying Resale Shares are being included. Any proceeds from the exercise of such Warrants will be used for working capital purposes.

SELLING SHAREHOLDERS

The common stock being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “July 2021 Private Placement” in the “Recent Developments” section above. We are registering the shares of common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Shareholders. The second column lists the number of shares of common stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of common stock and warrants, as of August 16, 2021 assuming exercise of the Warrants held by the Selling Shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Shareholders in the Company’s July 2021 private placement, and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

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Under the terms of the warrants, a Selling Shareholder may not exercise the warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or, to the extent indicated in a Selling Shareholder’s footnote to the table below, 9.99%, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Ramnarain Jaigobind (1)	356,891	(2)	177,094	(3)	179,797	2.48%
Brio Capital Master Fund Ltd.(4)	298,626	(5)	121,428	(6)	177,198	2.45%
David S. Nagelberg 2003 Revocable Trust (7)	90,000	(8)	50,000	(6)	40,000	*	%
DSN Ventures LLC(9)	50,000		50,000		0	*	%
The Feldman Family Trust(10)	53,253	(5)	4,285	(6)	48,968	*	%
LFIII Investments 2019, LLC(11)	171,900		171,900		0	*	%
Scott Heath	28,820	(5)	3,820	(6)	25,000	*	%
Vict10n Fund LP(12)	28,571		28,571		0	*	%
GPL Ventures LLC (13)	71,428		71,428		0	*	%
Bigger Capital Fund, LP (14)	249,755	(5)	214,285	(6)	35,470	*	%
District 2 Capital Fund LP(15)	280,952 (8)		214,285	(6)	66,667	*	%
Kazazian Captal Master Fund, LP(16)	71,428		71,428		0	*	%
Kepos Alpha Master Fund L.P.(17)	428,571		428,571		0	*	%
One68 Global Master Fund(18)	35,714		35,714		0	*	%
Tiger Trout Capital Puerto Rico LLC(19)	35,714		35,714		0	*	%
Anup Goswami	7,143		7,143		0	*	%
Ardara Capital LP(20)	50,000		50,000		0	*	%
Lytton-Kambara Foundation(21)	180,000		180,000		0	*	%
Evergreen Capital Management, LLC(22)	75,000		75,000		0	*	%
Cavalry Fund I LP(23)	130,000		130,000		0	*	%
Cavalry Investment Fund LP(24)	70,000		70,000		0	*	%
Warberg WF IX LP(25)	18,000		18,000		0	*	%
Warberg WF VIII LP(26)	30,500	(8)	18,000		12,500	*	%
Ross Teresi	7,142		7,142		0	*	%
Craig Skop(27)	24,666	(28)	21,703		2,963	*	%
Chirag Choudharry(27)	17,157	(28)	14,157		3,000	*	%
Eric Lord(27)	64,663	(28)	56,893		7,770	*	%
Jeffrey Singer(27)	1,615	(28)	1,265		350	*	%
Kevin Mangan(27)	53,864	(28)	47,132		6,732	*	%
Maria Robles(27)	722	(28)	634		88	*	%
Nelson Baquet(27)	3,070	(28)	2,895		175	*	%
Priyanka Mahajan(27)	48,182	(28)	42,197		5,985	*	%
Premchand Beharry(27)	13,163	(28)	11,471		1,692	*	%
Gordon Burns(27)	925	(28)	750		175	*	%
Vincent Campitiello(27)	4,000	(28)	4,000		0	*	%
William Bongiorno(27)	11,514	(28)	10,114		1,400	*	%
Jangiz Dermikan(27)	617	(28)	500		117	*	%
David Forbes(27)	617	(28)	500		117	*	%
Avijit Ghosh(27)	250	(28)	250		0	*	%
Joseph Ingarra(27)	1,233	(28)	1,000		233	*	%
Bruce & Nancy Inglis JTWROS(27)	9,321	(28)	8,271		1,050	*	%
Peter Mazzone(27)	617	(28)	500		117	*	%
Redstone Group Investments LLC(29)	617	(28)	500		117	*	%
Dennis Rust(27)	308	(28)	250		58	*	%
Robert Sagarino(27)	7,676	(28)	6,743		933	*	%
Thomas Tully(27)	617	(28)	500		117	*	%
Richard Adams(27)	2,017	(28)	1,900		117	*	%
Jerry Winn(27)	1,233	(28)	1,000		233	*	%
William Baquet(27)	28,885	(28)	27,042		1,843	*	%
Charles Giordano(27)	3,727	(28)	3,494		233	*	%
Phyllis Henderson(27)	2,017	(28)	1,900		117	*	%
Kolinda Tomasic(27)	423	(28)	400		23	*	%
David Cherry(27)	3,700	(28)	3,000		700	*	%
Ryan Konik(27)	3,674	(28)	2,174		1,500	*	%
Angela Kang(27)	200	(28)	200		0	*	%
Palm Global Small Cap Master Fund LP(30)	57,143		57,143		0	*	%

* Less than one percent

(1)	The address of Ramnarain Jaigobind is c/o Fordham Financial Management, Inc. The address of Fordham Financial Management, Inc. is 17 Battery Place, South Suite 643, New York, NY 10004.

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(2)	Includes (i) 131,635 shares of common stock held by Mr. Jaigobind, (ii) 23,865 shares of common stock held by Mr. Jaigobind’s wife which he disclaims beneficial ownership of, and (iii) 201,391 shares issuable upon exercise of warrants.
(3)	Includes 29,000 shares of common stock purchased in the Company’s July 2021 private offering and 150,797 shares of common stock issuable upon exercise of warrants.
(4)	Shaye Hirsch has the voting and investment control over the securities held by Brio Capital Master Fund Ltd. The address of Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800.
(5)	Includes common stock purchased in the Company’s July 2021 private offering and other shares of common stock previously owned by the individuals and shares of common stock issuable upon exercise of warrants.
(6)	Includes common stock purchased in the Company’s July 2021 private offering.
(7)	David S. Nagelberg has the voting and investment control over David S Nagelberg 2003 Revocable Trust.
(8)	Includes common stock purchased in the Company’s July 2021 private offering and common stock issuable upon exercise of warrants.
(9)	David S. Nagelberg has the voting and investment control over the securities held by DSN Ventures LLC. The address of DNS Ventures LLC is 939 Coast Blvd, Unit 21 DE La Jolla, CA 92037,
(10)	Andrew A Feldman and Jeri Feldman have the voting and investment control over the securities held by The Feldman Family Trust. The address of The Feldman Family Trust is 753 Colima St., La Jolla, CA 92037.

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(11)	Lawrence Flynn III has the voting and investment control over the securities held by LFIII Investments 2019 LLC. The address of LFIII Investments 2019 LLC is 500 West Putnam Avenue, Greenwich CT 06831.
(12)	Scott Reed has the voting and investment control over the securities held by Vict10n Fund LP. The address of Vict10n Fund, LP is 732 Laurel Ave., Unit B, Burlingame, CA 94010.
(13)	Alexander Dillon has the voting and investment control over the securities held by GPL Ventures LLC. The address of GPL Ventures LLC is One Penn Plaza, Ste 6196, New York, NY 10119.
(14)	Michael Bigger has the voting and investment control over the securities held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is c/o Bigger Capital Fund, LP is 11434 Glowing Sunset LN, Las Vegas NV 89235.
(15)	Michael Bigger has the voting and investment control over the securities held by District 2 Capital Fund LP. The address of District 2 Capital Fund LP is c/o District 2 Capital Fund LP 175 W Carver Street, Huntington, NY 11743.
(16)	Kirk Kazazian has the voting and investment control over the securities held by Kazazian Capital Master Fund LP. The Kazazian Capital Master Fund LP is 18975 Collins Ave, Suite 2204 Sunny Isles Beach, FL 33160.
(17)

Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Alpha Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Flr, New York NY 10036.

(18)	David Nguyen has the voting and investment control over the securities held by One68Global Master Fund. The address of One68 Global Master Fund is 280 Park Ave, 5th Floor, NY, NY 10017.
(19)	Alan Masley has the voting and investment control over the securities held by Tiger Trout Capital Puerto Rico LLC. The address of Tiger Trout Capital Puerto Rico LLC is 1357 Ashford Ave, STE 2-267, San Juan, PR 00907
(20)	Patrick Mullin has the voting and investment control over the securities held by Ardara Capital LP. The address of Ardara Capital LP is 246 Brookside Rd. Darien, CT 06820.
(21)	Laurence Lytton has the voting and investment control over the securities held by Lytton-Kambara Foundation. The address of Lytton-Kambara Foundation is 467 Central Park West, 17-A, New York, NY 10025.
(22)	Jeffrey S. Pazdro has the voting and investment control over the securities held by Evergreen Capital Management LLC. The address of Evergreen Capital Management LLC is 156 W. Saddle River Rd. Saddle River, NJ 07458.
(23)	Thomas Walsh has the voting and investment control over the securities held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 82 E. Allendale Rd., Suite 5B, Saddle River, NJ 07458.
(24)	Thomas Walsh has the voting and investment control over the securities held by Cavalry Investment Fund LP. The address of Cavalry Investment Fund LP is 82 E. Allendale Rd., Suite 5B, Saddle River, NJ 07458.
(25)	Daniel Warsh is the Manager of Warberg WF IX LP and has the voting and investment control over the securities held by Warberg WF IX LP. The address of Warberg WF IX LP is 716 Oak St., Winnteka, IL 60093
(26)	Daniel Warsh is the Manager of Warberg WF VIII LP and has the voting and investment control over the securities held by Warberg WF VIII LP. The address of Warberg WF VIII LP is 716 Oak St., Winnteka, IL 60093
(27)	Fordham Financial Management, Inc. acted as placement agent in the Company’s April 2019 private offering. The address of Fordham Financial Management, Inc. and its employees who received warrants is c/o Fordham Financial Management, Inc. 17 Battery Place, South Suite 643, New York, NY 10004.
(28)	Represents shares of common stock issuable upon exercise of warrants. The holders of the placement agent’s warrants are registered FINRA members.
(29)	Michael B. Schaack is the beneficial owner of, and has sole voting and dispositive power over the shares held by Redstone Group Investments LLC. The address of Redstone Group Investments LLC is PO Box 128, Round Hill, VA 20142-0128.
(30)

The reported shares are owned directly by Palm Global Small Cap Master Fund LP (the “Fund”). Palm Management (US) LLC (“Palm Management”), as the investment manager of the Fund, may be deemed to be a beneficial owner of the shares of common stock disclosed as directly owned by the Fund. Due to his positions with the Fund and Palm Management, Mr. Joshua S. Horowitz may be deemed to be a beneficial owner of the shares of common stock disclosed as directly owned by the Fund. Due to his position with Palm Management, Mr. Bradley C. Palmer may be deemed to be a beneficial owner of the shares of common stock disclosed as directly owned by the Fund. Messrs. Palmer and Horowitz disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interest therein. The address of Palm Global Small Cap Master Fund LP is 19 W. Elm Street, Greenwich CT, 06830.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our common stock is quoted on the OTCQB under the symbol “OMQS.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We plan to apply to have our common stock listed on a national exchange under the symbols “OMQS.” There is no assurance our application will be approved.

As of August 16, 2021, there were 363 holders of record of our common stock. On August 16, 2021, the Company’s common stock had a closing price of $9.00 per share.

Dividend Policy

We have not paid or declared any cash dividends on our common stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements, investment opportunities and other factors that our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, included in this prospectus.

(In thousands)	As of
	June 30, 2021	December 31, 2020
Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 2,145,030 and 2,145,030 shares issued and outstanding, respectively	2	2
Common stock; $0.001 par value; 15,000,000 shares authorized; 4,716,218 and 4,684,736 shares issued and outstanding, respectively.	5	5
Common stock to be repurchased by the Company
Additional paid-in capital	54,117	51,842
Accumulated (deficit)	(62,628)	(56,726)
Accumulated other comprehensive loss	(132)	(166)
Total stockholders’ equity	(8,637)	(5,043)

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The above table is based on 4,716,218 shares of common stock outstanding as of June 30, 2021 and excludes the following:

●	2,145,030 shares issuable upon conversion of 107,252 shares of Series C Preferred Stock outstanding as of June 30, 2021;

●	1,351,667 shares issuable upon exercise of warrants with a weighted average exercise price of $6.94 per share outstanding as of June 30, 2021; and

●	1,772,800 shares issuable upon exercise of options, with a weighted average exercise price of $4.09, 995,925 of which are currently exercisable, as of June 30, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the financial position of OMNIQ, Corp. and its consolidated subsidiaries as of the three and six months ended June 30, 2021 and 2020 and as of December 31, 2020, and its consolidated results of operations for three and six months ended June 30, 2021 and 2020 and as of the year ended December 31, 2020 and as of the and should be read in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this Registration Statement on Form S-1. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties (see discussion of “Forward-Looking Statements” included elsewhere in this Registration Statement on Form S-1). Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under the section entitled Risk Factors of this Registration Statement on Form S-1.

The outbreak of the COVID-19 pandemic continues to affect the United States of America and the world, including in the primary regions we operate. Many State Governors issued temporary Executive Orders in 2020, which continue to remain effective in many states that, among other stipulations, effectively limit in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders are in the process of being lifted. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely. In response to the COVID-19 pandemic, we proactively implemented certain measures to strengthen cash flow, manage costs, strengthen liquidity and enhance employee safety. These measures included the reduction of payroll costs, a reduction in capital expenditures and other discretionary spending, the elimination of most business travel and restriction of visitors to our corporate office, enhanced cleaning and disinfection procedures at our corporate office and branch locations, promotion of social distancing and the wearing of face coverings (masks) at our corporate office and branch locations, and requirements for employees to work from home where possible.

As the impact of COVID-19 became more widespread in March 2020, our sales volumes began to decline from previous years. Our total revenues for the year ended December 31, 2020, were 3.48% lower than those of the year ended December 31, 2019. COVID-19 had a more significant impact on our gross margin. Total gross margin percentage dropped 5% for the year ended December 31, 2020 compared to 2019. The timing and the extent of any continued recovery, or subsequent contraction, in our sales volumes cannot be reasonably estimated at this time. As such, the extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

OVERVIEW

We use patented and proprietary artificial intelligence (AI) technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services we provide helps our clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

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We offer end-to-end solutions that include hardware, software, communications, and full lifecycle management services. We are an established manufacturer and distributor of barcode labels, tags, and ribbons, as well as RFID labels and tags. Our highly tenured team of professionals has the knowledge and expertise to simplify the integration process for our customers, and our team delivers proven problem-solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software and we are a leading provider of best-in-class mobile and wireless equipment.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The application of many accounting principles requires us to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and they and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts first become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See also note 2 to our consolidated financial statements for a summary of our significant accounting policies.

Revenue Recognition.

When entering into contracts with our customers, we review follow the five steps outline in Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606):

i.	Identify the contract with our customer.
ii.	Identify the performance obligations in the contract.
iii.	Determine the transaction price.
iv.	Allocate the transaction price to the performance obligations. And
v.	Evaluate the satisfaction of the performance obligations,

We account for contracts, with our customers, when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

We evaluate, in accordance with Topic 606, whether or not we meet the criteria to be a principal or an agent and record the revenue on a gross or net basis. We are considered a principal if we obtain control of any one of the following:

i.	A good or another asset from another party that we then transfer to our customer.
ii.	A right to a service to be performed by another party, which gives the us the ability to direct that party to provide the service to the customer on our behalf, and
iii.	A good or service from another party that we then combine with other goods or services in providing the specified good or service to our customer.

We have certain relationships with manufacturers and suppliers to sell us products or provide services. Our contracts may transfer to our customer a right to a future service or product to be provided by our manufacturer or supplier. When a specified good or service is a right to a good or service is provided by a manufacturer or supplier, we evaluate whether we control the right to the goods or services before that right is transferred to the customer rather than whether we control the underlying goods or services.

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Indicators that we control the specified good or service before it is transferred to the customer (and we are therefore a principal) include, but are not limited to, the following:

i.	We are responsible for fulfilling the promise to provide the specified good or service. This typically includes responsibility for the acceptability of the specified good or service. If we are primarily responsible for fulfilling the promise to provide the specified good or service, this may indicate that the other party involved in providing the specified good or service is acting on our behalf. Often, we provide value added services (combining hardware, integrating hardware to software, etc.) to the products and services purchased from our manufacturers and suppliers.

ii.	We have inventory risk before the specified good or service has been transferred to a customer. Our purchases of products or services from our manufactures and suppliers is evidenced by our issuing a binding purchase order contract with the negotiated terms including specifications, pricing, delivery among other things. Our obligation for purchased products and services is mutually exclusive of our customers’ performance (failure to take acceptance, make payment, etc.)

iii.	We have sole discretion in establishing our price for the specified good or service. Establishing the price our customer pays for a specified good or service may indicate we have the ability to direct the use of that good or service and obtain substantially all of the remaining benefits. We control and set the pricing for the product or services to be provided to our customers.

If the terms of a transaction do not indicate we are acting as a principal in the transaction, we are then considered acting as an agent and the associated revenues would be recognized on a net basis.

As principal, when (or as) we satisfy a performance obligation, we recognize revenue in the gross amount of consideration which we expect to be entitled in exchange for the specified good or service transferred. We are an agent if our performance obligation is to arrange for the provision of the specified good or service by another party. As an agent, we do not control the specified good or service provided by another party before that good or service is transferred to our customer. As an agent, when (or as) we satisfy a performance obligation, we recognize revenue in the amount of any fee or commission which we expect to be entitled in exchange for arranging for the specified goods or services to be provided by another party to our customer.

Under Topic 606, we recognize revenue (on either a gross or net basis previously discussed) only when we satisfy a performance obligation by transferring a promised good or service to our customer. A good or service is considered to be transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue (either gross or net) once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to payment for the product or service,
ii.	The customer has legal title to the product,
iii.	We have transferred physical possession of the product to the customer,
iv.	The customer has the risk and rewards of ownership of the product, and
v.	The customer has accepted the product.

Revenue Recognition for Hardware. Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. We recognize revenue from these transactions when control has passed to the customer.

Manufacturers and suppliers, from whom we purchase hardware, often provide their warranties only providing assurance the products and services will conform to their specifications. These assurance type warranties are not sold separately and are not considered separate performance obligations. In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

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Revenue Recognition for Software. Sales of software licenses are generally considered a single performance obligation. When we are considered to be the principal, we recognize revenues on a gross basis at the point the software is delivered to and accepted by our customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect.

As explained above, we evaluate whether the software assurance is a separate performance obligation by assessing if the third-party delivered software assurance is critical or essential to the core functionality of the software itself. This involves considering:

i.	If the software provides its original intended functionality to the customer without the updates,
ii.	If the customer would ascribe a higher value to the upgrades versus the up-front deliverable,
iii.	If the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and
iv.	If the customer chooses to not delay or always install upgrades.

If we determine the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software assurance are recognized as a single performance obligation.

In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Services. We provide professional services, which include project managers and consultants recommending, designing and implementing IT solutions. Revenue from professional services is recognized either on a time and materials basis or proportionally, as costs are incurred for fixed fee project work. Revenue is recognized on a gross basis each month as work is performed and we transfers those services.

Revenues from the sale of professional and support services, provided by us, are recognized over the period the service is provided. As the customer receives the benefit of the service each month, we recognize the respective revenue on a gross basis as we are acting as a principal in the transaction. Additionally, we manage services team provides project support to customers that are billed on a fixed fee basis. We are acting as the principal in the transaction and recognize revenue on a gross basis based on the total number of hours incurred for the period over the total expected hours for the project. Total expected hours to complete the project is updated for each period and best represents the transfer of control of the service to the customer.

Freight Costs. We record both the freight billed to its customers and the related freight costs as cost of sales when the underlying product revenue is recognized. For freight not billed to its customers, we record the freight costs as cost of sales. The Company considers shipping to be a fulfillment activity and not a separate performance obligation.

Evaluation of Goodwill Impairment.

We have made acquisitions in the past that resulted in the recognition of goodwill. Goodwill is the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. We evaluate goodwill for impairment annually or more frequently, if triggering events occur or other impairment indicators arise which might impair recoverability.

Application of the goodwill impairment test requires judgment. We performed a Step 1 quantitative assessment of goodwill impairment as of December 31, 2020, our annual impairment test date. We compared the carrying value inclusive of goodwill and definite-lived intangible assets, to its fair value. We estimated the fair value of these reporting units by weighting results from the income approach and the market approach, as further described below. Based on this quantitative test, we determined there was no impairment as of the December 31, 2020.

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For purposes of performing the quantitative impairment test described above, we estimate the fair value by utilizing fair value techniques consistent with the income approach and market approach. When performing the income approach for each reporting unit, we use a discounted cash flow analysis based on our internal projected results of operations, weighted average cost of capital (“WACC”) and terminal value assumptions. Our cash flow projections are based on five-year financial forecasts developed by management that include revenue projections, capital spending trends, and investment in working capital to support anticipated revenue growth. The WACC is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise and represents the expected cost of new capital likely to be used by market participants. The WACC is used to discount our combined future cash flows. The inputs and variables used in determining the fair value of a reporting unit require management to make certain assumptions regarding the impact of operating and macroeconomic changes, as well as estimates of future cash flows. Our estimates regarding future cash flows are based on historical experience and projections of future operating performance, including revenues, margins and operating expenses. We also make certain forecasts about future economic conditions, interest rates and other market data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods. Changes in assumptions or estimates could materially affect the estimate of a reporting unit’s fair value, and therefore could affect the likelihood and amount of potential impairment. Under the market approach, we compare the reporting units to selected reasonably similar (or “guideline”) publicly traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of our reporting unit relative to the selected guideline companies; and (iii) applied to the operating data of our reporting unit to arrive at an indication of value. The application of the market approach results in an estimate of the price reasonably expected to be realized from a sale of the Company.

Stock Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by Financial Accounting Standards Board (the “FASB”) where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period.

We record stock-based compensation expense according to the provisions of ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, the Company determines the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company estimates the expected volatility and expected option life assumption consistent with ASC Topic 718, Compensation – Stock Compensation. The expected volatility of the Company’s common stock at the date of grant is estimated based on a historic volatility rate and the expected option life is calculated based on historical stock option experience as the best estimate of future exercise patterns. The dividend yield assumption is based on historical and anticipated dividend payouts. The risk-free interest rate assumption is based on observed interest rates consistent with the expected life of each stock option grant. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. Compensation expense is recorded for all stock options expected to vest based on the amortization of the fair value at the date of grant on a straightline basis primarily over the vesting period of the options.

Additional accounting policies can be found in Note 2 to our Audited Consolidated Financial Statements.

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Recent Accounting Pronouncements

Pronouncements Not Yet Adopted

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance removes the following exceptions: 1) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, 2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, 3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary and 4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. Additionally, the guidance simplifies the accounting for income taxes by: 1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, 2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, 3) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements (although the entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority), 4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date and 5) making minor improvements for income tax accounting related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. ASU 2019-12 became effective on January 1, 2021 and is not expected to have a material impact on our consolidated financial statements.

Recently Adopted Accounting Pronouncements

On January 1, 2020, we adopted Accounting Standards Codification Topic 326, Credit Losses (Topic 326). This standard establishes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, we recognize an allowance for our estimate of expected credit losses over the entire contractual term of our receivables from the date of initial recognition of the financial instrument. Measurement of expected credit losses are based on relevant forecasts that affect collectability. Topic 326 applies to trade receivables from certain revenue transactions including receivables from equipment sales, parts and service sales. Under Topic 606 revenue is recognized when, among other criteria, it is probable that the entity will collect the consideration to which it is entitled for goods or services transferred to a customer. At the point that these trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses over their contractual life are recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. The adoption of Topic 326 did not have a material impact on our consolidated financial statements and related disclosures or our existing internal controls because accounts receivable are of short duration and there is not a material difference between incurred losses and expected losses.

On January 1, 2020, we adopted ASU No. 2018-13, Fair Value Measurement - Disclosure Framework. ASU 2018-13 modifies the disclosure requirements for fair value measurements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies are required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The adoption of ASU 2018-13 did not have a material impact on our consolidated financial statements and footnotes.

Overview- Results of Operations for the Six Months ended June 30, 2021 and 2020

The Company’s sales from continuing operations for the six months ended June 30, 2021 were $32.9 million, an increase of approximately $6.4 million, or 24.2%, over the six months ended June 30, 2020.

The loss from continuing operations for the six months ended June 30, 2021 was $4.7 million, an increase of $1.4 million compared with the loss in the six months ended June 30, 2020 of $3.4 million. Basic loss per share from continuing operations for the six months ended June 30, 2021 was ($1.24) versus ($1.21) per share for the same time period in 2020.

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Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2021, we had a working capital deficit of $28.7 million. These facts and others raise substantial doubt about our ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis.

Management’s plan to eliminate the going concern situation includes, but is not limited to, the following:

●	The continuation of improving cash flow by implementing and maintaining moderate cost reductions;

●	Increasing the accounts receivable factoring line of credit;

●	Negotiating lower interest rates on outstanding debt;

●	Potential issuances of additional common stock;

●	The creation of additional sales and profits across product lines, and obtaining sufficient financing to restructure current debt in a manner more in line with the Company’s improving cash flow and cost reduction successes;

●	In our portfolio of products, we have a computer vision technology that is based on AI and machine learning concepts. These solutions have a higher gross profit that will provide an increase in cashflow on a consolidated basis going forward. We have an operating facility with the ability for light manufacturing and assembling components, which helps reduce the cost of goods and increase profit margins;

The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations for the Three Months Ended June 30, 2021 and 2020.

tables set forth certain selected unaudited condensed consolidated statement of operations data for the periods indicated in dollars.

(In thousands, except per share data)	Three months ended June 30		Variation
	2021	2020	$	%
Revenue	$13,119	$12,677	442	3.5%
Cost of Goods sold	9,820	10,099	(279)	-2.8%
Gross Profit	3,299	2,578	721	28.0%
Operating Expenses	5,141	3,892	1,250	32.1%
Income (loss) from operations	(1,842)	(1,314)	(529)	40.3%
Net loss from continuing operations	(2,510)	(1,992)	(519)	26.1%
Net Loss per common Share	$(0.53)	$(0.49)	(0.04)	8.6%

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Revenues

For the three months ended June 30, 2021 and 2020, the Company generated net revenues in the amount of $13.1 million and $12.7 million, respectively. The increase between the three-month periods was attributable to stronger fulfillment and deliveries by the Company and demand by certain customers in connection with the COVID-19 pandemic.

Cost of Goods Sold

For the three months ended June 30, 2021 and 2020, the Company recognized a total of $9.8 million and $10.1 million, respectively, of cost of goods sold. For the three months ended June 30, 2021 and 2020, cost of goods sold were 74.85% and 79.7% of net revenues, respectively. The 2021 decrease in cost of goods sold as a percentage of net revenue was attributable to discounts being granted during the Covid pandemic which are no longer being offered.

Operating expenses

Total operating expense for the three months ended June 30, 2021 and 2020 recognized was $5.1 million and $3.9 million, respectively, representing an 32.1% increase. The increases are primarily attributable to an increase in non-cash stock-based compensation awarded to professional service providers.

Research and Development – Research and development expenses for the three months ended June 30, 2021 and 2020 totaled $468 thousand and $447 thousand, respectively, representing a 4.7% increase. The increases are primarily attributed to expanding our range of solutions offered and development of the AI proprietary products.

Selling, general and Administrative – Selling, general and administrative expenses for the three months ended June 30, 2021 and 2020 totaled $4.1 million and $2.9 million, respectively, representing a 42% increase. The increase was due primarily to increased commissions and non-cash based compensation for employees.

Depreciation – Depreciation expenses for the three months ended June 30, 2021 and 2020 totaled $42 thousand and $43 thousand, respectively, representing a 2.3% decrease.

Intangible Amortization – Intangible amortization expenses for the three months ended June 30, 2021 and 2020 totaled $522 thousand and $510 thousand, respectively.

Other income and expenses

Interest Expense - Interest expense for the three months ended June 30, 2021 totaled $714 thousand, as compared to $418 thousand for the three months ended June 30, 2020. The increase is primarily attributable to interest expense incurred in connection with vendor interest agreements.

Results of Operations for the Six Months Ended June 30, 2021 and 2020.

The following tables set forth certain selected unaudited condensed consolidated statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

(In thousands, except per share data)	Six months ended June 30		Variation
	2021	2020	$	%
Revenue	$32,870	$26,476	6,394	24.2%
Cost of Goods sold	26,936	20,862	6,074	29.1%
Gross Profit	5,934	5,614	320	5.7%
Operating Expenses	10,641	8,964	1,677	18.7%
Income (loss) from operations	(4,707)	(3,350)	(1,357)	40.5%
Net loss from continuing operations	(5,853)	(4,865)	(988)	20.3%
Net Loss per common Share	$(1.24)	$(1.21)	(0.03)	2.6%

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Revenue

For the six months ended June 30, 2021 and 2020, the Company generated net revenues in the amount of $32.9 million and $26.5 million, respectively. The increase between the six-month periods was attributable to stronger fulfillment and deliveries by the Company and demand by certain customers in connection with the COVID-19 pandemic.

Cost of Goods Sold

For the six months ended June 30, 2021 and 2020, the Company recognized a total of $26.9 million and $20.9 million, respectively, of cost of goods sold. For the six months ended June 30, 2021 and 2020, cost of goods sold were 81.95% and 78.80% of net revenues, respectively. The 2021 increase in cost of goods sold as a percentage of net revenue was attributable to certain lower-margin deals reached by the Company with certain large customers during the COVID-19 pandemic.

Operating expenses

Total operating expense for the six months ended June 30, 2021 and 2020 recognized was $10.6 million and $9.0 million, respectively, representing an 18.7% increase. The increases are primarily attributable to an increase in non-cash stock-based compensation awarded to professional service providers.

Research and Development – Research and development expenses for the six months ended June 30, 2021 and 2020 totaled $962 thousand and $832 thousand, respectively, representing a 15.6% increase. The increases are primarily attributed to expanding our range of solutions offered and development of the AI proprietary products.

Selling, general and Administrative – Selling, general and administrative expenses for the six months ended June 30, 2021 and 2020 totaled $8.5 million and $7 million, respectively, representing a 21.6% increase. The increase was due primarily to increased revenues.

Depreciation – Depreciation expenses for the six months ended June 30, 2021 and 2020 totaled $85 thousand and $90 thousand, respectively, representing an 5.6% decrease.

Intangible amortization – Intangible amortization expenses for the six months ended June 30, 2021 and 2020 totaled $1,047 thousand and $1,011 thousand, respectively.

Other income and expenses

Interest Expense - Interest expense for the six months ended June 30, 2021 totaled $1.3 million, as compared to $1.2 million for the six months ended June 30, 2020. The increase is primarily attributable to interest expense incurred in connection with vendor interest agreements

Net loss from operations

The Company realized a net loss from continuing operations of $5.9 million for the six months ended June 30, 2021, compared to a net loss of $4.9 million for the six months ended June 30, 2020, an increase of $1 million.

The increase in net loss between the six-month periods is mainly attributable to the Company’s lower margin in 2021 compared with the same periods in 2020.

Liquidity and capital resources

As of June 30, 2021, the Company had cash in the amount of $5.4 million of which $220 thousand is on deposit and a working capital deficit of $28.7 million, compared to cash in the amount of $5.1 million, of which $.5 million was restricted, and a working capital deficit of $25.3 million as of December 31, 2020. In addition, the Company had a stockholders’ deficit of $8.6 million as of June 30, 2021 and stockholders’ deficit of $5 million as of December 31, 2020.

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The Company’s accumulated deficit was $62.6 million and $56.7 million on June 30, 2021, and December 31, 2020, respectively.

The Company’s operations resulted in net cash provided of $4.2 million during the six months ended June 30, 2021, compared to net cash used of $549 thousand during the six months ended June 30, 2020, an increase of $3.7 million. The changes in the non-cash working capital accounts are primarily attributable the large increases in accounts receivable and accounts payable during the first six months of 2021.

Net cash provided by investing activities was $562 thousand for the six months ended June 30, 2021, compared to net cash provided of $48 thousand for the six months ended June 30, 2020, an decrease of $19 thousand.

The Company’s financing activities used net cash of $4 million during the six months ended June 30, 2021, compared to net cash provided of $2.3 million during the six months ended June 30, 2020.

Inflation

The Company’s results of operations have not been affected by inflation and management does not expect inflation to have a material impact on its operations in the future.

Off- Balance Sheet Arrangements

The Company currently does not have any off-balance sheet arrangements.

Overview- Result of Operations for the Period Ended December 31, 2020 and 2019

The Company’s consolidated revenue from continuing operations for the year ended December 31, 2020 were $55.2 million, representing a decrease of $2.0 million from 2019’s amount of $57.2 million. Revenues in 2020 and 2019 are presented in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606).

The loss from continuing operations for common stockholders was $11.5 million in 2020, an increase of $6 million from the prior year loss of $5.5 million. Basic and Diluted loss per share from continuing operations was $2.46 and $2.66 in 2020 compared to $1.37 per share in 2019.

In February 2020, OMNIQ entered in an asset purchase agreement with EyepaxIT Consulting LLC, a California limited liability company, (“Eyepax”) and its principal owners (collectively the “Sellers”), effective September 30, 2019, pursuant to which the Company purchased certain assets from the Sellers at a cash purchase price of $245,000. As additional consideration, the Company issued to the Sellers 80,000 shares of the Company’s common stock and an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $5.00 per share, subject to adjustment, which shall vest quarterly in four (4) equal installments and expire on February 28, 2023. The Company entered into an employment agreement with Mr. Lalith Caldera, a principal owner of Eyepax, agreeing to pay Mr. Caldera an annual salary of $100,000.

In May 2020, we entered into a Loan Agreement with Zions Bank corporation, NA (“Zions”) whereby the Company borrowed $887,500 from Zions under the Small Business Administration’s (the “SBA”) Paycheck Protection Program. In October 2020, OMNIQ applied for and was granted forgiveness of the full amount owed (including accrued interest) by Zions on behalf of the SBA.

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In August 2020, we filed an Amendment to the Certificate of Designation of the Rights and Preferences of its Series C Preferred Stock (the “Amendment”) clarifying that the conversion price and voting rights of the Series C Preferred Stock were amended to equitably reflect the reverse stock split of November 1, 2019. The holders of a majority of the Series Preferred Stock consented to such Amendment.

In August 2020, OMNIQ adopted an Equity Incentive Plan (the “Plan”), as an incentive to retain in the employ of and attract new employees, directors, officers, consultants, advisors and employees to the Company. Pursuant to the Plan, one million (1,000,000) shares of the Company’s common stock, par value $0.001 (the “Shares”), were set aside and reserved for issuance. The Plan was approved by the Company’s stockholders in September 2020.

In September 2020 and pursuant to the 2020 Equity Incentive Plan, the Company granted options to purchase an aggregate of 440,000 shares of the Company’s common stock to certain of its employees, officers and directors, including options to purchase 230,000 shares of its common stock to Mr. Shai Lustgarten, the Company’s Chief Executive Officer, options to purchase 40,000 shares of its common stock to Mr. Neev Nissenson, its Chief Financial Officer, options to purchase 150,000 shares of its common stock to Mr. Carlos J. Nissensohn, a consultant and principal stockholder, and options to purchase 10,000 shares of its common stock to Company Directors Andy MacMillan and Yaron Shalem, respectively. The exercise price of all of the options granted was $4.40 per share, which was the closing price of the Company’s common stock on September 29, 2020, the day prior to the grant, except for the options granted to Shai Lustgarten and Carlos J. Nissensohn, which have an exercise price of $4.84 per share. The options granted to Shai Lustgarten and Carlos J. Nissensohn have a term of five (5) years and the balance of the options have a term of ten (10) years.

In September 2020, the Company filed an amendment to its Certificate of Incorporation, as amended (the “Amendment”), with the Secretary of State of Delaware, pursuant to which the Company reduced the amount of its authorized common stock to 15,000,000 and reduced the amount of its authorized preferred stock to 5,000,000, of which 3,000,000 shares shall be designated as Series C Preferred Stock.

In May 2019, the Company, Campbeltown and Walefar entered into an Amendment to the HTS Purchase Agreement which provided for an adjustment to the number of shares of common stock issued to Walefar and Campbeltown in the acquisition of HTS. Pursuant to the Amendment, Campbeltown and Walefar agreed to return for cancelation 277,166 and 277,116 shares of common stock, respectively. This Amendment reduced the number of shares issued in the acquisition to 568,415 shares from 1,122,648 shares and the amount of share consideration to approximately $2.7 million from approximately $5.3 million. This adjustment was made as a result of a correction in the calculation of working capital and other share give back provisions of the HTS Purchase Agreement.

In April 2019, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, in April, 2019, the Company sold an aggregate, with the Conversions included, of $5.0 million of units (the “Units”) resulting in gross proceeds of $5.0 million (the individual Unit price purchase price was $6.00), before deducting placement agent fees and offering expenses (the “Offering”). Each Unit was comprised of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and a warrant to purchase one share of Common Stock, and, as a result of the Offering, the Company issued 833,333 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase 833,333 shares of Common Stock (the “Warrant Shares”) at an exercise price equal to $7.00 per Warrant Share, which Warrants are exercisable for a period of five and one-half years from the issuance date. Both Mr. Shai Lustgarten, the Company’s Chief Executive Officer, and Mr. Carlos J. Nissensohn, a consultant to and principal stockholder of the Company, participated in the offering by each converting $200 thousand of unpaid principal owed to them from the HTS acquisition (the “Conversions”), by the Company in exchange for Shares and Warrants on the same terms as all other Purchasers. With the Conversions included, the Offering resulted in gross proceeds of $5.0 million. As a result of the Conversions, a principal amount of $150 thousand is owed to each Walefar and Campbeltown respectively under the note issued to them as partial consideration in the sale of HTS Image Processing to the Company on October 2018.

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Results of Operations for the Period Ended December 31, 2020 and 2019

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

	Years Ended December 31		Variation
In thousands	2020	2019	$	%
Revenue	$55,209	$57,199	$(1,990)	-3.48%
Cost of Goods sold	$44,293	$43,165	$1,128	2.61%
Gross Profit	$10,916	$14,034	$(3,118)	-22.22%
Operating Expenses	$19,899	$16,898	$3,001	17.76%
Loss from operations	$(8,983)	$(2,864)	$(6,119)	213.65%
Net loss	$(11,504)	$(5,456)	$(6,048)	110.85%
Net Loss per common Share from continuing operations	$(2.46)	$(1.37)	$(1.09)	79.56%

Revenues

Revenue for the years ended December 31, 2020 and 2019 were generated from the sales of hardware, service contracts, software, labels and ribbons and related services provided by the Company to its customers. For the years ended December 31, 2020 and 2019, the Company recognized $55.2 million and $57.2 million in net revenues, respectively. This represents a decrease of 3.48%.

Cost of Goods Sold

For the years ended December 31, 2020 and 2019, the Company recognized a total of $44.3 million and $43.2 million respectively, of cost of goods sold. Cost of goods sold was 80% of net revenues for 2020 and 75.5% for 2019. Our gross margin percentage has remained relatively stable in an industry that which is experiencing gross margin pressure.

Operating expenses

For the years ended December 31, 2020 and 2019, operating expenses related to continuing operations were $19.9 million and $16.9 million, respectively. This represents an increase of $3.0 million, or 17.76%, which is due to a general increase in business operations, including the addition of HTS in October 2018. The following explains in detail the change in operating expenses.

Research & Development – Research and development for the year ended December 31, 2020 totaled $1.8 million, compared to $1.1 million for the year ended December 31, 2019, representing an increase of $.7 million, or 70%. The increase in research and development was due to development on the HTS proprietary products.

Selling, General and Administrative – Selling, General and Administrative expenses were $15.8 million for the year ended December 31, 2020, compared to $13.7 million for the year ended December 31, 2019, representing an increase of $2.1 million, or 15%. The increase was due primarily to the inclusion of HTS general and administrative expenses.

Depreciation – Depreciation for the year ended December 31, 2020 were $178 thousand compared to $151 thousand for the year ended December 31, 2019. This represents an increase of $27 thousand, or 6% attributable to growth in fixed assets.

Intangible Amortization – Intangible amortization expenses for the year ended December 31, 2020 were $2.1 million, compared to $2.0 million for the year ended December 31, 2019.

Other income and expenses

The Company incurred $2.6 million in interest expense for the year ended December 31, 2020, compared to $2.6 million for the year ended December 31, 2019. The interest expense in 2020 is comprised of interest incurred on promissory notes payable, the company’s line of credit, and vendor payables.

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Foreign currency transactions

Our subsidiary, HTS Image Processing, Inc., has operations in Israel, therefore had foreign currency transactions conducted in 2020 and 2019. Foreign transaction gains and losses are reported on the consolidated statement of operations and were included in the amount of loss from comprehensive income.

Provision for income taxes

During the year ended December 31, 2020, the Company had $5 thousand in state income tax expenses for states in which the Company recently began operations and for which past net operating losses may not apply.

During the year ended December 31, 2019, the Company had $14 thousand in state income tax expenses for states in which the Company recently began operations and for which past net operating losses may not apply.

Net loss from continuing operations

The Company realized a net loss from continuing operations of $11.5 million for the year ended December 31, 2020, compared to a net loss from continuing operations of $5.5 million for the year ended December 31, 2019. The increased loss in 2020 is due primarily to an increase in Selling, General and Administrative expenses, and cost of goods.

Liquidity and capital resources

At December 31, 2020, the Company had cash in the amount of $5.1 million of which $.5 million is on deposit and restricted, and a working capital deficit of $25.3 million, compared to cash in the amount of $2.1 million of which $0.5 million was on deposit and restricted, and a working capital deficit of $20.2 million for the year ended December 31, 2019. The Company had stockholders’ deficit of $(5) million and stockholders’ equity of $1.8 million for the years ended December 31, 2020 and 2019, respectively. This decrease in our stockholders’ equity was primarily due to the book net loss for 2020.

The Company’s accumulated deficit was $56.7 million and $45.1 million for the years ended December 31, 2020 and 2019, respectively.

The Company’s operations used net cash of $420 thousand and provided $4.3 million for the years ended December 31, 2020 and 2019, respectively. The decrease in cash from operations of $4.7 million is primarily a result of a decrease in gross margin.

The Company’s cash provided by investing activities was $94 thousand for the year ended December 31, 2020 compared to cash used in investing activities of $251 thousand for the year ended December 31, 2019.

The Company’s financing activities used $3.4 million of cash during the year ended December 31, 2020, and used $2.8 million during the year ended December 31, 2019. During the year ended December 31, 2020, the Company made payments of $1.3 million on its notes payable, including its Supplier Secured Promissory note and related party notes payable, compared to the year ended December 31, 2019, when the Company made payments of $3.4 million on its notes payable, including notes payable, related party, and its Supplier Secured Promissory note. Additionally, the Company borrowed $3.5 million on the Company’s line of credit, compared to the year ended December 31, 2019, when $866 thousand was borrowed from the Company’s line of credit.

The Company’s results of operations have not been affected by inflation and management does not expect inflation to have a material impact on the Company’s operations in the future.

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BUSINESS

OMNIQ Corp., a Delaware corporation, formerly Quest Solution, Inc., together with its wholly owned subsidiaries, referred to herein as “we,” “us,” and “our” (“OMNIQ” or the “Company”), was incorporated in 1973. Since its incorporation, the Company has been involved in various lines of business.

Our Company

From 2008 to 2013, we were in the business of developing oil and gas reserves. In January 2014, we determined it was in the best interest of our stockholders to focus on operating companies with a track record of positive cash flows and larger existing revenue bases. Our strategy developed into leveraging management’s relationships in the business world for investments for us.

Since 2014, we have made the following acquisitions resulting in us becoming a leading provider of computerized and machine vision image processing solutions:

●	Quest Solutions, Inc. (January 2014)
●	Bar Code Specialties, Inc. (November 2014)
●	ViascanQdata, Inc (October 2015 – later sold in September 2016)
●	HTS Image Processing, Inc. (October 2018)
● ●	EyepaxIT Consulting LLC. (February 2020) Dangot Computers Ltd (May 2021)

We use patented and proprietary artificial intelligence (AI) technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services we provide helps our clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

We offer end-to-end solutions that include hardware, software, communications, and full lifecycle management services. We are an established manufacturer and distributor of barcode labels, tags, and ribbons, as well as RFID labels and tags. Our highly tenured team of professionals has the knowledge and expertise to simplify the integration process for our customers, and our team delivers proven problem-solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software and we are a leading provider of best-in-class mobile and wireless equipment.

Our customers include government agencies and leading Fortune 500 companies from diverse sectors, including healthcare, food and beverage, manufacturing, retail, distribution, transportation and logistics, and oil, gas, and chemicals. Since 2014, our annual consolidated revenues have grown to more than $50 million. We currently address several billion-dollar markets with double-digit growth, including the Global Safe City market, forecasted to grow to $29.6 billion by 2022, and the Ticketless Safe Parking market, forecasted to grow to $5.2 billion by 2023.

In November 2019, the Company filed an amendment to its Certificate of Incorporation, as amended, with the Secretary of State of Delaware, pursuant to which we changed our name from Quest Solution, Inc. to OMNIQ Corp.

Our Strategy

Our strategy is to focus on operational excellence and cost reduction, addressing the balance sheet debt and putting together a business plan that is based on revenue growth and technological leadership. We intend to continue to identify synergies within the Company to offer a more complete offering of products, services and technological solutions to customers throughout the United States. Furthermore, the market in which OMNIQ operates is undergoing consolidation and OMNIQ intends to start identifying strategic companies in the data collection, big data analytics and mobile systems integration market, as well as other complementary technologies for potential future acquisition in order to become the leading specialty integrator within our served markets.

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We are a provider of products and solutions to two main markets, supply chain management and smart/safe city. We have expanded our product solutions, which are based on artificial intelligence and machine learning algorithms, offering computer vision applications. Our product offerings have established us as an innovative and technological company, and we are able to offer our fortune 1,000 customers an end-to-end solution. We are a pioneer in providing cutting-edge technology solutions to the markets we serve.

As a world-wide systems integrator, we focus on design, delivery, deployment and support of fully integrated mobile and automatic identification data collection solutions. We use unique computer vision technology and additional identification technologies in its solutions. We also distribute labels, tags, ribbons and RFID identification tags. We take a consultative approach by offering end-to-end solutions that include software, algorithm, hardware, service contracts, communications and full lifecycle management services.

We are able to simplify the integration process because of our experienced team of professionals. We deliver problem solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software, some of which we developed and some of it is sourced from third parties. We are a leading provider of bar code labels and ribbons (media). We provide consultative services to companies to select, design and manufacture the right label for their product offering. Once a company purchases our product, sales generally recur on a regular basis.

Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and automated parking solutions. Inspired by time-critical “friend or foe” decision-making processes, our patented algorithms are based on a combination of cognitive science and machine learning-based pattern recognition technology which is arbitrated through a multi-layered decision-making process that offers both speed and accuracy.

Our experienced team of consulting and integration professionals guide companies through the entire development and deployment process, from selecting technology to the successful company-wide rollout of a customized solution that fits a company’s unique requirements. After performing a thorough technical evaluation of the client’s current operations and specific operational problems, our team determines the optimal hardware and software solutions to optimize the client’s operational workflow. We deliver, ongoing services provided throughout the deployment process and throughout the entire product life cycle. We also deliver full installation services for all mobile, data collection computers and printing equipment including full staging and kitting of the equipment.

We have been successful in delivering mission critical mobile computing and data collection solutions to Fortune 1000 companies for over two decades. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities for us to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe that there is more than adequate market size, growth and opportunity available to the Company to succeed.

Part of the solutions offered by the Company is a full suite of configurable packaged software solutions that were internally developed and provide customers with unique solutions with significant business Return on Investment (“ROI”), including:

Order Entry: Software designed to increase productivity in the field. Remote workers increasingly demand rapid access to real-time information and up to date data to facilitate and streamline their job functions in the field for which we believe our Order Entry Software is the answer.

Intelligent Order Entry: Adds intelligence to aging order entry system to maximize profits. The hand held industry is a vital link in getting remote orders from the field to corporate. Our Intelligent Order Entry Software adds this capability to aging order entry systems.

iTrack: Track Device Deployment. iTrack, an Internet Tracking System, is a management tool that tracks the deployment of hardware devices in the field and their repair history.

Warehouse: Enhances efficiency in distribution and manufacturing environments. The warehouse is a collection of applications for portable devices that we believe extend the power of your existing system out to the warehouse floor and dock doors.

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Proof of Delivery: Enhances document delivery performance. We offer proof-of-delivery capabilities as part of its Mobility Suite that we believe gives companies an edge over competitors by improving customer service.

WTMiP: Extends business beyond four walls. WTMiP provides the link between corporate and the mobile worker. WTMiP servers allow files and data to seamlessly synchronize between the corporate host and laptops, handheld devices and Windows CE or Windows Mobile devices.

Easy Order: Easy order on-line purchasing portal. Our Easy Order Solution offers companies a customized portal that streamlines and simplifies ordering by providing clients with their own unique private on-line store.

QTSaaS (Quest Total Solutions as a Service): QTSaaS is a complete mobile services offering that includes hardware, software, services and wireless data in a bundled subscription payment offering over a period of time. Our partnership with Hyperion Partners LLC and wireless carriers allows us to offer mobility solutions to our customers on platforms that extend the market into new mobile applications that previously were not being automated.

Media and Label Business: Repeatable easy order online purchasing portal. The largest segment of data collection opportunity for us is the barcode label market providing ongoing and repeatable purchasing business. We intend to continue in the label business in the United States of America to drive business growth and increased margins.

Our Target Markets

Two markets we serve are Smart/Safe City and Supply Chain Management. Our groundbreaking AI-based vision solutions are currently in use for sensitive Homeland Security anti-terror projects and discerning customers within the access control, airport, border crossing, municipality safety and parking industries. We seek to utilize our expertise and end-to-end software solutions in markets which we believe provide the greatest opportunity to increase margins.

Within the Supply Chain Management market, we believe we can further develop our existing customer base needing to replace their legacy systems with a new go-to-market strategy leveraging our field sales and system resources, telemarketing, customer portals and vertical market and barcode label specialists. We believe our base of industry leading customers for the barcode label and ribbon (media) products in the manufacturing, distribution, transportation and logistics, retail and healthcare sectors, which sectors are at the core of our business, are ideal candidates for our machine learning technology.

For over two decades, we have been successful in integrating mission critical mobile computing and data collection solutions for Fortune 1000 companies. The requirements and needs of our customers continue to evolve as they require new mobile and wireless technologies and services to make their business more competitive and profitable. The result is a continuous flow of opportunities to assist customers to evaluate, choose, implement, and support the right mobile and data collection solutions. As we focus on what we do best, we believe there is more than adequate market size, growth and opportunity available for us to succeed.

We believe integrating our patented and proprietary AI technology into its existing Supply Chain offerings will allow for automated logistics monitoring and optimization, creating operational efficiencies at higher margins both us and our fortune 1000 clients.

Our Sales Strategy

Our direct sales teams are supported by systems engineers with) years of experience in the mobile industry. The sales organization’s growth moves its focus as we add new products and services. Sales team members are organized by industry areas of opportunity, areas of expertise and territory. Our sales teams are organized to address national accounts offering a broad array of unique solutions for key lines of business applications, which provides opportunities for upsell and cross sell to our clients. For the barcode label (media) business, we utilize a specialty sales force, resellers and distributors of our private label products.

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Salespeople are supported internally by sales support personnel who coordinate quotes and logistics and by members of the systems engineering group and software teams.

The normal sales cycle is one (1) to six (6) months, and typically involves the development of a scope of work and preparation of a ROI analysis. We use Company developed analysis templates which we believe reduce the sales cycle. The analyses and proposals include information on leasing and other financing options, which helps differentiate us from our competitors. The label business sales cycles are shorter, with purchases made more frequently on a transactional basis.

Competition

The mobile system integration market is characterized by a limited number of large competitors and numerous smaller niche players. We typically pursue larger accounts and national customers, competing most often with larger channel partners. For specific solutions, we also compete with niche players who are often focused on a single industry. Hardware sales are competitive because of online retailers. We believe our consultative, integrated solutions approach is a clear differentiator for most prospective customers.

Human Capital

OMNIQ’s operating philosophy is our growth and continued success are the result of management and employees working together in a spirit of cooperation and teamwork. Our core values emphasize an environment where safety, diversity, inclusion, talent development, training and retention are top priorities. We believe this has enabled us to meet various challenges over the years, and the progress that has been achieved by us reflects this strong mutual commitment between the Company and its employees. We believe our employees are our greatest asset. We remain focused on furnishing friendly and safe working conditions, providing competitive pay and offering quality benefits, and producing revenue for the continued growth of the Company and the communities in which we operate, with an emphasis on the welfare of our employees and their families. We realize our success is a direct result of the hard work and dedication of our employees. Each employee at OMNIQ is a contributing partner in our future growth and we strive to maintain a mutually beneficial workplace culture that also fosters the professional development of each employee.

As of June 30, 2021, we had approximately 62 employees. Of these employees, 47 are salaried (including commissioned employees) personnel and 15 are hourly personnel. Our employees perform the following functions: sales operations, parts operations, technical services and office and administrative support. We believe our relations with our employees are good, and we have never experienced a work stoppage. Generally, the total number of employees does not significantly fluctuate throughout the year.

Concentrations

For the years ended December 31, 2020 and 2019, one customer accounted for 37.2% and 12.3%, respectively, of the Company’s consolidated revenues.

Accounts receivable at December 31, 2020 and 2019 are made up of trade receivables due from customers in the ordinary course of business. Two customers made up 46% of the accounts receivable balance at December 31, 2020 and two customers together represented 20.9% of the balance of accounts receivable at December 31, 2019.

Accounts payable are made up of amounts due to suppliers in the ordinary course of business at December 31, 2020 and 2019. One vendor made up 92.4% and 83.0% of our accounts payable in 2020 and 2019, respectively.

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Recent Developments

Dangot Acquisition

On May 3, 2021, the Company and Omniq Technologies Ltd., a wholly owned subsidiary of the Company (“Omniq Technologies”) entered into a share purchase agreement (the “Dangot Share Purchase Agreement”) with Mr. Haim Dangot. Pursuant to the Dangot Share Purchase Agreement, Omniq Technologies agreed to purchase 51%, or 5,100 shares, of the capital stock of Dangot Computers Ltd., an Israel company (“Dangot”), from Dangot’s sole shareholder, Haim Dangot, for consideration equivalent to 23,740,500 NIS, which is equal to US$7.6 million (the “Closing Consideration”), based on the current exchange rate of shekels to dollars.

The Closing Consideration was paid on July 8, 2021 in the following manner: (a) the Company issued 220,103 shares of its common stock having a share value of $2,000,000 based on the average of the last 30 trading days prior to signing (May 3, 2021; and (b) cash in the amount of $5,600,000.

Haim Dangot also granted Omniq Technologies an irrevocable option to purchase the remaining 4,900 shares, or 49%, of Dangot’s capital stock (the “Dangot Option”) in the 12-month period following the closing date (the “Dangot Option Period”) at a share purchase price of 465,500 NIS US$143,142 per each 1% of Dangot’s shares on a fully diluted basis which is the same valuation as the purchase price for the 51%. In the event that Omniq Technologies chooses to exercise the Dangot Option, it must do so in whole or by an exercise pursuant to which Omniq Technologies shall purchase at least 26% of the additional Dangot shares on a fully diluted basis (the “Specific Partial Exercise”). Should Omniq Technologies exercise the Specific Partial Exercise, it shall have the right to complete the purchase of the remaining 23% of the Dangot shares on a fully diluted basis in a single exercise until no later than the lapse of the Dangot Option Period. No other partial exercise shall be allowed.

July 2021 Private Placement

On July 8, 2021, the Company entered into a securities purchase agreement with certain institutional and accredited investors providing for the sale of an aggregate of 2,142,857 shares of common stock at a purchase price of $7.00 per share, resulting in gross proceeds of approximately $15 million (the “July Offering”). In connection with the July Offering, the Company paid ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), as placement agent of the July Offering, a commission equal to 8% of the gross proceeds, issued ThinkEquity or its assigns warrants to purchase an aggregate of 171,429 shares of common stock (the “July 2021 Warrants”) at an exercise price of $7.70 per share (110% of the per share purchase price), and reimbursed ThinkEquity for expenses not to exceed $150,000. The shares sold in the July Offering and the shares underlying the July 2021 Warrants are being registered herein.

Amendment to Secured Promissory Note

On July 20, 2021, the Company entered into the Eighth Amendment to the Secured Promissory Note (the “Eighth Amendment”) extending the maturity date to August 15, 2022. The Eighth Amendment also provides that the Company will continue to make monthly installments of principal and accrued interest at a minimum of $300 thousand each month and a final balloon payment of the remaining balance to be paid on August 15, 2022.

Intellectual Property

We rely on a combination of trade secrets, patents, trademarks, copyrights, and contractual rights to establish and protect our innovations. As of August 16, 2021, we had four (4) US patents, four (4) US patents pending, and one (1) European patents pending. We continue to actively seek to obtain patents, whenever possible and practical, to secure intellectual property rights in our innovations.

We believe that our intellectual property will continue to provide us with a competitive advantage in our core product areas as well as provide leverage for future technologies. However, we believe that our success depends more upon our extensive know-how, deep understanding of end-user processes and workflows, innovative culture, technical leadership and marketing and sales abilities. Although we do not rely only on patents or other intellectual property rights to protect or establish our market position, we will enforce our intellectual property rights when and where appropriate.

Employees

As of June 30, 2021 we had a total of 62 full time employees and 47 part time employees. Some portions of our business, primarily in Israel, are subject to labor laws that differ significantly from those in the United States.

Properties

OMNIQ’s corporate offices are currently located at 1865 West 2100 South, Salt Lake City, UT 84119. Our executive management, sales, operations accounting and administrative functions are located at the corporate offices. The corporate office annual lease expense is $177,600 and the lease term does not exceed one year. In August 2021 a new corporate office lease will go into effect for a term of five (5) years.

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We lease office space for our software developers in Akron, Ohio. The lease provides for monthly payments of $3000. The space is under a five-year lease and expires May 2023.

We lease office and warehouse space for our satellite sales and technical support staff in Anaheim, California. The lease is month to month and annual lease expense is $36,000.

We also lease office space for research and development employees located in Israel. The lease expense for the years ending December 31, 2021 and 2020 was 20 Thousand Shekels per month.

Legal Proceedings

During 2019, our subsidiary, HTS USA, INC., was in litigation with Sagy Amit, a former employee. As of the date of this filing, the case has been resolved.

The Company is currently pursuing legal claims against two former employees who resigned from the Company to launch a competing business, RedLPR LLC (the “RedLPR case”). The claims include trade secret misappropriation and tortious interference. The RedLPR case was filed in the U.S. District Court, District of Utah on June 24, 2019.

The Company recently was named a defendant in a Mississippi state lawsuit that is directly related to the RedLPR case (the “Mississippi case”). The Mississippi case also names RedLPR, LLC as a defendant. The Mississippi case was brought by Riverland Park Technologies (“Riverland”). Riverland is also a party to the RedLPR case. The Mississippi case was filed in the Circuit Court of Rankin County, Mississippi on September 21, 2020. Subject to a settlement between the Company and Riverland, all of Riverland’s claims against the Company in the Mississippi case have been dismissed, and the Company is no longer a party to the Mississippi case.

The Company was named a defendant in a case involving a former employee who claims he is owed approximately $60 thousand in unpaid commissions. The Company’s position is that the former employee’s claims have no apparent factual basis and appear to be designed to force a quick “nuisance value” settlement. This case was filed in the Superior Court of the State of California, County of San Diego on October 21, 2020.

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

The following table presents information with respect to our executive officers and directors:

Name and Address	Age	Position(s)
Shai Lustgarten	50	CEO and Chairman
Neev Nissenson	42	Chief Financial Officer and Director
Andrew J. MacMillan	73	Director
Yaron Shalem	48	Director

Background of our officers and directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Shai S. Lustgarten, was appointed the Company’s CEO in April 2017 and served as the Company’s interim CFO from December 2018 through September 4, 2019. Mr. Lustgarten had been the Chief Executive Officer of Teamtronics, Inc. beginning June 2016. Teamtronics manufactures rugged computers and electronic equipment mainly used in the Gas and oil industry. From 2014 to 2017, Mr. Lustgarten was the Chief Executive Officer at Micronet Limited Inc., a developer and manufacturer of mobile computing platforms for integration into fleet management and mobile workforce solutions listed on the Tel Aviv Stock Exchange. From 2013 to 2014, Mr. Lustgarten served as EVP Business Development and Head of the Aerospace and defense Division of Micronet EnertecTechnologies, a technology company listed on the NASDAQ Capital Market. From 2009 to 2013 Mr. Lustgarten was VP of Sales, Marketing and CMO of TAT Technologies, a world leading supplier of electronic systems to the commercial and defense markets, from. His prior experience also includes serving as CEO of T.C.E. Aviation Ltd. in Belgium and serving from 1993 to 1997 as the assistant to the Military Attaché at the Embassy of Israel in Washington, DC. He received his Bachelor of Science degree in Business Management & Computer Science from the University of Maryland.

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Neev Nissenson became a director of the Company in April 2017 and was appointed as our CFO on September 5, 2019, effective October 10, 2019. He is an experienced entrepreneur and financial officer. In 2015, Mr. Nissenson founded Hotwine, Inc., a California based wine startup company. Since August 2016 and until October 10, 2019, Mr. Nissenson served as the Chief Financial Officer of Hypnocore, Ltd., an Israeli based startup company that develops mobile applications for sleep monitoring and therapy. During 2011 to 2015, Mr. Nissenson was the Chief Financial Officer of GMW, Inc., a high-end wine retailer from Napa, California. Before that, Mr. Nissenson served as the Vice President from 2006 to 2011 and the Chief Financial Officer from 2009 to 2011 at Phoenix International Ventures, Inc., an aerospace defense company. Mr. Nissenson was also a member of the Municipal Committee for Business from 2004 to 2007 and a member of Municipal Committee for Street Naming from 2005 to 2007 in the City of Herzliya, Israel. He is also an armored platoon commander in the Israeli Defense Forces (Reserve) Armored Corps with a rank of Captain. Mr. Nissenson graduated from Tel Aviv University in 2005 with a B.A. majoring in General History and Political Science. In 2007, he graduated from the Hebrew University with an Executive Master’s degree in Business Administration specializing in Integrative Management.

Andrew J. MacMillan became a director of the Company in April 2017. He is a corporate communications professional with 20 years of corporate communications experience in the global securities industry, plus 18 years of direct investment banking and related experience. He was a director of NTS, Inc. since December 20, 2012 and since December 27, 2012 served as the Chairman of its Nominating and Corporate Governance Committee until NTS’ sale to a private equity firm in June 2014. Since 2010, Mr. MacMillan has served as an independent management consultant providing marketing and communications advisory to clients. Prior to that from 2007 until 2010, Mr. MacMillan served as Director, Global Communications & Marketing of AXA Rosenberg, a leading equity asset management firm. Prior to that, Mr. MacMillan served in a variety of corporate communication roles including Senior Vice President of Corporate Communications & Government Affairs at Ameriprise Financial, Head of Corporate Communications (Americas) at Barclays Capital, Senior Vice President of Corporate Communications of The NASDAQ Stock Market and Director of Corporate Communications at Credit Suisse First Boston. Mr. MacMillan previously served as an investment banker, acquisition officer, and consultant directly involved with capital raising, acquisitions, and financial feasibility studies. Mr. MacMillan holds a BS in Industrial Engineering from the University of Iowa and a Masters in Business Administration from Harvard.

On October 4, 2015, Mr. MacMillan voluntarily petitioned the United States Bankruptcy Court in the Southern District of New York (case #15-24036-PGH) for personal bankruptcy under Chapter 7 of the United States bankruptcy Code. The debtor, Mr. MacMillan, was discharged on January 13, 2016 and the matter was terminated on January 20, 2016. There were no allegations of fraud made in the proceedings.

Yaron Shalem became a director of the Company in April 2017. He has extensive experience in financial and business management. Mr. Shalem has served as the Chief Financial Officer at Saga Foundation since January 2018. Prior to that Mr. Shalem served as the Chief Financial Officer at Singulariteam VC since January 2014 till January 2018. He also worked as the Chief Financial Officer at Mobli Media Inc. from January 2014 to December 2016. Mr. Shalem’s experience also includes serving as the Chief Financial Officer of TAT Technologies Ltd., a NASDAQ listing company, from April 2008 to December 2013. Mr. Shalem is a CPA in Israel. He received his B.A. in Economy & Accounting from Tel Aviv University in 1999 and an MBA degree from Bar-Ilan University 2004.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

Other than as set forth under Mr. MacMillan’s biography in the section entitled “Executive Officers, Directors and Corporate Governance,” to our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure and Risk Oversight

Our Board currently consists of four members, Mr. Shai Lustgarten, Mr. Neev Nissenson, Mr. Andrew J. MacMillan and Mr. Yaron Shalem. Mr. Lustgarten also serves as our Chief Executive Officer and Mr. Neev Nissenson serves as our Chief Financial Officer.

One of the key functions of our Board is to provide oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees—the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee.

Director Independence

Pursuant to Item 407(a)(1)(ii) of Regulation S-K promulgated under the Securities Act, we have adopted the definition of “independent director” as set forth in Rules 5000(a)(19) and 5605(a)(2) of the rules of the Nasdaq Stock Market. The Board determined that Mr. Andrew J. MacMillan and Mr. Yaron Shalem qualify as “independent directors” pursuant to such rules.

Meetings

Our Board of Directors met 4 times during 2020. Each member of our Board of Directors attended 100% of the total number of meetings of our Board and its committees on which he served during 2020.

Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee. We believe that the members of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee are deemed to be “independent” pursuant to the NASDAQ listing standards and applicable SEC rules. We believe that all members of our Board have been and remain qualified to serve on the committees of our Board and have the experience and knowledge to perform the duties required of the committees.

Audit Committee

The Audit Committee consists of Mr. Yaron Shalem and Mr. Andy MacMillan, whereby Mr. Shalem is the Chairperson. Our Board has determined that Mr. Shalem qualifies as an “audit committee financial expert,” as defined under the rules of the SEC.

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The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and report the results of their activities to the Board. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling the Board’s oversight responsibility relating to:

●	the integrity of the Company’s financial statements and the related public reports,

●	disclosures and regulatory filings in which they appear;

●	the systems of internal control over financial reporting, operations, and legal/regulatory compliance;

●	the performance, qualifications and independence of the Company’s independent accountants;

●	the performance, qualifications and independence of the Company’s internal audit function, and

●	compliance with the Company’s ethics policies and applicable legal and regulatory requirements.

Our Audit Committee charter is available on the “About” subpage of our website (www.omniq.com) under the link “Corporate Governance”.

Compensation Committee

The Compensation Committee consists of Mr. Andrew J. MacMillan, Mr. Shai Lustgarten and Mr. Yaron Shalem. Mr. MacMillan serves as Chairperson

The Compensation Committee’s responsibilities include, among others:

●	approve annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer and/or President, evaluate at least annually the Chief Executive Officer’s and/or President’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s and/or President’s compensation level based on this evaluation;

●	review matters relating to executive succession and management development;

●	formulate, evaluate, and approve compensation for the Company’s officers;

●	formulate, evaluate, and approve cash incentives and deferred compensation plans for executives;

●	formulate, approve, and administer and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans; and

●	approve employment contracts, severance agreements, change in control provisions, and other compensatory arrangements with Company executives.

The Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities.

Our Compensation Committee charter is available on the “About” subpage of our website (www.omniq.com) under the link “Corporate Governance”.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Andrew J. MacMillan, Yaron Shalem and Shai S. Lustgarten, whereby Shai Lustgarten is the Chairman.

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The Corporate Governance/Nominating Committee’s responsibilities include, among others:

●	develop and oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework;

●	establish procedures for the director nomination and to determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director;

●	identify and screen individuals qualified to become members of the Board, consistent with the above criteria, considering any director candidates recommended by the Company’s stockholders;

●	oversee a process for an annual evaluation of the Company’s Chief Executive Officer and/or President; and

●	develop and oversee a process for an annual evaluation of the Board and its committees, including a formal assessment of each individual director.

Our Corporate Governance/Nominating Committee charter is available on the “About” subpage of our website (www.omniq.com) under the link “Corporate Governance”.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

The table below shows the compensation for services in all capacities we paid during the year ended December 31, 2020 to the individuals serving as our principal executive officers during the last completed fiscal year and our other two most highly paid executive officers at the end of the last completed fiscal year (whom we refer to collectively as our “named executive officers”);

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards	All Other Compensation	Total
In thousands
Shai Lustgarten(1)	2020	523	-	-	1,136	9	$1,668
Chief Executive Officer	2019	489	-	250	43	-	$782

Neev Nissenson (2)	2020	180	-	-	198	-	$378
Chief Financial Officer	2019	32	3	90	-	-	$125

1.	The fair market value of the options awarded to Mr. Lustgarten for 2020 is $1.1 million.

2.	Neev Nissenson was appointed as the Company’s Chief Financial Officer in September 2019, effective October 10, 2019.

Bonuses

Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the named executive’s responsibilities with the Company. As we continue to grow, more defined bonus programs may be established to attract and retain our employees at all levels.

Employment Contracts

In February 2020, we entered into an employment agreement with Mr. Lustgarten, the Company’s Chief Executive Officer, (the “Lustgarten Agreement”) pursuant to which Mr. Lustgarten shall continue to serve as the Company’s Chief Executive Officer. The Lustgarten Agreement has a four (4) year term and automatically renews for additional one (1) year periods unless either party elects to terminate the Lustgarten Agreement. Pursuant to the Lustgarten Agreement, the Company shall pay Mr. Lustgarten an annual base salary of $560,000. Mr. Lustgarten shall also be eligible to receive i) equity awards pursuant to the Company’s 2018 Equity Incentive Plan and the 2020 Equity Incentive Plan and ii) certain milestone bonuses as set forth in the Lustgarten Agreement. In the event Mr. Lustgarten’s employment is terminated by Mr. Lustgarten for good reason, or terminated by the Company without cause, Mr. Lustgarten shall be entitled to the greater of (i) the unpaid base salary or (ii) one (1) year’s base salary.

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In September 2019, the Company and HTS Image Ltd., a wholly owned subsidiary, entered into an employment agreement with Mr. Neev Nissenson to serve as the Chief Financial Officer of each the Company and HTS Image Ltd., effective October 10, 2019, pursuant to which the Company shall pay Mr. Neev Nissenson a monthly base salary of NIS (New Israeli Shekels) 44 thousand. Mr. Nissenson is eligible to earn certain bonuses upon the Company’s achievement of certain performance milestones as set forth in his employment agreement. Mr. Nissenson’s employment agreement has an initial term of two (2) years and shall automatically renew for one (1) year periods. As consideration and pursuant to the Company’s 2018 Equity Incentive Plan, the Company issued to Mr. Nissenson an option to purchase 35,000 shares of the Company’s common stock at an exercise price of $5.00 per share. Mr. Nissenson is eligible to receive equity awards pursuant to the 2020 Equity Incentive Plan.

At the sole discretion of our Board, all officers are entitled to merit-based cash and equity bonuses.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards	Option(1) Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
In thousands
Neev Nissenson (1)	2019	10	-	-	-	-	-	10
	2020	-	-	-	-	-	-	-
Andrew MacMillan (1)	2019	17		32	-	-	-	49
	2020	-		10				10
Yaron Shalem (1)	2019	17	-	32	-	-	-	49
	2020	24	-	10	-	-	-	34

1.	The fair value of the options awarded to Mr. Nissenson, Mr. MacMillan and Mr. Shalem in 2020 and 2019 was determined to be $100 thousand and $266 thousand, respectively using the Black-Scholes Option Pricing Model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The employment agreement for our named executive officer generally provides that in the event of termination of such executive’s employment for any reason, or if the executive resigns, the Company is required pay certain separation benefits, including (i) unpaid annual salary earned through the termination date; (ii) unused vacation; (iii) accrued and unpaid expenses; and (iv) other vested and accrued benefits to which he is entitled under the Company’s employee benefit plan. In the event the executive voluntarily resigns for “good reason” (as defined in each executive’s respective Employment Agreement) or the Company terminates their employment for any reason other than for cause (as defined in each executive’s respective Employment Agreement), the Company will be required to pay certain termination benefits, including (i) a lump sum payment equal to the greater of (A) unpaid annual salary through the end of the Initial Term or Renewal Term (as those terms are defined in each executive’s respective Employment Agreement) or (B) two years of annual salary and (ii) COBRA reimbursement.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below all transactions and series of similar transactions, other than compensation arrangements, since January 1, 2020, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

2020

In February 2020, OMNIQ entered into a consulting agreement with Mr. Carlos J. Nissensohn and/or an entity under his control, a consultant to the Company and principal stockholder, (the “Nissensohn Agreement”) pursuant to Mr. Carlos J. Nissensohn and/or an entity under his control will provide certain consulting services to the Company. The Nissensohn Agreement has a four (4) year term and automatically renews for additional one (1) year periods unless either party elects to terminate the Nissensohn Agreement. Pursuant to the Nissensohn Agreement, we will pay Mr. Nissensohn a monthly fee of $30,000. Mr. Nissensohn shall also be eligible to receive certain milestone bonuses as set forth in the Nissensohn Agreement. Mr. Nissensohn is a principal stockholder of the Company. Mr. Carlos J. Nissensohn is the father of Neev Nissenson, our CFO and board member.

Certain conflicts of interest exist and may continue to exist between the Company and its officers and directors due to the fact that each has other business interests to which they devote significant attention. Each officer and director may continue to do so notwithstanding the fact that management time should be devoted to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of August 16, 2021: (i) by each of our directors; (ii) by each of our executive officers; (iii) by our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own 5% or more of any class of our common stock. As of August 16, 2021, there were 7,420,616 shares of our common stock outstanding .

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percentage of Shares Outstanding
Shai Lustgarten (Chairman and CEO) (1)	1,403,217	16.47%
Andrew MacMillan (2)	68,996	0.92%
Yaron Shalem (2)	69,025	0.93%
Neev Nissenson (CFO) (3)	136,689	1.82%
All Executive Officers and Directors as a group (4 individuals)	1,677,927	20.13%
Carlos Nissenson (4)	1,037,641	13.42%

1.	Includes 319,050 shares issuable upon the exercise of options. Also includes (i) 746,808 shares and (ii) 33,333 shares issuable upon the exercise of warrants held by Walefar Investments Ltd., which is beneficially owned by Mr. Lustgarten.

2.	Represents shares issuable upon exercise of options. Also includes 18,996 shares of Common Stock.

3.	Represents shares issuable upon exercise of options. Also includes 19,025 shares of Common Stock.

4.	Includes 107,500 shares issuable upon exercise of options. Also includes 29,189 shares of Common Stock.

5.	Includes 150,000 shares issuable upon the exercise of options. The address of the shareholder is Vasili Michailidi 9, 3206 Limassol, Cyprus. Includes 729,308 shares held by Campbeltown Consulting Ltd., which is beneficially owned by Mr. Carlos J. Nissenson. Also includes 158,333 shares underlying warrants.

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Voting Agreement

Jason Griffith, Haim Dangot, and David Marin have entered into voting proxy agreements whereby they have granted Shai Lustgarten the power to vote their shares of voting capital stock. In addition Haim Dangot, Kurt Thomet and George Zicman have entered into similar agreements giving Mr. Lustgarten the right to vote their shares of voting capital stock.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 15,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. We have designated 1,000,000 shares of preferred stock as Series A Preferred Stock, 1 share of preferred stock as Series B Preferred Stock, and 3,000,000 shares of preferred stock as Series C Preferred Stock.

As of August 16, 2021, 7,420,616 shares of our common stock were issued and outstanding and 745,030 shares of our Series C Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Our common stock is quoted on the OTCQB under the symbol “OMQS.” We intend to apply to have our common stock listed on a national exchange effective upon completion of this offering. No assurance can be given that our application will be approved.

The transfer agent of our common stock is Equity Stock Transfer. Their address is 110 Greene Street, Suite 403, New York, NY 10012.

Stock Options and Outstanding Warrants

As of August 16, 2021, we had reserved 1,604,800 shares of our common stock for issuance pursuant to outstanding stock options, at a weighted average price of $4.48 per share.

As of August 16, 2021, we had reserved 1,408,096 shares of our common stock for issuance pursuant to outstanding warrants, at a weighted average price of $7.45 per share.

As of August 16, 2021, we had reserved 37,252 shares of our common stock for issuance upon conversion of outstanding shares of Series C Preferred Stock.

As set forth herein, we issued to ThinkEquity or its assigns, an aggregate of 421,429 common stock purchase warrants in certain transactions. For more information see “Selling Shareholders” and “Recent Sales of Unregistered Securities.” The shares of common stock underlying the Warrants are being registered hereto.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock from time to time in one or more series, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock described below. The board of directors also has the authority to fix the designations, voting powers, preferences, privileges and relative rights and the limitations of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting, economic and other rights of the holders of common stock.

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Series A Preferred Stock

The board of directors has designated 1,000,000 shares of preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are outstanding as of as of August 16, 2021. Each share of Series A Preferred Stock entitles the holder to 250 votes.

Series B Preferred Stock

The board of directors has designated 1 share of preferred stock as Series B Preferred Stock. No shares of Series B Preferred Stock are outstanding as of the date hereof.

Series C Preferred Stock

The board of directors has designated 3,000,000 shares of preferred stock as Series C Preferred Stock. 745,030 shares of Series C Preferred Stock are outstanding as of August 16, 2021.

The Series C shares have preferential rights above common shares and the Series B Preferred Shares and is entitled to receive a quarterly dividend at a rate of $0.06 per share per annum and have a liquidation preference of $1.00 per share. Series C shares outstanding are convertible into common stock at the rate of 20 preferred shares to one share of common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of Authorized but Unissued Common Stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors was to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

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Vacancies. Our bylaws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. Our bylaws provide that special meetings of our stockholders may be called by the chairman of the board of directors, the chief executive officer, or the president (in the absence of the chief executive officer) or by resolution of the board of directors or by the secretary at the request in writing of stockholders owning a majority of the voting power of the outstanding voting stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Amendment of Bylaws. Our directors are expressly authorized to amend our bylaws.

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this registration statement effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Sichenzia Ross Ference LLP owns 10,859 shares of common stock of the Company.

EXPERTS

The consolidated financial statements of Omniq Corp at December 31, 2020 and 2019 have been audited by Haynie & Company, independent registered public accounting firm, as set forth in their report thereon appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Dangot Computers Ltd. at December 31, 2020 and 2019 have been audited by Barzily & Co., independent registered public accounting firm, as set forth in their report thereon appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

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We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.questsolution.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC:

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with Securities and Exchange Commission (“SEC”) on August 12, 2021;
●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with Securities and Exchange Commission (“SEC”) on March 31, 2021; and
●	Our Current Report on Form 8-K/A, filed with the SEC on August 13, 2021.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

OMNIQ CORP.

1865 West 2100 South

Salt Lake City, UT

(800)-242-7272

54

OMNIQ CORP.

DANGOT COMPUTER SYSTEMS, LTD

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of OMNIQ Corp

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OMNIQ Corp. and Subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a deficit in stockholders’ equity, and has sustained recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Goodwill — Refer to Note 2 to the consolidated financial statements

The Company has goodwill of $14.7 million as of December 30, 2020. The Company evaluates its goodwill at least annually or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. The Company performed a goodwill analysis by calculating the fair value of its operating segment using both an income and market approach and comparing it to the carrying amount of its goodwill. The income approach employed a discounted cash flow using a forecast developed by management. The market approach used information from comparable companies to calculate a value using multiples of revenue and earnings before interest, taxes, depreciation, and amortization. These valuation methods require management to make significant estimates and assumptions related to projected cash flows. No impairment was recorded by the Company for the year ended December 31, 2020

We identified goodwill as a critical audit matter because of the significant estimates and assumptions made by management to estimate fair value, including the impact of forecasted growth, and the difference between the fair values and the carrying values as of December 31, 2020. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialist, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to certain assumptions within the projected cash flows.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, gaining an understanding of management’s process for developing the fair value estimate. We also evaluated the expertise, qualifications, and independence of management’s specialist engaged to complete the evaluation. We used professionals inside our firm with specialized skills and knowledge to assess the Company’s methodology. In evaluating the Company’s assumptions, we compared them to historical results, financial information subsequent to year end, and to customer orders to be filled. Finally, we considered the sensitivity of their cash flow model assumptions by assessing different scenarios.

Haynie & Company
Salt Lake City, Utah
March 31, 2021

We have served as the Company’s auditor since 2019.

F-3

OMNIQ CORP.

CONSOLIDATED BALANCE SHEETS

As of December 31,

(In thousands, except share and per share data)	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$4,594	$1,615
Accounts receivable, net	9,661	6,694
Inventory	1,507	1,889
Prepaid expenses	670	362
Other current assets	10	65
Total current assets	16,442	10,625

Property and equipment, net of accumulated depreciation of $600 and $2,195, respectively	289	463
Goodwill	14,695	13,921
Trade name, net of accumulated amortization of $3,362 and $2,932, respectively	1,028	1,458
Customer relationships, net of accumulated amortization of $8,111 and $6,578, respectively	4,479	6,012
Other intangibles, net of accumulated amortization of $382 and $185, respectively	1,042	1,138
Cash, restricted	533	533
Right of Use asset	76	131
Other assets	74	172
Total assets	$38,658	$34,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$26,811	$18,694
Line of credit	4,914	1,365
Accrued payroll and sales tax	1,717	1,556
Notes payable, related parties – current portion	433	1,025
Notes payable – current portion	6,449	6,497
Lease liability – current portion	31	54
Other current liabilities	1,412	1,599
Total current liabilities	41,767	30,790

Long term liabilities
Notes payable, related party, less current portion	683	1,172
Accrued interest and accrued liabilities, related party	56	76
Notes payable, less current portion	1	143
Lease liability, less current portion	48	80
Other long term liabilities	1,146	384
Total liabilities	$43,701	$32,615

Stockholders’ equity (Deficit)
Series A Preferred stock; 0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; 0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; 0.001 par value; 5,000,000 shares designated, 2,145,030 and 4,828,530 shares issued and Outstanding, respectively	2	5
Common stock; 0.001 par value; 15,000,000 shares authorized; 4,684,736 and 3,960,405 shares issued and outstanding, respectively.	5	4
Additional paid-in capital	51,842	46,861
Accumulated (deficit)	(56,726)	(45,063)
Accumulated other comprehensive loss	(166)	1
Total stockholders’ equity	$(5,043)	$1,808
Total liabilities and stockholders’ equity (deficit)	$38,658	$34,453

The accompanying unaudited notes to the financials should be read in conjunction with these condensed consolidated financial statements.

F-4

OMNIQ CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,

(In thousands, except share and per share data)	2020	2019
Revenues
Total Revenues, net	$55,209	$57,199

Cost of goods sold
Cost of goods sold	44,293	43,165

Gross profit	10,916	14,034

Operating expenses
Research and development	1,805	1,063
Selling, General and Administrative	15,802	13,682
Depreciation	178	151
Intangible amortization	2,114	2,002
	19,899	16,898

Loss from operations	(8,983)	(2,864)

Other income (expenses):
Interest expense	(2,628)	(2,555)
Other (expenses) income	112	(23)
Total other expense	(2,516)	(2,578)

Net loss before income taxes	(11,499)	(5,442)

(Provision) benefit for Income Taxes
Current	(5)	(14)
Deferred	-	-
Total income tax benefit (provision)	(5)	(14)

Net loss from continuing operations	$(11,504)	$(5,456)
Less: Preferred stock – series C dividend	(191)	(146)

Net loss attributable to the common stockholders	(11,313)	(5,310)
Foreign currency translation adjustment	(167)	-
Other comprehensive income (loss)	$(11,150)	$(5,310)

Net loss per share – basic	$(2.46)	$(1.37)
Net loss per share – diluted	$(2.66)	$(1.37)

Weighted average number of common shares outstanding – basic and diluted	4,322,303	3,889,478

The accompanying notes to the financials should be read in conjunction with these financial statements.

F-5

OMNIQ CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2020 and 2019

	Series C Preferred Stock		Common Stock		Additional Paid-in	Shares	Accumulated	Other Comprehensive	Total Stockholders’ Equity
(In thousands)	Shares	Amount	Shares	Amount	Capital	Repurchased	Deficit	Income (Loss)	(Deficit)

Balance, December 31, 2018	4,829	$5	3,597	$4	$42,266	(230)	$(39,753)	$1	$2,523
Dividend on Class C Shares	-	-	-	-	-	-	146	-	146
ESPP Stock Issuance	-	-	-	-	1	-	-	-	1
Stock-based compensation – options, warrants, issuances	-	-	78	-	1,267	-	-	-	1,267
Stock and warrant issuances, net of issuance costs	-	-	833	1	3,406	-	-	-	3,407
Purchase price adjustment – shares to be received	-	-	(555)	(1)	1	-	-	-	-
Stock redemption	-	-	(25)	-	(230)	230	-	-	(230)
Conversion of debt	-	-	32	-	150	-	-	-	150
Net (loss)	-	-	-	-	-	-	(5,456)	-	(5,456)
Balance, December 31, 2019	4,829	$5	3,960	$4	$46,861	-	$(45,063)	$1	$1,808

Dividend on Class C Shares	-	-	-	-	-	-	(191)	-	(191)
ESPP Stock Issuance	-	-	-	-	1	-	-	-	1
Stock-based compensation – options, warrants, issuances	-	-	-	-	2,012	-	-	-	2,012
Stock and warrant issuance for services	-	-	302	1	1,639	-	-	-	1,640
Stock and warrant issued for Acquisition	-	-	80	-	504	-	-	-	504
Cumulative Translation Adjustment	-	-	-	-	-	-		(167)	(167)
exercise of stock options and warrants	-	-	91	-	-	-	-	-	-
Conversion of Equity	(2,684)	(3)	134		3				-
Other	-						32		32
Conversion of debt			118	-	822	-	-	-	822
Net (loss)	-	-	-	-	-	-	(11,504)	-	(11,504)
Balance, December 31, 2020	2,145	$2	4,685	$5	$51,842	-	$(56,726)	$(166)	$(5,043)

The accompanying notes to the financials should be read in conjunction with these financial statements.

F-6

OMNIQ CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,

(In thousands, except share and per share data)	2020	2019
Cash flows from operations
Net loss	$(11,504)	$(5,456)
Adjustments to reconcile net loss to net cash provided by operating activities:
Early extinguishment of debt	(948)	-
Stock-based compensation	2,012	1,267
Stock and warrant issued for services	1,640	-
Depreciation and amortization	2,292	2,154
Amortization of ROU asset	55	93
Changes in operating assets and liabilities:
Accounts receivable	(2,953)	5,568
Prepaid expenses	(313)	(271)
Inventory	381	(178)
Other assets	84	(11)
Accounts payable and accrued liabilities	8,062	2,011
Accrued interest and accrued liabilities, related party	(20)	43
Accrued payroll and sales taxes payable	161	(617)
Lease liability	(55)	(89)
Other liabilities	686	(259)
Net cash (used in) provided by operating activities	(420)	4,255

Cash flows from investing activities
Purchase of property and equipment	(4)	(134)
Other assets	98	(117)
Net cash provided by (used in) investing activities	94	(251)

Cash flows from financing activities
Proceeds from ESPP stock issuance	1	1
Proceeds from sale of common stock		3,770
Payments on notes/loans payable	(1023)	(3,369)
Proceeds from the issuance of notes/loans payable	898	-
Proceeds from (payments on) line of credit	3,549	(3,169)
Net cash (used in) provided by financing activities	3,425	(2,767)

Net increase in cash	3,099	1,237
Foreign currency translation adjustment	(120)	-
Cash beginning of year	1,615	378
Cash, end of year	$4,594	$1,615

Cash paid for interest	$2,404	$2,167
Cash paid for taxes	$196	$47
Supplementary for non-cash flow information:
Stock issued for services	$2,012	$274
Accounts payable converted to notes payable	$-	$-
Debt conversion	$822	$550
Equity Conversion	3	-
Change in terms of accounts payable	$(8,115)	$(801)

The accompanying notes are integral to these consolidated financial statements.

F-7

OMNIQ CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS

OMNIQ Corp., a Delaware corporation, formerly Quest Solution, Inc., together with its wholly owned subsidiaries, referred to herein as “we,” “us,” and “our” (“OMNIQ” or the “Company”), was incorporated in 1973. Since its incorporation, the Company has been involved in various lines of business.

From 2008 and to 2013, we were in the business of developing oil and gas reserves. In January 2014, we determined it was in the best interest of our stockholders to focus on operating companies with a track record of positive cash flows and larger existing revenue bases. Our strategy developed into leveraging management’s relationships in the business world for investments for the Company.

Since 2014, we have made the following acquisitions resulting in us becoming a leading provider of computerized and machine vision image processing solutions:

●	Quest Solutions, Inc. (January 2014)
●	Bar Code Specialties, Inc. (November 2014)
●	ViascanQdata, Inc (October 2015 – later sold in September 2016)
●	HTS Image Processing, Inc. (October 2018)
●	EyepaxIT Consulting LLC. (February 2020)

We use patented and proprietary artificial intelligence (AI) technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services we provide helps our clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

We offer end-to-end solutions that include hardware, software, communications, and full lifecycle management services. We are an established manufacturer and distributor of barcode labels, tags, and ribbons, as well as RFID labels and tags. Our highly tenured team of professionals has the knowledge and expertise to simplify the integration process for our customers, and our team delivers proven problem-solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software and we are a leading provider of best-in-class mobile and wireless equipment.

Our customers include government agencies and leading Fortune 500 companies from diverse sectors, including healthcare, food and beverage, manufacturing, retail, distribution, transportation and logistics, and oil, gas, and chemicals.

F-8

COVID-19

The outbreak of the COVID-19 pandemic continues to affect the United States of America and the world, including in the primary regions we operate. Many State Governors issued temporary Executive Orders in 2020, that, among other stipulations, effectively limited in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders are in the process of being lifted.. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely. In response to the COVID-19 pandemic, we proactively implemented certain measures to strengthen cash flow, manage costs, strengthen liquidity and enhance employee safety. These measures included the reduction of payroll costs, a reduction in capital expenditures and other discretionary spending, the elimination of most business travel and restriction of visitors to our corporate office, enhanced cleaning and disinfection procedures at our corporate office and branch locations, promotion of social distancing and the wearing of face coverings (masks) at our corporate office and branch locations, and requirements for employees to work from home where possible.

As the impact of COVID-19 became more widespread in March 2020, our sales volumes began to decline from previous years. Our total revenues for the year ended December 31, 2020, were 3.48% lower than those of the year ended December 31, 2019. COVID-19 had a more significant impact on our gross margin. Total gross margin percentage dropped 5% for the year ended December 31, 2020 compared to 2019. The timing and the extent of the continued recovery in our sales volumes cannot be reasonably estimated at this time. As such, the extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the financial position and results of operations of OMNIQ Corp. and its wholly owned subsidiaries Quest Marketing, Inc., Quest Exchange Ltd., and HTS Image Processing, Inc., collectively referred to herein as “we” or “us” or “our” or the “Company.”

All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. Business combinations are included in the consolidated financial statements from their respective dates of acquisition.

Use of Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our consolidated financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

Cash, Cash Equivalents and Restricted Cash

Cash consists of petty cash, checking, savings, and money market accounts. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2020 and 2019.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

F-9

The Company has restricted cash on deposit with a federally insured bank in the amount of $533 thousand at December 31, 2020 and 2019, respectively.

Accounts Receivable

We manage credit risk associated with our accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326)., the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

We believe concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals, credit limits and other monitoring procedures.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. Based on management’s evaluation, accounts receivable has a balance in the allowance for doubtful accounts of $28 thousand and $36 thousand for the years ended December 31, 2020 and 2019, respectively.

Inventory

Substantially all inventory consists of raw materials and finished goods and are valued at the lower of actual cost or net realizable value; where net realizable value is considered to be estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation.

Property and Equipment

Property and equipment are recorded at cost and depreciated using both straight-line over the estimated useful lives. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our consolidated statements of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

F-10

We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter. Depreciation expense for the years ended December 31, 2020 and 2019 was $178 thousand and $151 thousand, respectively. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Furniture and fixtures Computer equipment Office equipment Software Leasehold improvements	5 to 7 years 3 to 5 years 3 to 10 year 3 years 15 years

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The FASB fair value measurement guidance established a fair value hierarchy that prioritizes the inputs used to measure fair value. The three broad levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly

Level 3 – Unobservable inputs for which little or no market data exists, therefore requiring a company to develop its own assumptions

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observable inputs may result in a reclassification of assets and liabilities within the three levels of the hierarchy outlined above.

The carrying amounts of certain financial instruments, such as cash equivalents, short term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

F-11

Goodwill and Intangibles

We have made acquisitions in the past that resulted in the recognition of goodwill. Goodwill is the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. We evaluate goodwill for impairment annually or more frequently, if triggering events occur or other impairment indicators arise which might impair recoverability.

Application of the goodwill impairment test requires judgment. We performed a Step 1 quantitative assessment of goodwill impairment as of December 31, 2020, our annual impairment test date. We compared the carrying value inclusive of goodwill and definite-lived intangible assets, to its fair value. We estimated the fair value of these reporting units by weighting results from the income approach and the market approach, as further described below. Based on this quantitative test, we determined there was no impairment as of the December 31, 2020.

For purposes of performing the quantitative impairment test described above, we estimate the fair value by utilizing fair value techniques consistent with the income approach and market approach. When performing the income approach for each reporting unit, we use a discounted cash flow analysis based on our internal projected results of operations, weighted average cost of capital (“WACC”) and terminal value assumptions. Our cash flow projections are based on five-year financial forecasts developed by management that include revenue projections, capital spending trends, and investment in working capital to support anticipated revenue growth. The WACC is an estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise and represents the expected cost of new capital likely to be used by market participants. The WACC is used to discount our combined future cash flows. The inputs and variables used in determining the fair value of a reporting unit require management to make certain assumptions regarding the impact of operating and macroeconomic changes, as well as estimates of future cash flows. Our estimates regarding future cash flows are based on historical experience and projections of future operating performance, including revenues, margins and operating expenses. We also make certain forecasts about future economic conditions, interest rates and other market data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods. Changes in assumptions or estimates could materially affect the estimate of a reporting unit’s fair value, and therefore could affect the likelihood and amount of potential impairment. Under the market approach, we compare the reporting units to selected reasonably similar (or “guideline”) publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of our reporting unit relative to the selected guideline companies; and (iii) applied to the operating data of our reporting unit to arrive at an indication of value. The application of the market approach results in an estimate of the price reasonably expected to be realized from a sale of the Company.

Identifiable intangible assets are stated at cost, net of accumulated amortization. The assets are being amortized on the straight-line method over useful lives ranging from 3 to 11 years.

Leases

We adopted ASU 2016-02, Leases (Topic 842): effective January 1, 2019. We determine whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and we have the right to control the asset for a period of time in exchange for consideration. Lease arrangements can take several forms. Some arrangements are clearly within the scope of lease accounting, such as a real estate contract that provides an explicit contractual right to use a building for a specified period of time in exchange for consideration. However, the right to use an asset can also be conveyed through arrangements that are not leases in form, such as leases embedded within service and supply contracts. We analyze all arrangements with potential embedded leases to determine if an identified asset is present, if substantive substitution rights are present, and if the arrangement provides the customer control of the asset.

F-12

Our lease portfolio is substantially comprised of operating leases related to leases of real estate and improvements. From time to time, we may also lease various types of small equipment and vehicles.

Operating lease right-of-use (“ROU”) assets represent our right to use an individual asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide the lessor’s implicit rate, we use our incremental borrowing rate (“IBR”) at the commencement date in determining the present value of lease payments by utilizing a fully collateralized rate for a fully amortizing loan with the same term as the lease.

Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term. Our leases can include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when such renewal options and/or termination options are reasonably certain of exercise.

A ROU asset is subject to the same impairment guidance as assets categorized as plant, property, and equipment. As such, any impairment loss on ROU assets is presented in the same manner as an impairment loss recognized on other long-lived assets.

A lease modification is a change to the terms and conditions of a contract that change the scope or consideration of a lease. For example, a change to the terms and conditions to the contract that adds or terminates the right to use one or more underlying assets, or extends or shortens the contractual lease term, is a modification. Depending on facts and circumstances, a lease modification may be accounted as either: (1) the original lease plus the lease of a separate asset(s) or (2) a modified lease. A lease will be remeasured if there are changes to the lease contract that do not give rise to a separate lease.

Purchase Accounting and Business Combinations

We account for our business combinations using the purchase method of accounting which requires that intangible assets be recognized apart from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured on the fair value of consideration exchanged and, if the consideration given is not cash, measurement is based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more reliably measurable. The excess of cost of an acquired entity over the fair value of identifiable acquired assets and liabilities assumed is allocated to goodwill.

The valuation and allocation processes rely on significant assumptions made by management. In certain situations, the allocations of excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive updated information, including appraisals and other analyses, which are completed within one year of the acquisition. Revisions to the fair values, which may be significant, are recorded when pending information is finalized, within one year from the acquisition date.

Revenue Recognition.

When entering into contracts with our customers, we review follow the five steps outline in Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606):

i.	Identify the contract with our customer.

ii.	Identify the performance obligations in the contract.

iii.	Determine the transaction price.

iv.	Allocate the transaction price to the performance obligations. And

v.	Evaluate the satisfaction of the performance obligations,

F-13

We account for contracts, with our customers, when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

We evaluate, in accordance with Topic 606, whether we meet the criteria to be a principal or an agent and record the revenue on a gross or net basis. We are considered a principal if we obtain control of any one of the following:

i.	A good or another asset from another party that we then transfer to our customer.

ii.	A right to a service to be performed by another party, which gives the us the ability to direct that party to provide the service to the customer on our behalf, and

iii.	A good or service from another party that we then combine with other goods or services in providing the specified good or service to our customer.

We have certain relationships with manufacturers and suppliers to sell us products or provide services. Our contracts may transfer to our customer a right to a future service or product to be provided by our manufacturer or supplier. When a specified good or service is a right to a good or service is provided by a manufacturer or supplier, we evaluate whether we control the right to the goods or services before that right is transferred to the customer rather than whether we control the underlying goods or services.

Indicators that we control the specified good or service before it is transferred to the customer (and we are therefore a principal) include, but are not limited to, the following:

i.	We are responsible for fulfilling the promise to provide the specified good or service. This typically includes responsibility for the acceptability of the specified good or service. If we are primarily responsible for fulfilling the promise to provide the specified good or service, this may indicate that the other party involved in providing the specified good or service is acting on our behalf. Often, we provide value added services (combining hardware, integrating hardware to software, etc.) to the products and services purchased from our manufacturers and suppliers.

ii.	We have inventory risk before the specified good or service has been transferred to a customer. Our purchases of products or services from our manufactures and suppliers is evidenced by our issuing a binding purchase order contract with the negotiated terms including specifications, pricing, delivery among other things. Our obligation for purchased products and services is mutually exclusive of our customers’ performance (failure to take acceptance, make payment, etc.

iii.	We have sole discretion in establishing our price for the specified good or service. Establishing the price our customer pays for a specified good or service may indicate we have the ability to direct the use of that good or service and obtain substantially all of the remaining benefits. We control and set the pricing for the product or services to be provided to our customers.

If the terms of a transaction do not indicate we are acting as a principal in the transaction, we are then considered acting as an agent and the associated revenues would be recognized on a net basis.

As principal, when (or as) we satisfy a performance obligation, we recognize revenue in the gross amount of consideration which we expect to be entitled in exchange for the specified good or service transferred. We are an agent if our performance obligation is to arrange for the provision of the specified good or service by another party. As an agent, we do not control the specified good or service provided by another party before that good or service is transferred to our customer. As an agent, when (or as) we satisfy a performance obligation, we recognize revenue in the amount of any fee or commission which we expect to be entitled in exchange for arranging for the specified goods or services to be provided by another party to our customer.

F-14

Under Topic 606, we recognize revenue (on either a gross or net basis previously discussed) only when we satisfy a performance obligation by transferring a promised good or service to our customer. A good or service is considered to be transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue (either gross or net) once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to payment for the product or service,
ii.	The customer has legal title to the product,
iii.	We have transferred physical possession of the product to the customer,
iv.	The customer has the risk and rewards of ownership of the product, and
v.	The customer has accepted the product.

Revenue Recognition for Hardware. Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. We recognize revenue from these transactions when control has passed to the customer.

Manufacturers and suppliers, from whom we purchase hardware, often provide their warranties only providing assurance the products and services will conform to their specifications. These assurance type warranties are not sold separately and are not considered separate performance obligations. In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Software. Sales of software licenses are generally considered a single performance obligation. When we are considered to be the principal, we recognize revenues on a gross basis at the point the software is delivered to and accepted by our customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect.

As explained above, we evaluate whether the software assurance is a separate performance obligation by assessing if the third-party delivered software assurance is critical or essential to the core functionality of the software itself. This involves considering:

i.	If the software provides its original intended functionality to the customer without the updates,
ii.	If the customer would ascribe a higher value to the upgrades versus the up-front deliverable,
iii.	If the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and
iv.	If the customer chooses to not delay or always install upgrades.

If we determine the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software assurance are recognized as a single performance obligation.

In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

F-15

Revenue Recognition for Services. We provide professional services, which include project managers and consultants recommending, designing and implementing IT solutions. Revenue from professional services is recognized either on a time and materials basis or proportionally, as costs are incurred for fixed fee project work. Revenue is recognized on a gross basis each month as work is performed and we transfers those services.

Revenues from the sale of professional and support services, provided by us, are recognized over the period the service is provided. As the customer receives the benefit of the service each month, we recognize the respective revenue on a gross basis as we are acting as a principal in the transaction. Additionally, we manage services team provides project support to customers that are billed on a fixed fee basis. We are acting as the principal in the transaction and recognize revenue on a gross basis based on the total number of hours incurred for the period over the total expected hours for the project. Total expected hours to complete the project is updated for each period and best represents the transfer of control of the service to the customer.

Freight Costs. We record both the freight billed to its customers and the related freight costs as cost of sales when the underlying product revenue is recognized. For freight not billed to its customers, we record the freight costs as cost of sales. The Company considers shipping to be a fulfillment activity and not a separate performance obligation.

Reverse Stock Split

Effective November 20, 2019, we implemented a one-for-20 reverse stock split of the Company’s common stock. The par value of common stock and the number of authorized shares were not adjusted as a result of the reverse stock split. All share and per share amounts in the financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of common stock to additional paid-in capital. As a result of the Reverse Split, proportionate adjustments have been made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options and warrants issued by the Company and outstanding immediately prior to the Effective Time, which resulted in a proportionate decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options, Preferred stock, restricted stock units and warrants, and, in the case of stock options and warrants, a proportionate increase in the exercise price of all such stock options and warrants. In addition, the number of shares authorized for future grant under the Company’s equity incentive/compensation plans immediately prior to the Effective Time was reduced proportionately.

Stock-Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by Financial Accounting Standards Board (the “FASB”) where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period.

We record  stock-based compensation expense according to the provisions of ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, the Company determines the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company estimates the expected volatility and expected option life assumption consistent with ASC Topic 718, Compensation – Stock Compensation. The expected volatility of the Company’s common stock at the date of grant is estimated based on a historic volatility rate and the expected option life is calculated based on historical stock option experience as the best estimate of future exercise patterns. The dividend yield assumption is based on historical and anticipated dividend payouts. The risk-free interest rate assumption is based on observed interest rates consistent with the expected life of each stock option grant. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. Compensation expense is recorded for all stock options expected to vest based on the amortization of the fair value at the date of grant on a straightline basis primarily over the vesting period of the options.

F-16

In August 2020, the Board of Directors approved our 2020 Equity Incentive Plan and later amended it. In September 2020, our shareholders adopted and ratified the 2020 Equity Incentive Plan. The total number of shares of Common Stock authorized for issuance under the 2020 Plan is 1,000,000.

Equity instruments issued to parties other than employees for acquiring goods or services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of section 505-50-30 of the FASB Accounting Standards Codification (“FASB ASC Section 505-50-30”). Pursuant to FASB ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the Company’s stock. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant.

Advertising

The Company expenses marketing and advertising costs as incurred. During 2020 and 2019, the Company spent $283 thousand and $224 thousand, respectively, on marketing, trade show and store front expense and advertising, net of co-operative rebates.

The Company received rebates on advertising from co-operative advertising agreements with several vendors and suppliers. These rebates have been recorded as a reduction to the related advertising and marketing expense.

Foreign Currency Translation

Our consolidated financial statements are presented in U.S. dollars. The functional currency for the Company is U.S. dollars. Transactions in currencies other than the functional currency are recorded using the appropriate exchange rate at the time of the transaction. All of our continuing operations are conducted in U.S. dollars except its subsidiary located in Israel. The records of the Israeli operation were maintained in the local currency and re-measured to the functional currency as follows: monetary assets and liabilities are converted using the balance sheet period-end date exchange rate, while the non-monetary assets and liabilities are converted using the historical exchange rate. Expenses and income items are converted using the weighted average exchange rates for the reporting period. Foreign transaction gains and losses are reported on the consolidated statement of operations and were included in the amount of loss from comprehensive income.

F-17

Income Taxes

We account for our income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

We also follow the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Our income is subject to taxation in both the U.S. and a foreign jurisdiction, Israel. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. The Company establishes reserves for income tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves for tax contingencies are established when the we believe positions do not meet the more-likely-than-not recognition threshold. We adjust uncertain tax liabilities in light of changing facts and circumstances, such as the outcome of a tax audit or lapse of a statute of limitations. The provision for income taxes includes the impact of uncertain tax liabilities and changes in liabilities that are considered appropriate.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as a change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Our other comprehensive income (loss) is composed of foreign currency translation adjustments.

Net Loss Per Common Share

See NOTE 14 regarding our 1-for-20 reverse stock split. Share related amounts have been retroactively adjusted in this report to reflect this reverse stock-split for all periods presented.

Net loss per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net loss per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive. The weighted-average number of common shares outstanding for computing basic EPS for the years ended December 31, 2020 and December 31, 2019 were 4,322,303 and 3,889,478, respectively. Diluted net loss per share of common stock is the same as basic net loss per share of common stock because the effects of potentially dilutive securities are antidilutive.

F-18

The following table sets forth the potentially dilutive securities excluded from the computation of diluted net loss per share because such securities have an anti-dilutive impact due to losses reported:

In thousands	2020	2019
Options to purchase common stock	1,553	737
Convertible preferred stock	-	242
Warrants to purchase common stock	75	225
Potential shares excluded from diluted net loss per share	1,628	1,204

Reclassifications and Comparability

Certain amounts in the financial statements of prior years have been reclassified to conform to the current year presentation for comparative purposes. This had no effect on total assets or net income.

Recent Accounting Pronouncements

Pronouncements Not Yet Adopted

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance removes the following exceptions: 1) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, 2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, 3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary and 4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. Additionally, the guidance simplifies the accounting for income taxes by: 1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, 2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, 3) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements (although the entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority), 4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date and 5) making minor improvements for income tax accounting related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. ASU 2019-12 became effective on January 1, 2021 and is not expected to have a material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional guidance for a limited time to ease the potential burden in accounting for or recognizing the effects of reference rate reform, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”) on financial reporting. The guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments are elective and are effective upon issuance for all entities through December 31, 2022. The amendments of this ASU should be applied on a prospective basis. We intend to continue to monitor the developments with respect to the planned phase-out out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition. However, we can provide no assurances regarding the impact of the discontinuation of LIBOR as there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. Our exposure related to the expected cessation of LIBOR is limited to the interest expense we incur on balances outstanding under our Credit Facility. The potential impact from the cessation of LIBOR as a reference rate, as well as the applicability of ASU 2020-04, is not currently estimable.

F-19

Recently Adopted Accounting Pronouncements

On January 1, 2020, we adopted Accounting Standards Codification Topic 326, Credit Losses (Topic 326). This standard establishes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, we recognize an allowance for our estimate of expected credit losses over the entire contractual term of our receivables from the date of initial recognition of the financial instrument. Measurement of expected credit losses are based on relevant forecasts that affect collectability. Topic 326 applies to trade receivables from certain revenue transactions including receivables from equipment sales, parts and service sales. Under Accounting Standard Codification Topic 606 (Revenue from Contracts with Customers), revenue is recognized when, among other criteria, it is probable that the entity will collect the consideration to which it is entitled for goods or services transferred to a customer. At the point that these trade receivables are recorded, they become subject to the CECL model and estimates of expected credit losses over their contractual life are recorded at inception based on historical information, current conditions, and reasonable and supportable forecasts. The adoption of Topic 326 did not have a material impact on our consolidated financial statements and related disclosures or our existing internal controls because accounts receivable are of short duration and there is not a material difference between incurred losses and expected losses.

On January 1, 2020, we adopted ASU No. 2018-13, Fair Value Measurement - Disclosure Framework. ASU 2018-13 modifies the disclosure requirements for fair value measurements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies are required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The adoption of ASU 2018-13 did not have a material impact on our consolidated financial statements and footnotes.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. As of December 31, 2020, we had a working capital deficit of $25.3 million and an accumulated deficit of $56.7 million. These facts and others raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis.

Management’s plan to eliminate the going concern situation includes, but is not limited to, the following:

●	The continuation of improving cash flow by maintaining moderate cost reductions (subsequent to aggressive cost reduction actions implemented in previous years);

●	Increasing the accounts receivable factoring line of credit;

●	Negotiating lower interest rates on outstanding debt;

●	Potential issuances of additional common stock;

●	The creation of additional sales and profits across its product lines, and the obtaining of sufficient financing to restructure current debt in a manner more in line with the Company’s improving cash flow and cost reduction successes;

●	In our portfolio of products, we have a computer vision technology that is based on AI and machine learning concepts. These solutions have a higher gross profit that will provide an increase in cashflow on a consolidated basis going forward. The Company has an operating facility with the ability for light manufacturing and assembling components, which helps reduce the cost of goods and increase profit margins;

●	In April 2019, the Company raised approximately $5.0 million in gross proceeds from the sale of 833,333 shares of the Company’s common stock.

F-20

NOTE 4 – BUSINESS ACQUISITION

In February 2020, (the “Closing Date”), we entered into an Asset Purchase Agreement (the “Eyepax Agreement”), with Eyepax IT Consulting, LLC (the “Seller”); whereby, we acquired Seller’s accounts receivable and the license, ownership rights and source code of the parking Enforcement and Revenue Control System. The Company also assumed the Seller’s accounts payable liabilities. Pursuant to the terms of the Eyepax Agreement, the purchase price paid was to be paid as follows:

1.	$100,000 was paid on the Closing Date, less $5,000 previously paid as an advance payment, accordingly the remaining balance paid in cash on Closing Date was $95,000.

2.	$25,000 per month for three months to be paid on or before the last business day of the month beginning with the first month after the Closing Date, and a fourth payment of $20,000 until a total of $95,000 has been made.

3.	Beginning on the first month after Closing Date, $5,000 per month to be paid in ten (10) monthly installments.

4.	80,000 shares of the Company’s common stock in the name of the Seller, were issued during 45 days from Closing Date at $5.50 per common share.

5.	Stock options to purchase 20,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The option shares vest in equal quarterly periods, expiring in February 2023.

The purchase price was measured at fair value on the Closing Date as follows (in thousands):

Cash payments to Seller	245
Subscribed common stock	440
Stock purchase options	91
Total	776

The assets acquired and liabilities assumed have been recognized at the Closing date and were measured at fair value as follows (in thousands):

Accounts receivable	13
Software (intangible)	100
Liabilities assumed	(113)
Net assets acquired at fair value	1
Total purchase price	775
Goodwill recognized	774

We estimated the fair value the stock purchase option using the Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate and dividend yield. In valuing these options, the Company assumed a cumulative stock volatility of 269.42%, 36 months expected life, and a risk-free interest rate of 1.160% and dividend yield of 0%.

F-21

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31:

In thousands	2020	2019
Trade Accounts Receivable	$9,689	$6,730
Less Allowance for doubtful accounts	(28)	(36)
Total Accounts Receivable (net)	$9,661	$6,694

For the years ended December 31, 2020 and 2019, one customer accounted for 37.2% and 12.3%, respectively, of the Company’s revenues.

Accounts receivable at December 31, 2020 and 2019 are made up of trade receivables due from customers in the ordinary course of business. One customer represented 35.4% of the balance of accounts receivable at December 31, 2020 and two customers made up 20.9% of the accounts receivable balance at December 31 for 2019, which represented greater than 10% of total accounts receivable at December 31, 2020 and 2019, respectively.

NOTE 6 – INVENTORY

Inventory consisted of the following as of December 31:

In thousands	2020	2019

Raw Materials	946	1,055
Work in process	-	44
Finished goods (less Allowance)	561	790
Total inventories	$1,507	$1,889

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

We have made acquisitions in the past that resulted in the recognition of goodwill. Based on our analysis there have been no impairment charges recorded against goodwill in 2020 and 2019. Identifiable intangible assets are stated at cost, net of accumulated amortization. The assets are being amortized on the straight-line method over the estimated useful lives ranging from 3 to 11 years. Amortization expense for the years ended December 31, 2020 and 2019 was $2.1 million and $2.0 million, respectively.

Goodwill and Intangible assets consisted of the following as of December 31:

In thousands	2020	2019
Goodwill	$14,695	$13,921
Trade Names	4,390	4,390
Customer Relationships	12,590	12,590
Intellectual property	1,424	1,323
Accumulated amortization	(11,855)	(9,695)
Intangibles, net	$21,244	$22,529

The future amortization expense on the Customer Relationships, and IP are as follows:

In thousands
Years ending December 31,
2021	2,133
2022	1,507
2023	934
2024	487
2025	472
Thereafter	1,016

Total	$6,549

F-22

Goodwill is not amortized but is evaluated for impairment annually or when indicators of a potential impairment are present. The impairment testing of goodwill is performed separately from our impairment testing of intangibles. The annual evaluation for impairment of goodwill and intangibles is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. None of the goodwill is deductible for income tax purposes.

Purchased intangible assets with finite useful lives are amortized over their respective estimated useful lives (using an accelerated method for customer relationships and trade names) to their estimated residual values, if any. The Company’s finite-lived intangible assets consist of customer relationships, contractor and resume databases, trade names, and internal use software and are being amortized over periods ranging from two to nine years. Purchased intangible assets are reviewed annually to determine if facts and circumstances indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, recoverability is assessed by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If the useful life is shorter than originally estimated, the rate of amortization is accelerated, and the remaining carrying value is amortized over the new shorter useful life. No impairments were identified or changes to estimated useful lives have been recorded as of December 31, 2020 and 2019.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable are made up of payables due to vendors in the ordinary course of business at December 31, 2020 and 2019. One vendor made up 92.4% and 83.0% of our accounts payable in 2020 and 2019, respectively, which represented greater than 10% of total accounts payable at December 31, 2020 and 2019, respectively.

NOTE 9 – CREDIT FACILITIES AND LINE OF CREDIT

We maintain operating lines of credit, factoring and revolving credit facilities with banks and finance companies to provide us working capital.

In July 2016, we entered into a Factoring and Security Agreement (the “FASA”) with Action Capital Corporation (“Action”) to establish a sale of accounts receivable credit facility, whereby we may obtain short-term financing by selling and assigning acceptable accounts receivable to Action. Pursuant to the FASA, the outstanding principal amount of advances made by Action at any time shall not exceed $5.0 million. Action reserves and withholds to 5% of the face amount of each account purchased in a reserve account. As of December 31, 2020 and 2019, the balance outstanding was $4,914 thousand and $1,365 thousand, respectively.

The annual interest rate with respect to the daily average balance of unpaid advances outstanding under the FASA (computed on a monthly basis) is equal to the “Prime Rate” of Wells Fargo Bank N.A. plus 2.0%, plus a monthly fee equal to 0.75% of the average outstanding balance. we also pay all other costs incurred by Action under the FASA, including all bank fees. The FASA continues in full force and effect unless terminated by either party upon 30 days’ prior written notice. The FASA credit facility is collateralized with a security interest in certain assets of the Company. The FASA includes customary representations and warranties and default provisions for transactions of this type.

F-23

NOTE 10 – RELATED PARTY NOTES PAYABLE

Related party notes payable, consisted of the following as of December 31:

	2020	2019
In thousands
Note payable –Marin	$660	$900
Note payable –Thomet	413	563
Note payable –Zicman	-	135
Note payable–Shareholder Convertible Note	43	150
Note payable - RWCC	-	449
Total notes payable	1,116	2,197
Less current portion	433	1,025
Long-term portion	$683	$1,172

For the years ended December 31, 2020 and December 31, 2019, the Company recorded interest expense in connection with these notes in the amount of $15 thousand and $49 thousand, respectively.

Note Payable -Marin

In December 2017, we entered into a $660 thousand, 1.89% annual interest rate note payable (the “Marin Note”) with two individuals from whom we previously acquired their company (in 2014). The Marin Note is payable in 60 monthly principal payments of $20 thousand beginning in October 2018. Accrued interest payable as of December 31, 2020, was $56 thousand. Accrued interest is payable at maturity.

Note Payable – Thomet

In December 2017, we entered into a $750 thousand, zero percent annual interest rate note payable (the “Thomet Note”) with an individual from whom we previously acquired his company (in 2014). The Thomet Note is payable in 60 monthly principal payments of $13 thousand beginning in October 2018.

Note Payable – Zicman

In February 2018, we entered into a $180 thousand note payable Zicman. In May 2020, the Company and Zicman entered into a conversion agreement (the “Conversion Agreement”) whereby Zicman agreed to convert the principal outstanding on the note as of May 2020, into OMNIQ common stock ($0.001 par value). The total principal and interest outstanding as of May 2020 was $168 thousand which was converted, in accordance with the Conversion Agreement, into 24,000 shares of OMNIQ common stock.

Note Payable – Shareholder Convertible Note

In October 2018, we entered into a $700 thousand, 6% annual interest rate convertible note payable (the “Shareholder Convertible Note”) with Walefar and Campbeltown (collectively the “Holders”), in connection with the HTS Image Processing, Inc. Mr Shai Lustgarten, our Chief executive Officer and Director is the principal shareholder in Walefar. Mr. Carlos J. Nissensohn, a consultant and significant shareholder in OMNIQ, is the principal shareholder in Campbeltown.

The Shareholder Convertible Note provided Holders a right , at any time on or after the loan origination date, to convert all or any portion of the then outstanding and unpaid principal amount and interest (including any Default Interest) into fully paid and non-assessable shares of OMNIQ’scommon stock.The number of conversion shares to be issued upon each conversion of the note shall be determined by dividing the conversion amount by the applicable conversion price then in effect on the date specified in the notice of conversion delivered us by the Holder. The conversion rate was set at $4.72 per share.

In April 2019, and in accordance with the Convertible Shareholder Note, the Holders converted $400 thousand ($200 thousand each) of unpaid principal outstanding. The Holders received 87,476 (42,373 each) common stock shares and 87,476 (42,373 each) in common stock warrants.

In September 2019, and in accordance with the terms of the Convertible Shareholder Note, the Holders, exercised the right to convert $150 thousand ($75 thousand each) in unpaid principal balance into fully paid and non-assessable shares of our common stock at a conversion price of $4.72. Accordingly, the Company issued 31,780 common shares (15,890 shareseach) to the Holders.

Note payable – RWCC

We acquired the Note Payable – RWCC (“RWCC Note”) with the acquisition of HTS. The RWCC Note was a non-interest-bearing note. The RWCC Note was historically discounted using an effective interest rate of 5.0%. As of December 3, 2020, this note is paid off. The RWCC Note was classified as a related party note because the Chief Executive Officer of RWCC is the son of a significant shareholder of the Company and a sibling to the Chief Financial Officer.

F-24

The repayment of the notes payable, related parties as of December 31, 2020, is as follows for the years ending December 31, 2020:

In thousands

2021	433
2022	390
2023	293
2024
Thereafter	-
Total	$1,116

NOTE 11 – OTHER NOTES PAYABLE

Other notes payable consists of the following as of December 31, 2020:

In thousands	2020	2019
Note Payable - Secured Supplier Note	$6,443	$6,490
Notes Payable - other	7	150
Total	6,450	6,640
Less current portion	6,449	6,497
Long Term Notes Payable	$1	$143

Future maturities of notes payable are as follows for the years ending December 31, 2020:

In thousands

2021	$6,449
2022	1
Thereafter	-
Total	$6,450

Paycheck Protection Program Note Payable

In May 2020, we entered into a Loan Agreement with Zions Bank corporation, NA (“Zions”) whereby we borrowed $887,500 from Zions under the Small Business Administration’s (the “SBA”) Paycheck Protection Program. In October 2020, OMNIQ applied for and was granted forgiveness of the full amount owed (including accrued interest) by Zions on behalf of the SBA. We recognized a gain on forgiveness of debt of $887,500; included in early other (expenses) income on the consolidated statements of operations.

Supplier Secured Note Payable

In July 2016, we and a supplier entered into a secured promissory note (the “Secured Supplier Note”), in the principal amount of $12.5 million and interest at 12% per annum. The Secured Supplier Note was to be paid in six consecutive monthly installments of a minimum principal amount of $250 thousand each principal and accrued interest, , with any remaining principal and accrued interest due and payable on December 31, 2016.

From November 2016 through March 2019, the Secured Supplier Note was amended six times (the “Amendments”), each time adjusting the payment terms and maturity date.

In April 2019, we entered into a seventh amendment extending the maturity date to July 31, 2019. This amendment requires we make three installment payments as follows:

●	First, a minimum payment in the amount $350 thousand plus all accrued interest on the principal due by May 15, 2019;
●	Second, a minimum payment in the amount of $500 thousand plus all accrued interest on the principal through such payment date, shall be due by June 15, 2019
●	Third, a minimum payment in the amount of $750 thousand plus all accrued interest on the principal through such payment date, shall be due by July 15, 2019; and
●	Any remaining principal and interest due at maturity.

F-25

We have made partial payments towards the required monthly installments under the terms of this amendment. As has been the case with each previous amendment, we are in continual negotiations with the holder of the Secured Supplier Note to extend the maturity date and establish a new schedule of payments.

Note Payable - Other

In connection with the acquisition of Bar Code Specialties, Inc. (“BCS”), a California corporation, the Company assumed a related party note payable to the former CTO of the RFID division of BCS. The note is payable in equal monthly installments of $5 thousand beginning October 31, 2014 and ended October 2018. The loan bears interest at 8.0% and is unsecured and subordinated to the Company’s bank debt. On June 5, 2020, the Company reached an agreement with the noteholder to convert an aggregate of $261 thousand in principal, unpaid interest, and penalties into an aggregate of 37,270 shares of Common Stock at a conversion price of $7.00 per share, which was based on the closing price on June 3, 2020. The balance on this loan at December 31, 2020 and December 31, 2019 was $0 and $137 thousand, respectively, all of which was classified as long-term

NOTE 12 – OTHER LIABILITIES

At December 31, 2020 and 2019, other liabilities consisted of the following:

In thousands	2020	2019
Other vendor payable	$801	801
Dividend payable	253	344
Bonus payable	27	385
Others	1,477	453
Total other liabilities	2,558	1,983
Less Current Portion	(1,412)	(1,599)
Total long term other liabilities	$1,146	$384

In prior years, we purchased key man life insurance policies for some of our executives to insure against risk of loss of an executive. As of December 31, 2020, we had $332 thousand in accrued obligations other liabilities related to the key man insurance policies.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Profit Sharing Plan

We maintain a contributory profit-sharing plan covering substantially all fulltime employees within the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). In 2016, the Safe Harbor element was removed from the plan and the employer may make a discretionary matching contribution equal to a uniform percentage or dollar amount of participants’ elective deferrals for each Plan Year. In 2015, we were required to make a safe harbor non-elective contribution equal to 3 percent of a participant’s compensation. The plan also includes a 401(k) savings plan feature that allows substantially all employees to make voluntary contributions and provides for discretionary matching contributions determined annually by the Board of Directors. For the years ending December 31, 2020, and 2019, the Company elected to forgo the match.

Operating Leases

As of December 31, 2020, we had two Operating leases as follows:

●	Office space in Akron, Ohio, with monthly payments of $3 thousand and an incremental borrowing rate of 14.55%. As of December 31, 2020, we had 29 months remaining on the lease.
●	A vehicle with monthly payments of less than $1 thousand. As of December 31, 2020, the Company had 13 months remaining on the lease.

Effective January 1, 2019 we adopted Topic 842. Targeted Improvements. As of December 31, 2020 we had two operating leases for office and assembly space and no financing leases. We elected the practical expedient ASU 2018-11, Leases (Topic 842): Targeted Improvements which allows the Company to apply the transition provision for Topic 842 at the Company’s adoption date. Therefore, we recognized and measured leases existing at January 1, 2019 (inception date). In addition, the Company elected the optional practical expedient permitted under the transition guidance which allows the Company to carry forward the historical accounting treatment for existing leases upon adoption. Lastly, the Company elected a short-term lease exception policy, permitting it to exclude the recognition requirements of this standard from leases with initial terms of 12 months or less. No impact was recorded to the income statement or beginning retained earnings for Topic 842.

F-26

Beginning January 1, 2019, operating ROU assets and operating lease liabilities are recognized based on the present value of lease payments, including annual rent increases, over the lease term at commencement date. Operating leases in effect prior to January 1, 2019 were recognized at the present value of the remaining payments on the remaining lease term as of January 1, 2019. As none of our leases included an implicit rate of return, we used our incremental borrowing rate based on lease term information available as of the adoption date or lease commencement date in determining the present value of lease payments. The impact of ASU No. 2016-02 on our consolidated balance sheet beginning January 1, 2019 was through the recognition of ROU assets and lease liabilities for operating leases. Amounts recognized at January 1 and December 31, 2019 for operating leases are as follows:

In thousands	January 1, 2019	December 31, 2019
ROU assets	$235	$131
Lease liability	$235	$134

On January 1, 2019, we had three operating leases for office and/or warehouse space and one operating lease for a vehicle as follows:

●	We were leasing approximately 7,000 sf of office space in Eugene, Oregon, with monthly payments of $4 thousand and an incremental borrowing rate of 15.06%. This lease was terminated in December 2019.
●	We were leasing a small office space in Akron, Ohio, with monthly payments of $3 thousand and an incremental borrowing rate of 14.55%. As of December 31, 2019, we had 41 months remaining on the lease with a lease liability of $96 thousand.
●	We were leasing a small office and warehouse in Anaheim, California, with monthly payments of $2 thousand and an incremental borrowing rate of 14.83%. As of December 31, 2019, we had 12 months remaining on the lease with a lease liability of $28 thousand.
●	We were leasing a vehicle with monthly payments of less than $1 thousand and an incremental borrowing rate of 14.83%. As of December 31, 2019, the Company had 25 months remaining on the lease with a lease liability of $9 thousand.

Other information related to our operating leases is as follows:

In thousands
ROU asset - January 1, 2019	$235
Decrease	$(11)
Amortization	$(93)
ROU asset - December 31, 2019	$131

Lease liability - January 1, 2019	$235
Decrease	$(11)
Amortization	$(90)
Lease liability - December 31, 2019	$134

F-27

In thousands
ROU asset - January 1, 2020	$131
Decrease	$-
Amortization	$(55)
ROU asset - December 31, 2020	$76

Lease liability - January 1, 2020	$134
Decrease	$-
Amortization	$(55)
Lease liability - December 31, 2020	$79

In thousands	December 31, 2020
Lease liability
Short term	$31
Long term	$48
Total	$79

As of December 31, 2020, our operating leases had a weighted average remaining lease term of 39.97 months and a weighted average discount rate of 14.57%.

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the lease liabilities recorded on the Consolidated Balance Sheet as of December 31, 2020:

In thousands
Year	Minimum lease payments
2021	$41
2022	$38
2023	$16
Thereafter	$-
Total	$95
Less interest	$(16)
Present value of future minimum lease payments	$79
Less current obligations	$(31)
Long term lease obligations	$48

LITIGATION

Our subsidiary, OMNIQ Vision, Inc. (f/k/a HTS (USA), Inc.), was previously in litigation with a former employee who claimed that he was owed wages and commissions. As of March 31, 2020, the case had been resolved. While the terms of the resolution are confidential, management has determined that the amounts involved in resolving the case are immaterial to the financial statements taken as a whole.

The Company recently was named a defendant in a Mississippi state lawsuit that is directly related to the RedLPR case (the “Mississippi case”). The Mississippi case also names RedLPR, LLC as a defendant. The Mississippi case was brought by Riverland Park Technologies (“Riverland”). Riverland is also a party to the RedLPR case. The Mississippi case was filed in the Circuit Court of Rankin County, Mississippi on September 21, 2020.

The Company was named a defendant in a case involving a former employee who claims he is owed approximately $60 thousand in unpaid commissions. The Company’s position is that the former employee’s claims have no apparent factual basis and appear to be designed to force a quick “nuisance value” settlement. This case was filed in the Superior Court of the State of California, County of San Diego on October 21, 2020.

F-28

The company is not a party to any other pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. To the knowledge of management, no director, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

NOTE 14 – STOCKHOLDERS’ EQUITY

PREFERRED STOCK

Series A

As of December 31, 2020 and 2019, there were 1,000,000 Series A preferred shares authorized and zero Series A preferred shares outstanding. The board of directors had previously set the voting rights for the preferred stock at 1 share of preferred to 13 common shares.

Series B

As of December 31, 2020 and 2019, there was one (1) preferred share authorized and zero preferred shares outstanding.

Series C

As of December 31, 2020 and 2019, there were 5,000,000 Series C Preferred Shares (“Series C”) authorized with 2,145,030 and 4,828,530 issued and outstanding, respectively. The Series C shares have preferential rights above common shares and the Series B Preferred Shares and is entitled to receive a quarterly dividend at a rate of $0.06 per share per annum and have a liquidation preference of $1 per share. Series C shares outstanding are convertible into common stock at the rate of 20 preferred shares to one share of common stock. As of December 31, 2020 and 2019, the accrued dividends on the Series C Preferred Stock was $253 thousand and $344 thousand, respectively.

In June 2020, certain holders of Series C Shares elected to convert $2.7 million or 2,683,500 Series C shares and $283 thousand in accrued dividends in exchange for 190,365 OMNIQ common stock shares.

The Series C Preferred Stock has a liquidation value and conversion price of $1.00 per share ($20.00 per 20 shares of preferred stock which convert to one share of common stock) and automatically converts into Common Stock at $1.00 per share ($20.00 per 20 shares of preferred stock which convert to one share of common stock) in the event that the Company’s common stock has a closing price of $30 per share for 20 consecutive trading days.

COMMON STOCK

In August 2020, OMNIQ’ Board of Directors adopted an Equity Incentive Plan (the “Plan”), as an incentive to retain in the employ of and attract new employees, directors, officers, consultants, advisors and employees to the Company. Pursuant to the Plan, one million (1,000,000) shares of the Company’s common stock, par value $0.001 (the “Shares”), were set aside and reserved for issuance. The Plan approved by our stockholders at the September 2020, shareholders’ meeting. For the year ending December 31, 2020, we issued 336,146 shares ( $1.6 million) to consultants and advisors for services rendered.

In December 2015, our Board of Directors approved the OMNIQ. Employee Stock Purchase Plan (the “ESPP”). For the years ending December 31, 2020 and 2019, employees purchased 302 ($1 thousand) shares and 287 ($1 thousand) shares of commons stock.

For the years ending December 31, 2020 and 2019, 216,750 and zero, respectively, in stock options and stock warrants were exercised in exchange for 90,691 shares of OMNIQ common stock.

F-29

In April 2020 and in conjunction with the Eyepax acquisition, we issued the former owner 80,000 share of OMNIQ common stock.

In September 2020 and pursuant to the 2020 Equity Incentive Plan, we granted options to purchase an aggregate of 745,000 shares of our common stock to certain of our employees, officers and directors. Included in the total shares granted are options to purchase 230,000 shares of its common stock to Mr. Shai Lustgarten, our Chief Executive Officer, options to purchase 40,000 shares of its common stock to Mr. Neev Nissenson, our Chief Financial Officer, options to purchase 150,000 shares of its common stock to Mr. Carlos J. Nissensohn, a consultant and principal stockholder, and options to purchase 10,000 shares of its common stock to our Directors Andy MacMillan and Yaron Shalem, respectively. The remaining 305,000 granted options are for other employees and consultants. The exercise price of all of the options granted was $4.40 per share, which was the closing price of the Company’s common stock on September 29, 2020, the day prior to the grant, except for the options granted to Shai Lustgarten and Carlos J. Nissensohn, which have an exercise price of $4.84 per share. The options granted to Shai Lustgarten and Carlos J. Nissensohn have a term of five (5) years and the balance of the options have a term of ten (10) years.

Effective November 11, 2019, we implemented a one-for-20 reverse stock split of the Company’s common stock. The par value of common stock and the number of authorized shares were not adjusted as a result of the reverse stock split. All share and per share amounts in the financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of common stock to additional paid-in capital.

In September 2019, and in accordance with the terms of the Convertible Promissory Note, Walefar and Campbeltown each exercised the right to convert $75 thousand in unpaid principal balance into fully paid and non-assessable shares of the Company’s common stock at a conversion price of $0.236. Accordingly, we issued 317,796 shares to each of Walefar and Campbeltown.

In September 2019, we entered into a letter agreement with Shai Lustgarten, the Company’s Chief Executive Officer, pursuant to which we and Mr. Lustgarten agreed to extend the term of Mr. Lustgarten’s employment agreement for an additional two (2) years. As consideration and in light of the Company’s achievements under the leadership of Mr. Lustgarten, the Company, pursuant to its 2018 Equity Incentive Plan, issued to Mr. Lustgarten 50,000 shares of the OMNIQ common stock valued at $250 thousand.

In September 2019, we entered into a letter agreement with Mr. Carlos J. Nissensohn and/or an entity under his control, a consultant to the Company and principal stockholder, pursuant to which they agreed to extend the term of Mr. Nissensohn’s and/or an entity under his control’s consulting agreement for an additional two (2) years. As consideration and in light of Mr. Nissensohn’s and/or an entity under his control’s past consulting services which we believe were essential to its recent achievements, we, pursuant to the 2018 Equity Incentive Plan, issued to Mr. Nissensohn and/or an entity under his control 27,500 shares of the Company’s common stock, valued at $138 thousand.

In April 2019, we entered into a form of Securities Purchase Agreement (the “Securities Purchase Agreement”) with accredited investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, on April 9, 2019 (the “Closing Date”), the Company sold an aggregate, with the Conversions included, of $5.0 million of units (the “Units”) resulting in gross proceeds of $5.0 million, before deducting placement agent fees and offering expenses (the “Offering”). The individual Unit purchase price was $6.00. Each Unit is comprised of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and a warrant to purchase one share of Common Stock, and, as a result of the Offering, the Company issued 833,333 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase 833,333 shares of Common Stock (the “Warrant Shares”) at an exercise price equal to $7.00 per Warrant Share, which Warrants are exercisable for a period of five and one-half years from the issuance date. Both Shai Lustgarten, the Company’s Chief Executive Officer, and Carlos J. Nissensohn, a consultant to and principal stockholder of the Company, participated in the Offering by converting $200 thousand each of unpaid principal owed to them from the HTS acquisition (the “Conversions”), by the Company in exchange for Shares and Warrants on the same terms as all other Purchasers. With the Conversions included, the Offering resulted in gross proceeds of $5.0 million. As a result of the Conversions, a principal amount of $150 thousand is owed to each Walefar and Campbeltown respectively under the note issued to them as partial consideration in the sale of HTS Image Processing to the Company on October 5, 2018.

F-30

Warrants and Stock Options

In connection with the April 2019 Securities Purchase Agreement previously described, we issued warrants to purchase 891,667 shares of our common stock at an exercise price equal to $7.00 per Warrant Share, which warrants are exercisable for a period of five and one-half years from the issuance date. The warrants were valued at $2.9 million. Also during 2019, we issued options to purchase 128,000 valued at $564 thousand.

These options and warrants were valued at the grant date using the Black-Scholes valuation methodology. The Company determines the assumptions used in the valuation of warrants and option awards as of the date of grant. Differences in the expected stock price volatility, expected term or risk-free interest rate may necessitate distinct valuation assumptions at those grant dates. As such, the Company may use different assumptions for options and warrants granted throughout the year. The valuation assumptions used to determine the fair value of each option/warrants award on the date of grant were: expected stock price volatility 156.0% - 157.0%; expected term in years 4.0-5.5; and risk-free interest rate 1.40% - 2.31%.

The following table summarizes information about warrants granted during the years ended December 31,:

	2020		2019
	Number of warrants	Weighted Average Exercise Price	Number of warrants	Weighted Average Exercise Price

Balance, beginning of year	1,166,667	$6.42	275,000	$4.55

Warrants granted	375,000	-	891,667	7.00
Warrants expired	25,000	-	-	-
Warrants cancelled, forfeited	-	-	-	-
Warrants exercised	150,000	-	-	-

Balance, end of year	1,366,667	$7.19	1,166,667	$6.42

Exercisable warrants	1,200,001	$7.14	1,166,667	$6.42

Outstanding warrants as of December 31, 2020 are as follows:

	Weighted Average		Weighted		Weighted
Range of	residual life		Average		Average
Exercise	span	Outstanding	Exercise	Exercisable	Exercise
Prices	(in years)	Warrants	Price	Warrants	Price

2.20	0.59	75,000	$2.20	75,000	$2.20
7.00	3.77	891,667	7.00	891,667	7.00
7.50	5.68	250,000	7.50	83,334	7.50
8.00	1.16	10,000	8.00	10,000	8.00
10.00	2.22	125,000	10.00	125,000	10.00
14.00	0.16	15,000	14.00	15,000	14.00

2.20 to 14.00	3.93	1,366,667	$8.12	1,200,001	$8.12

F-31

Warrants outstanding have the following expiry date and exercise prices as of the year ended December 31, 2020:

	Exercise
Expiry Date	Prices	2020	2019
June 26, 2020	$5.60	-	10,000
October 10, 2020	12.00	-	15,000
December 30, 2020	4.00	-	150,000
February 02, 2021	14.00	15,000	-
August 02, 2021	2.20	75,000	75,000
October 10, 2021	10.00	25,000	25,000
February 27, 2022	8.00	10,000	-
May 18, 2023	10.00	50,000	-
October 14, 2023	10.00	50,000	-
October 06, 2024	7.00	891,667	891,667
September 01, 2025	7.50	83,334	-
June 04, 2026	7.50	83,333	-
December 04, 2027	7.50	83,333	-

	$8.37	1,366,667	1,166,667

We have a stock option plan whereby the Board of Directors, may grant to directors, officers, employees, or consultants of the Company options to acquire common shares. The Board of Directors of the Company has the authority to determine the terms, limits, restrictions and conditions of the grant of options, to interpret the plan and make all decisions relating thereto. The plan was adopted by the Company’s Board of Directors on November 17, 2014 in order to provide an inducement and serve as a long-term incentive program. The maximum number of common shares that may be reserved for issuance was set at 500,000.

The option exercise price is established by the Board of Directors and may not be lower than the market price of the common shares at the time of grant. The options may be exercised during the option period determined by the Board of Directors, which may vary, but will not exceed ten years from the date of the grant. There are 500,000 of the Company’s common shares which may be issued pursuant to the exercise of share options granted under the Plan..

Stock Options - The following table summarizes information about stock options granted during the years ended December 31, 2020 and 2019:

	2020		2019
	Number of stock options	Weighted Average Exercise Price	Number of stock options	Weighted Average Exercise Price

Balance, beginning of year	1,133,550	$4.00	1,006,050	$3.80

Stock options granted	775,000	-	127,500	5.00
Stock options expired	-	-	-	-
Stock options cancelled, forfeited	30,250	-	-	-
Stock options exercised	66,750	-	-	-

Balance, end of year	1,811,550	4.32	1,133,550	4.00

Exercisable stock options	999,988	$4.05	952,425	$3.94

F-32

Outstanding stock options as of December 31, 2020, are as follows:

	Weighted
	Average		Weighted
Range of	residual life		Average		Weighted
Exercise	span	Outstanding	Exercise	Exercisable	Average
Prices	(in years)	Stock Options	Price	Stock Options	Exercise Price

1.70	1.13	114,050	$1.70	114,050	$1.70
2.20	0.59	175,000	2.20	175,000	2.20
2.40	2.18	272,000	2.40	272,000	2.40
4.20	4.30	10,000	4.20	5,000	4.20
4.40	8.39	454,250	4.40	88,000	4.40
4.84	9.75	380,000	4.84	-	4.84
5.00	2.52	147,500	5.00	87,188	5.00
5.40	2.92	133,750	5.40	133,750	5.40
10.00	3.89	125,000	10.00	125,000	10.00

1.7 to 10	5.32	1,811,550	$4.05	999,988	$5.32

Stock options outstanding at the end of the year have the following expiry date and exercise prices:

	Exercise
Expiry Date	Prices	31-Dec-20	31-Dec-19

August 02, 2021	$2.20	175,000	175,000
February 17, 2022	1.50	38,017	38,017
February 17, 2022	1.80	76,033	76,033
February 28, 2023	5.00	20,000	-
March 05, 2023	2.40	272,000	340,000
July 31, 2023	5.00	127,500	127,500
October 31, 2023	4.40	89,250	108,250
November 30, 2023	5.40	133,750	143,750
November 20, 2024	10.00	125,000	125,000
April 20, 2025	4.20	10,000	-
September 30, 2030	4.40	365,000	-
September 30, 2030	4.84	380,000	-

	$4.26	1,811,550	1,133,550

F-33

We recorded stock compensation expense relating to the vesting of stock options and warrants as follows for the years ended December 31, 2020 and 2019;

	2020	2019
In thousands
Stock compensation	$-	$388
Stock Option vesting	709	879
Total	$709	$1,267

NOTE 15 – RELATED PARTY TRANSACTIONS

In February 2020 we amended the consulting agreement with Mr. Carlos J. Nissensohn, a principal shareholder of the Company and a family member of a Director of the Company. The terms and condition of the contract are as follows:

●	48-month term with 90 day termination notice by the Company

●	A monthly fee of $30 thousand.

●	If we procure debt financing during the term of Mr. Nissensohn’s agreement, without any equity component, Mr. Nissensohn shall be entitled to 3% of the gross funds raised, however if we are required to pay a success fee to another external entity, then Mr. Nissensohn shall be entitled to only 2% of the gross funds raised.

●	In addition to the above, in the event of an equity financing resulting in gross proceeds of at least $3 million to us within 24 months of the date the contract, Mr. Nissensohn shall further be entitled to certain warrants to be granted by us which upon their exercise pursuant to their terms, Mr. Nissensohn shall be entitled to receive OMNIQ shares which represent 3% of the OMNIQ issued share capital immediately prior to the consummation of such investment. The warrants will carry an exercise price per warrant/share representing 100% of the closing price per share as closed in the equity financing. This section and the issue of the warrant by OMNIQ are subject to the approval of the Board of Directors of OMNIQ. However, if the Board does not approve the issuance of warrants; then Mr. Nissensohn will be entitled to a fee with the equivalent value based on a Black Scholes valuation

●	In addition to the above, Mr. Nissensohn will be entitled to a $80 thousand one-time payment which shall be paid on the 1st day that the OMNIQ shares become traded on the NASDAQ or NYSE Stock Market within 24 months of the date of the contract

●	In addition to the aforementioned, in the event that we close any M&A transaction with a third party target, Mr. Nissensohn shall be entitled to a success fee in the amount equal to 5% of the total transaction price, in any combination of cash and shares that will be determined by OMNIQ

Additional related party transactions are discussed in Notes 10.

NOTE 16 – INCOME TAX

For the year ended December 31, 2020, the Company has $5 thousand of current income tax provision (US State & Local and Foreign) and no deferred income tax provision.

The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows as of December 31,

In thousands
Deferred tax assets	2020	2019
Reserves and deferred revenue	$258	$238
163(J) Limitation	1,446	664
Stock options	-	-
Net operating loss	7,240	5,319
Total gross deferred tax assets	8,944	6,221
Less: Valuation Allowance	(8,325)	(5,414)
Net deferred tax assets	619	807

Deferred tax liabilities
Amortization of intangible assets and depreciation	(619)	(807)
Total deferred tax liabilities	(619)	(807)

Net deferred tax assets	$-	$-

F-34

Components of net deferred tax assets, including a valuation allowance, are as follows as of December 31:

	2020	2019
Deferred tax assets	$8,325	$5,414
Valuation allowance	(8,325)	(5,414)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2020 and 2019 was $8.3 million and $5.4 million, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management has recorded a 100% Valuation Allowance, against its Net Deferred Tax Assets, since Management believes it is more likely than not that it will not be realized at the date of this statement. The Company will continue to monitor the potential utilization of this asset. Should factors and evidence change to aid in this assessment, a potential adjustment to the valuation allowance in future periods may occur. The Company records any penalties and interest as a component of operating expenses.

The reconciliation between statutory rate and effective rate is as follows as of December 31, 2020 and 2019:

	2020	2019
Federal statutory tax rate	21%	21.0%
State taxes	4.42%	1.41%
Foreign income taxes	-%	-%
Nondeductible items	(1.89)%	(11.52)%
Acquisition accounting adjustments	-%	-%
Change in valuation allowance	(29.71)%	13.48%
Return to provision adjustments	1.66%	(25.33)%
Rate Change	4.03%	-%
Other	.44%	0.56%

Effective tax rate	(.06)%	(0.40)%

The Company reported no uncertain tax liability as of December 31, 2020 and expects no significant change to the uncertain tax liability over the next twelve months. The Company’s 2014, 2015, 2016, 2017, and 2018 federal and state income tax returns are open for examination by the applicable governmental authorities.

As  of December 31, 2019, the Company had a net operating loss (NOL) carryforward of approximately $22.1 million. The NOL carryforward begins to expire in 2024. Under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC Section 382”), a corporation that undergoes an “ownership change” is subject to limitations on its use of pre-change NOL carryforwards to offset future taxable income. Within the meaning of IRC Section 382, an “ownership change” occurs when the aggregate stock ownership of certain stockholders (generally 5% shareholders, applying certain look-through rules and aggregation rules which combine unrelated shareholders that do not individually own 5% or more of the corporation’s stock into one or more “public groups” that may be treated as 5-percent shareholder) increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). In general, the annual use limitation equals the aggregate value of common stock at the time of the ownership change multiplied by a specified tax-exempt interest rate. The Company has not completed a study as to whether there is a 382 limitation on its NOLs that will limit or possibly eliminate the use of its NOLs in the future. Company’s Management has recorded a 100% valuation allowance on the entire NOL as it believes that it is more likely than not that the deferred tax asset associated with the NOLs will not be realized regardless of whether or not an “ownership change” has occurred.

NOTE 17 – SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through the date of this filing. No other significant events have occurred besides the events disclosed in the Notes to the Financial Statements.

F-35

OMNIQ CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share data)	As of
	June 30, 2021	December 31, 2020
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$5,437	$4,594
Accounts receivable, net	6,256	9,661
Inventory	2,276	1,507
Prepaid expenses	476	670
Contract Asset	854	-
Other current assets	10	10
Total current assets	15,309	16,442

Property and equipment, net of accumulated depreciation of $685 and $600 respectively	210	289
Goodwill	14,695	14,695
Trade name, net of accumulated amortization of $3,565 and $3,362, respectively	825	1,028
Customer relationships, net of accumulated amortization of $8,832 and $8,111, respectively	3,758	4,479
Other intangibles, net of accumulated amortization of $460 and $382, respectively	963	1,042
Restricted Cash	-	533
Right of use lease asset	61	76
Other assets	39	74
Total assets	$35,860	$38,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$32,918	$26,811
Line of credit	1,846	4,914
Accrued payroll and sales tax	1,136	1,717
Notes payable, related parties – current portion	390	433
Notes payable – current portion	5,447	6,449
Lease liability – current portion	32	31
Other current liabilities	1,160	1,412
Total current liabilities	42,929	41,767

Long term liabilities
Notes payable, related party, less current portion	488	683
Accrued interest and accrued liabilities, related party	60	56
Notes payable, less current portion	-	1
Lease liability	32	48
Other long term liabilities	988	1,146
Total liabilities	44,497	43,701

Stockholders’ equity (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated, 0 shares issued and outstanding	-	-
Series B Preferred stock; $0.001 par value; 1 share designated, 0 shares issued and outstanding	-	-
Series C Preferred stock; $0.001 par value; 3,000,000 shares designated, 2,145,030 shares issued and outstanding, respectively	1	2
Common stock; $0.001 par value; 15,000,000 shares authorized; 5,052,531 and 4,684,736 shares issued and outstanding, respectively.	5	5
Additional paid-in capital	54,117	51,842
Accumulated (deficit)	(62,628)	(56,726)
Accumulated other comprehensive loss	(132)	(166)
Total stockholders’ equity (deficit)	(8,637)	(5,043)
Total liabilities and stockholders’ equity (deficit)	$35,860	$38,658

The accompanying unaudited notes should be read on conjunction with these unaudited condensed consolidated financial statements.

F-1

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months		For the six months
	ending June 30,		ending June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenues
Total Revenues	$13,119	$12,677	$32,870	$26,476

Cost of goods sold
Cost of goods sold	9,820	10,099	26,936	20,862

Gross profit	3,299	2,578	5,934	5,614

Operating expenses
Research & Development	468	447	962	832
Selling, general and administrative	4,109	2,892	8,547	7,031
Depreciation	42	43	85	90
Amortization	522	510	1047	1,011
Total operating expenses	5,141	3,892	10,641	8,964

Loss from operations	(1,842)	(1,314)	(4,707)	(3,350)

Other income (expenses):
Interest expense	(714)	(418)	(1,304)	(1,213)
Other (expenses) income	49	(260)	160	(302)
Total other expenses	(666)	(678)	(1,144)	(1,515)

Net Loss Before Income Taxes	(2,507)	(1,992)	(5,850)	(4,865)

Provision for Income Taxes	-	-	-	-
Current		-		-
Total Provision for Income Taxes	(3)	-	(3)	-

Net Loss attributable to OMNIQ Corp.	$(2,510)	$(1,992)	$(5,853)	$(4,865)

Foreign currency translation adjustment	(71)	3	(132)	(14)

Comprehensive loss	(2,581)	(1,989)	(5,985)	(4,879)

Reconciliation of net loss to net loss attributable to common shareholders
Net loss	(2,510)	(1,992)	(5,853)	(4,865)

Less: Preferred stock – Series C dividend	(25)	(54)	(57)	(126)

Net loss attributable to the common stockholders	$(2,535)	$(2,046)	$(5,910)	$(4,991)

Net (loss) per share - basic	$(0.53)	$(0.49)	$(1.24)	$(1.21)

Weighted average number of common shares outstanding - basic	4,930,149	4,141,061	4,816,718	4,135,420

The accompanying unaudited notes should be read in conjunction with these unaudited condensed consolidated financial statements.

F-2

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

								Total
	Series C				Additional		Other	Stockholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
(In thousands)	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	(Deficit)

Balance, December 31, 2019	4,829	$5	3,960	$4	$46,861	$(45,063)	$1	$1,808
Dividend on Class C Shares	-	-	-	-	-	(72)	-	(72)
Accumulated other comprehensive loss	-	-	-	-	-	-	(17)	(17)
Stock-based compensation – options and warrants	-	-	-	-	190	-	-	190
Subscribed common stock			-		440	-	-	440
Professional fees – restricted shares	-	-	65	-	354	-	-	354
Other misc. items	-	-	-	-	-	14	-	14
Net (loss)	-	-	-	-	-	(2,873)	-	(2,873)
Balance, March 31, 2020	4,829	$5	4,025	$4	$47,845	$(47,994)	$(16)	$(156)
Dividend on Class C Shares	-	-	-	-	-	(54)	-	(54)
Accumulated other comprehensive loss	-	-	-	-	-	-	3	3
Stock-based compensation – options and warrants	-	-	-	-	105	-	-	105
Subscribed common stock			80		-	-	-	-
Professional fees – restricted shares	-	-	67	-	547	-	-	547
exercise of stock options and warrants	-	-	34	-	-	-	-	-
Conversion agreements - preferred shares	(2,684)	(3)	-	-	3	-	-	-
Conversion agreements - debt	-	-	-	-	822	-	-	822
Net (loss)	-	-	-	-	-	(1,992)	-	(1,992)
Balance, June 30, 2020	2,145	$2	4,206	$4	$49,322	$(50,040)	$(13)	$(725)
Balance, December 31, 2020	2,145	$2	4,685	$5	51,842	$(56,726)	$(166)	$(5,043)
Dividend on Class C Shares	-	-	-	-	-	(31)	-	(31)
ESPP Stock Issuance	-	-	-	-	1	-	-	1
Stock-based compensation – options, warrants, issuances	-	-	-	-	786	-	-	786
Stock and Warrant issued for services	-	-	25	-	188	-	-	188
exercise of stock options and warrants	-	-	6	-	2	-	-	2
Cumulative Translation Adjustment	-	-	-	-	-	-	105	105
Other	-	-	-	-	-	(4)	-	(4)
Net (loss) income	-	-	-	-	-	(3,343)	-	(3,343)
Balance, March 31, 2021	2,145	2	4,716	5	52,819	(60,104)	(61)	(7,339)
Dividend on Class C Shares	-	-	-	-	-	(14)	-	(14)
ESPP Stock Issuance	-	-	1	-	4	-	-	4
Stock-based compensation – options, warrants, issuances	-	-	-	-	786	-	-	786
Stock and Warrant issued for services	-	-	-	-	-	-	-	-
exercise of stock options and warrants	-	-	240	-	304	-	-	304
Cumulative Translation Adjustment	-	-	-	-	-	-	(71)	(71)
Conversion of Equity	(1,400)	(1)	70	-	1	-	-	-
Conversion of debt	-	-	25	-	203	-	-	203
Net (loss) income	-	-	-	-	-	(2,510)	-	(2,510)
Balance, June 30, 2021	745	1	5,052	5	54,117	(62,628)	(132)	(8,637)

The accompanying unaudited notes should be read in conjunction with these condensed unaudited consolidated financial statements.

F-3

OMNIQ CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(UNAUDITED)

	For the six months ended
	June 30,
(In thousands)	2021	2020
Cash flows from continuing operating activities:
Net loss	$(5,853)	$(4,865)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock based compensation	1,963	753
Amortization of ROU lease asset	15	27
Depreciation and amortization	1,088	1,102
Changes in operating assets and liabilities:
Accounts receivable	3,405	(5,096)
Prepaid expenses	194	(228)
Inventory	(769)	344
Contract Asset	(854)	-
Accounts payable and accrued liabilities	6,107	7,410
Accrued interest and accrued liabilities, related party	4	(26)
Accrued payroll and sales taxes payable	(581)	359
Other assets	2	59
Lease liability	(15)	(26)
Other liabilities	(456)	(362)
Net cash (used in) provided by operating activities	4,250	(549)

Cash flows from investing activities:

Other assets	568	49
Purchase of property and equipment	(6)	(1)
Net cash provided by (used in) investing activities	562	48

Cash flows from financing activities:
Proceeds from ESPP stock issuance	5	-
Net Proceeds from Warrant exercise	280	-
Net Proceeds from Options exercise	24	-
Proceeds from / (payments on) line of credit	(3,068)	2,118
Proceeds from notes/loans payable	-	888
Payment on notes/loans payable	(1,241)	(701)
Net cash provided by (used in) financing activities	(4,000)	2,305

Foreign currency Exchange	31	-

Net increase (decrease) in cash	843	1,804
Cash, beginning of period	4,594	1,615
Cash, end of period	$5,437	$3,419

Cash paid for interest	$704	$1,065
Cash paid for taxes	$8	$-
Supplementary for non-cash flow information:
Stock issued for services	$188	$525
Intangible assets acquired in non-cash exchange	-	885
Stock options and warrants issued	$-	$228

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

OMNIQ CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

OMNIQ Corp., a Delaware corporation, formerly Quest Solution, Inc., together with its wholly owned subsidiaries, referred to herein as “we,” “us,” and “our” (“OMNIQ” or the “Company”), was incorporated in 1973. Since its incorporation, the Company has been involved in various lines of business.

From 2008 and to 2013, we were in the business of developing oil and gas reserves. In January 2014, we determined it was in the best interest of our stockholders to focus on operating companies with a track record of positive cash flows and larger existing revenue bases. Our strategy developed into leveraging management’s relationships in the business world for investments for the Company.

Since 2014, we have made the following acquisitions resulting in us becoming a leading provider of computerized and machine vision image processing solutions:

●	Quest Solution, Inc. (January 2014)
●	Bar Code Specialties, Inc. (November 2014)
●	ViascanQdata, Inc (October 2015 – later sold in September 2016)
●	HTS Image Processing, Inc. (October 2018)
●	EyepaxIT Consulting LLC. (February 2021)

We use patented and proprietary artificial intelligence (AI) technology to deliver data collection, real time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services we provide helps our clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

We offer end-to-end solutions that include hardware, software, communications, and full lifecycle management services. We are an established manufacturer and distributor of barcode labels, tags, and ribbons, as well as RFID labels and tags. Our highly tenured team of professionals has the knowledge and expertise to simplify the integration process for our customers, and our team delivers proven problem-solving solutions backed by numerous customer references. We offer comprehensive packaged and configurable software and we are a leading provider of best-in-class mobile and wireless equipment.

Our customers include government agencies and leading Fortune 500 companies from diverse sectors, including healthcare, food and beverage, manufacturing, retail, distribution, transportation and logistics, and oil, gas, and chemicals.

COVID-19

The outbreak of the COVID-19 pandemic continues to affect the United States of America and the world, including in the primary regions we operate. Many State Governors issued temporary Executive Orders in 2020, that, among other stipulations, effectively limited in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders are in the process of being lifted. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely. In response to the COVID-19 pandemic, we proactively implemented certain measures to strengthen cash flow, manage costs, strengthen liquidity and enhance employee safety. These measures included the reduction of payroll costs, a reduction in capital expenditures and other discretionary spending, the elimination of most business travel and restriction of visitors to our corporate office, enhanced cleaning and disinfection procedures at our corporate office and branch locations, promotion of social distancing and the wearing of face coverings (masks) at our corporate office and branch locations, and requirements for employees to work from home where possible.

The extent of the ultimate impact of the pandemic on our operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

F-5

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We describe our significant accounting policies in Note 2 of the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. During the six-month period ended June 30, 2021, there were no significant changes to those accounting policies.

Principles of Consolidation and Basis of Presentation

Our unaudited condensed consolidated financial statements include the financial position and results of operations of OMNIQ Corp. and its wholly owned subsidiaries Quest Marketing, Inc., Quest Exchange Ltd., and HTS Image Processing, Inc., collectively referred to herein as “we” or “us” or “our” or the “Company.”

All significant intercompany accounts and transactions have been eliminated in these unaudited condensed consolidated financial statements. Business combinations are included in the unaudited condensed consolidated financial statements from their respective dates of acquisition.

We have prepared the interim unaudited condensed consolidated financial statements included herein, in accordance with accounting principles generally accepted in the United States of America, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although we believe the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with our financial statements for the year ended December 31, 2020 and notes thereto included in our Form 10-K filed with the SEC on March 31, 2021. The Company operates in one segment.

Operating results for the six months ended June 30, 2021, are not necessarily indicative of the results that may be expected for the year ended December 31, 2021.

Use of Estimates

We prepare our unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our unaudited condensed consolidated financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

Goodwill and Intangibles

We have made acquisitions in the past that resulted in the recognition of goodwill. Goodwill is the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. We evaluate goodwill for impairment annually or more frequently, if triggering events occur or other impairment indicators arise which might impair recoverability.

F-6

Application of the goodwill impairment test requires judgment. We performed a Step 1 quantitative assessment of goodwill impairment as of December 31, 2020, our annual impairment test date. We compared the carrying value inclusive of goodwill and definite-lived intangible assets, to its fair value. We estimated the fair value of these reporting units by weighting results from the income approach and the market approach, as further described in Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2020. Based on this quantitative test, we determined there was no impairment as of the December 31, 2020.

The assets are being amortized on the straight-line method over useful lives ranging from 3 to 11 years. No events or indicators have occurred subsequent to December 31, 2020 that would affect the intangible assets. No impairment expense was recognized for the Six Months Ended June 30, 2021.

Foreign Currency Translation

Our unaudited condensed consolidated financial statements are presented in U.S. dollars. The functional currency for the Company is U.S. dollars. Transactions in currencies other than the functional currency are recorded using the appropriate exchange rate at the time of the transaction. All of our continuing operations are conducted in U.S. dollars except its subsidiary located in Israel. The records of the Israeli operation were maintained in the local currency and re-measured to the functional currency as follows: monetary assets and liabilities are converted using the balance sheet period-end date exchange rate, while the non-monetary assets and liabilities are converted using the historical exchange rate. Expenses and income items are converted using the weighted average exchange rates for the reporting period. Foreign transaction gains and losses are reported on the unaudited condensed consolidated statement of operations and were included in the amount of loss from comprehensive income.

Net Loss Per Common Share

Net loss per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net loss per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive. The weighted-average number of common shares outstanding for computing basic EPS for the six-months ended June 30, 2021 and 2020 were 4,816,718 and 4,135,420, respectively. Diluted net loss per share of common stock is the same as basic net loss per share of common stock because the effects of potentially dilutive securities are antidilutive.

The following table sets forth the potentially dilutive securities excluded from the computation of diluted net loss per share because such securities have an anti-dilutive impact due to losses reported as of:

In thousands	June 30, 2021	December 31, 2020
Options to purchase common stock	1,605	1,553
Convertible preferred stock	-	-
Warrants to purchase common stock	1,237	75
Potential shares excluded from diluted net loss per share	2,842	1,628

Purchase Accounting and Business Combinations

We account for our business combinations using the purchase method of accounting which requires that intangible assets be recognized apart from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured on the fair value of consideration exchanged and, if the consideration given is not cash, measurement is based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more reliably measurable. The excess of cost of an acquired entity over the fair value of identifiable acquired assets and liabilities assumed is allocated to goodwill.

F-7

The valuation and allocation processes rely on significant assumptions made by management. In certain situations, the allocations of excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when we receive updated information, including appraisals and other analyses, which are completed within one year of the acquisition. Revisions to the fair values, which may be significant, are recorded when pending information is finalized, within one year from the acquisition date.

Revenue Recognition.

When entering into contracts with our customers, we review follow the five steps outline in Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606):

i.	Identify the contract with our customer.

ii.	Identify the performance obligations in the contract.

iii.	Determine the transaction price.

iv.	Allocate the transaction price to the performance obligations. And

v.	Evaluate the satisfaction of the performance obligations,

We account for contracts, with our customers, when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

We evaluate, in accordance with Topic 606, whether we meet the criteria to be a principal or an agent and record the revenue on a gross or net basis. We are considered a principal if we obtain control of any one of the following:

i.	A good or another asset from another party that we then transfer to our customer.

ii.	A right to a service to be performed by another party, which gives the us the ability to direct that party to provide the service to the customer on our behalf, and

iii.	A good or service from another party that we then combine with other goods or services in providing the specified good or service to our customer.

We have certain relationships with manufacturers and suppliers to sell us products or provide services. Our contracts may transfer to our customer a right to a future service or product to be provided by our manufacturer or supplier. When a specified good or service is a right to a good or service is provided by a manufacturer or supplier, we evaluate whether we control the right to the goods or services before that right is transferred to the customer rather than whether we control the underlying goods or services.

Indicators that we control the specified good or service before it is transferred to the customer (and we are therefore a principal) include, but are not limited to, the following:

i.	We are responsible for fulfilling the promise to provide the specified good or service. This typically includes responsibility for the acceptability of the specified good or service. If we are primarily responsible for fulfilling the promise to provide the specified good or service, this may indicate that the other party involved in providing the specified good or service is acting on our behalf. Often, we provide value added services (combining hardware, integrating hardware to software, etc.) to the products and services purchased from our manufacturers and suppliers.

ii.	We have inventory risk before the specified good or service has been transferred to a customer. Our purchases of products or services from our manufactures and suppliers is evidenced by our issuing a binding purchase order contract with the negotiated terms including specifications, pricing, delivery among other things. Our obligation for purchased products and services is mutually exclusive of our customers’ performance (failure to take acceptance, make payment, etc.

F-8

iii.	We have sole discretion in establishing our price for the specified good or service. Establishing the price our customer pays for a specified good or service may indicate we have the ability to direct the use of that good or service and obtain substantially all of the remaining benefits. We control and set the pricing for the product or services to be provided to our customers.

If the terms of a transaction do not indicate we are acting as a principal in the transaction, we are then considered acting as an agent and the associated revenues would be recognized on a net basis.

As principal, when (or as) we satisfy a performance obligation, we recognize revenue in the gross amount of consideration which we expect to be entitled in exchange for the specified good or service transferred. We are an agent if our performance obligation is to arrange for the provision of the specified good or service by another party. As an agent, we do not control the specified good or service provided by another party before that good or service is transferred to our customer. As an agent, when (or as) we satisfy a performance obligation, we recognize revenue in the amount of any fee or commission which we expect to be entitled in exchange for arranging for the specified goods or services to be provided by another party to our customer.

Under Topic 606, we recognize revenue (on either a gross or net basis previously discussed) only when we satisfy a performance obligation by transferring a promised good or service to our customer. A good or service is considered to be transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue (either gross or net) once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to payment for the product or service,
ii.	The customer has legal title to the product,
iii.	We have transferred physical possession of the product to the customer,
iv.	The customer has the risk and rewards of ownership of the product, and
v.	The customer has accepted the product.

Revenue Recognition for Hardware. Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. We recognize revenue from these transactions when control has passed to the customer.

Manufacturers and suppliers, from whom we purchase hardware, often provide their warranties only providing assurance the products and services will conform to their specifications. These assurance type warranties are not sold separately and are not considered separate performance obligations. In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Software. Sales of software licenses are generally considered a single performance obligation. When we are considered to be the principal, we recognize revenues on a gross basis at the point the software is delivered to and accepted by our customer. Generally, software licenses are sold with accompanying third-party delivered software assurance, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software assurance is in effect.

F-9

As explained above, we evaluate whether the software assurance is a separate performance obligation by assessing if the third-party delivered software assurance is critical or essential to the core functionality of the software itself. This involves considering:

i.	If the software provides its original intended functionality to the customer without the updates,
ii.	If the customer would ascribe a higher value to the upgrades versus the up-front deliverable,
iii.	If the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and
iv.	If the customer chooses to not delay or always install upgrades.

If we determine the accompanying third-party delivered software assurance is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software assurance are recognized as a single performance obligation.

In some transactions, a third-party will provide the customer with an extended warranty. These extended warranties are sold separately and provide the customer with a service in addition to assurance that the product will function as expected. We consider these warranties to be separate performance obligations from the underlying product. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Services. We provide professional services, which include project managers and consultants recommending, designing and implementing IT solutions. Revenue from professional services is recognized either on a time and materials basis or proportionally, as costs are incurred for fixed fee project work. Revenue is recognized on a gross basis each month as work is performed and we transfer those services.

Revenues from the sale of professional and support services, provided by us, are recognized over the period the service is provided. As the customer receives the benefit of the service each month, we recognize the respective revenue on a gross basis as we are acting as a principal in the transaction. Additionally, we manage services team provides project support to customers that are billed on a fixed fee basis. We are acting as the principal in the transaction and recognize revenue on a gross basis based on the total number of hours incurred for the period over the total expected hours for the project. Total expected hours to complete the project is updated for each period and best represents the transfer of control of the service to the customer.

Contract Asset. The Company recognizes revenue as explained in accordance with ASC 606. The Company has entered into contracts with customers that only allow us to invoice the customer once the total project is completed, creating a contract asset which is presented on a separate line item on the balance sheet as a current asset.

Freight Costs. We record both the freight billed to its customers and the related freight costs as cost of sales when the underlying product revenue is recognized. For freight not billed to its customers, we record the freight costs as cost of sales. The Company considers shipping to be a fulfillment activity and not a separate performance obligation.

Stock-Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by Financial Accounting Standards Board (the “FASB”) where the value of the award is measured on the date of grant and recognized as compensation expense on the straight-line basis over the vesting period.

We record stock-based compensation expense according to the provisions of ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under the provisions of ASC Topic 718, the Company determines the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

We account for equity instruments issued to parties other than employees for acquiring goods or services under guidance of section 505-50-30 of the FASB Accounting Standards Codification (“FASB ASC Section 505-50-30”). Pursuant to FASB ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

F-10

Recent Accounting Pronouncements

We have evaluated the recent pronouncements and believe their adoption will not have a material effect on our financial statements.

Reclassifications and Comparability

Certain amounts in the financial statements of prior years have been reclassified to conform to the current year presentation for comparative purposes. This had no effect on total assets or net income.

NOTE 3 – GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. As of June 30, 2021, we had a working capital deficit of $28.7 million and an accumulated deficit of $62.6 million. These facts and others raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis.

Management’s plan to eliminate the going concern situation includes, but is not limited to, the following:

●	The continuation of improving cash flow by maintaining moderate cost reductions (subsequent to aggressive cost reduction actions implemented in previous years);

●	Increasing the accounts receivable factoring line of credit;

●	Negotiating lower interest rates on outstanding debt;

●	Potential issuances of additional common stock;

●	The creation of additional sales and profits across its product lines, and the obtaining of sufficient financing to restructure current debt in a manner more in line with the Company’s improving cash flow and cost reduction successes;

●	In our portfolio of products, we have a computer vision technology that is based on AI and machine learning concepts. These solutions have a higher gross profit that will provide an increase in cashflow on a consolidated basis going forward. The Company has an operating facility with the ability for light manufacturing and assembling components, which helps reduce the cost of goods and increase profit margins;

NOTE 4 – CONCENTRATIONS

For the six-months ended June 30, 2021 and the year ended December 31, 2020, two customers accounted for 41.3% and 37.2%, respectively, of the Company’s consolidated revenues.

Accounts receivable at June 30, 2021 and December 31, 2020 are made up of trade receivables due from customers in the ordinary course of business. Two customers made up 22.7% of the accounts receivable balance at June 30, 2021 and one customer represented 46% of the balance of accounts receivable at December 31, 2020.

F-11

Accounts payable are made up of amounts due to suppliers in the ordinary course of business at June 30, 2021 and December 31, 2020. One vendor made up 94% and 92.4% of our accounts payable on June 30, 2021 and December 31, 2020, respectively.

NOTE 5 – BUSINESS ACQUISITION

In February 2020, OMNIQ entered in an asset purchase agreement with Eyepax IT Consulting LLC, a California limited liability company, (“Eyepax”) and its principal owners (collectively the “Sellers”), pursuant to which we purchased certain assets from the Sellers at a cash purchase price of $245,000. As additional consideration, the Company issued to the Sellers 80,000 shares of the Company’s common stock and an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $5.00 per share, subject to adjustment, which shall vest quarterly in four (4) equal installments and expire on February 28, 2023. The Company entered into an employment agreement with Mr. Lalith Caldera, a principal owner of Eyepax, agreeing to pay Mr. Caldera an annual salary of $100,000.

NOTE 6 – CREDIT FACILITIES AND LINE OF CREDIT

We maintain operating lines of credit, factoring and revolving credit facilities with banks and finance companies to provide us working capital.

In July 2016, we entered into a Factoring and Security Agreement (the “FASA”) with Action Capital Corporation (“Action”) to establish a sale of accounts receivable credit facility, whereby we may obtain short-term financing by selling and assigning acceptable accounts receivable to Action. Pursuant to the FASA, the outstanding principal amount of advances made by Action at any time shall not exceed $5.0 million. Action reserves and withholds up to 5% of the face amount of each account purchased in a reserve account. As of June 30, 2021 and December 31, 2020, the balance outstanding was $1.8 million and $4.9 million, respectively.

The annual interest rate with respect to the daily average balance of unpaid advances outstanding under the FASA (computed on a monthly basis) is equal to the “Prime Rate” of Wells Fargo Bank N.A. plus 2.0%, plus a monthly fee equal to 0.75% of the average outstanding balance. We also pay all other costs incurred by Action under the FASA, including all bank fees. The FASA continues in full force and effect unless terminated by either party upon 30 days’ prior written notice. The FASA credit facility is collateralized with a security interest in certain assets of the Company. The FASA includes customary representations and warranties and default provisions for transactions of this type.

NOTE 7 – RELATED PARTY NOTES PAYABLE

Related party notes payable, consisted of the following as of:

	June 30, 2021	December 31, 2020
In thousands
Note payable –Marin	$540	$660
Note payable –Thomet	338	413

Note payable–Shareholder Convertible Note	-	43
Total notes payable	878	1,116
Less current portion	(390)	(433)
Long-term portion	$488	$683

Note Payable -Marin

In December 2017, we entered into a $660 thousand, 1.89% annual interest rate note payable (the “Marin Note”) with two individuals from whom we previously acquired their company (in 2014). The Marin Note is payable in 60 monthly principal payments of $20 thousand beginning in October 2018. Accrued interest payable as of June 30, 2021, was $60 thousand. Accrued interest is payable at maturity.

F-12

Note Payable – Thomet

In December 2017, we entered into a $750 thousand, zero percent annual interest rate note payable (the “Thomet Note”) with an individual from whom we previously acquired his company (in 2014). The Thomet Note is payable in 60 monthly principal payments of $13 thousand beginning in October 2018.

Note Payable – Shareholder Convertible Note

In October 2018, we entered into a $700 thousand, 6% annual interest rate convertible note payable (the “Shareholder Convertible Note”) with Walefar and Campbeltown (collectively the “Holders”), in connection with the HTS Image Processing, Inc. Mr. Shai Lustgarten, our Chief executive Officer and Director is the principal shareholder in Walefar. Mr. Carlos J. Nissensohn, a consultant and significant shareholder in OMNIQ, is the principal shareholder in Campbeltown. The Shareholder Convertible Note was retired in 2021.

Future maturities of related party notes payable as of June 30, 2021, are as follows:

In thousands

2021	195
2022	390
2023	293
2024	-
Thereafter	-
Total	$878

F-13

NOTE 8 – OTHER NOTES PAYABLE

Other notes payable at June 30, 2021 and December 31, 2020, consists of the following:

(In thousands)	June 30, 2021	December 31, 2020
Note Payable- Supplier	$5,443	$6,443

All Other	4	7
Total	5,447	6,450
Less current portion	(5,447)	(6,449)
Long Term Notes Payable	$-	$1

Note Payable - Supplier

On July 18, 2016, the Company and the Supplier entered into a certain secured promissory note, with an effective date of July 1, 2016, in the principal amount of $12.5 million (the “Secured Promissory Note”). The USD Note accrues interest at 18% per annum and is payable in six consecutive monthly installments of principal and accrued interest in a minimum principal amount of $250 thousand each, with any remaining principal and accrued interest due and payable on December 31, 2016.

●	On September 7, 2018, the Company entered into a Sixth Amendment to the Secured Promissory Note (the “Sixth Amendment”) extending the maturity date to January 31, 2019. The Sixth Amendment also increases the principal amount to $8.7 million, an increase of $6.8 million, by rolling the Company’s then existing and outstanding accounts payable into the note by the previously mentioned amount of increase. The Company will continue to make monthly payments in the amount of $300 thousand for the first three monthly payments, and also in the amount of $500 thousand for the last two monthly payments prior to the note’s maturity.

●	On April 30, 2019, the Company entered into a Seventh Amendment to the Secured Promissory Note (the “Seventh Amendment”) extending the maturity date to July 31, 2019. The Seventh Amendment also provides that the Company will continue to make monthly installments of principal and accrued interest in a minimum principal amount of $350 thousand each. The Company has made partial payments towards the required monthly installments under the terms of the Seventh Amendment.

●

On July 20, 2021, the Company entered into the Eighth Amendment to the Secured Promissory Note (the “Eighth Amendment”) extending the maturity date to August 15, 2022 and reducing the interest rate from 18% to 10%. The Eighth Amendment also provides that the Company will continue to make monthly installments of principal and accrued interest at a minimum of $300 thousand each month. As has been the case with each previous amendment, the Company is in continual negotiations with the holder of the Secured Promissory Note to extend the maturity date and establish a new schedule of payments.

F-14

NOTE 9 – OTHER LIABILITIES

At June 30, 2021 and December 31, 2020, other liabilities consisted of the following:

(In thousands)	June 30, 2021	December 31, 2020
Other vendor payable	$801	$801
Dividend payable	94	253
Bonus payable	-	27
Others	1,253	1,477
Total other liabilities	2,148	2,558
Less Current Portion	(1,160)	(1,412)
Total long term other liabilities	$988	$1,146

NOTE 10 – STOCKHOLDERS’ EQUITY

PREFERRED STOCK

Series A

As of June 30, 2021, there were 1,000,000 Series A preferred shares designated and no Series A preferred shares outstanding. The board of directors of the Company (the “Board”) had previously set the voting rights for the Series A preferred stock at 1 share of preferred to 250 common shares.

Series B

As of June 30, 2021, there was 1 preferred share designated and no preferred shares outstanding.

Series C

As of June 30, 2021, there were 3,000,000 Series C Preferred Shares (“Series C”) authorized with 745,030 issued and outstanding. The Series C shares have preferential rights above common shares and the Series B Preferred Shares and is entitled to receive a quarterly dividend at a rate of $0.06 per share per annum and have a liquidation preference of $1 per share. Series C shares outstanding are convertible into common stock at the rate of 20 preferred shares to one share of common stock. As of June 30, 2021, the accrued dividends on the Series C Preferred Stock was $95 thousand.

The Series C Preferred Stock has a liquidation value and conversion price of $1.00 per share ($20.00 per 20 shares of preferred stock which convert to one share of common stock) and automatically converts into Common Stock at $1.00 per share ($20.00 per 20 shares of preferred stock which convert to one share of common stock) in the event that the Company’s common stock has a closing price of $30 per share for 20 consecutive trading days.

COMMON STOCK

In August 2020, OMNIQ’ Board of Directors adopted an Equity Incentive Plan (the “Plan”), as an incentive to retain existing employees and attract new employees, directors, officers, consultants, and advisors to the Company. Pursuant to the Plan, one million (1,000,000) shares of the Company’s common stock, par value $0.001 (the “Shares”), were set aside and reserved for issuance. As of June 30, 2021, we had issued 361,146 shares or $1.8 million to consultants and advisors for services rendered.

In December 2015, our Board of Directors approved the OMNIQ. Employee Stock Purchase Plan (the “ESPP”). For the six months ending June 30, 2021 employees purchased 746 or $5 thousand shares of commons stock.

On February 15, 2021 the Company issued 25,000 shares to Orion 4, LLC as part of a consulting agreement. The shares were valued at $188 thousand.

For the six months ending June 30, 2021, 293,000 in stock options and stock warrants were exercised in exchange for 246,620 shares of OMNIQ common stock.

For the six months ended June 30, 2021 we did not grant or issue any options or warrants.

F-15

Warrants

The following table summarizes information about warrants granted during the six-month periods ended June 30, 2021 and 2020:

	June 30, 2021		June 30, 2020
	Number of warrants	Weighted Average Exercise Price	Number of warrants	Weighted Average Exercise Price

Balance, beginning of period	1,366,667	$7.19	1,166,667	$6.42

Warrants granted	-		75,000	10.53
Warrants expired	15,000	14.00	(10,000)	5.60
Warrants cancelled, forfeited	-	-	-	-
Warrants exercised	115,000	3.87	-	-

Balance, end of period	1,236,667	$7.41	1,231,667	$6.68

Exercisable warrants	1,153,334	$7.41	1,231,667	$6.68

Outstanding warrants as of June 30, 2021 are as follows:

	Weighted Average		Weighted		Weighted
Range of	residual life		Average		Average
Exercise	span	Outstanding	Exercise	Exercisable	Exercise
Prices	(in years)	Warrants	Price	Warrants	Price

7.00	3.27	851,667	7.00	851,667	7.00
7.50	5.18	250,000	7.50	166,667	7.50
8.00	0.66	10,000	8.00	10,000	8.00
10.00	1.72	125,000	10.00	125,000	10.00

2.20 to 10.00	3.27	1,236,667	$7.41	1,153,334	$7.41

Warrants outstanding at June 30, 2021 and 2020 have the following expiry date and exercise prices:

	Exercise
Expiry Date	Prices	2021	2020

October 10, 2020	12.00	-	15,000
December 30, 2020	4.00	-	150,000
February 02, 2021	14.00	-	15,000
August 02, 2021	2.20	-	75,000
October 10, 2021	10.00	25,000	25,000
February 27, 2022	8.00	10,000	10,000
May 18, 2023	10.00	50,000	50,000
October 14, 2023	10.00	50,000	-
October 06, 2024	7.00	793,667	891,667
September 01, 2025	7.50	83,334	-
June 04, 2026	7.50	83,333	-
December 04, 2027	7.50	83,333	-

		1,236,667	1,231,667

F-16

Stock Options

The following table summarizes information about stock options granted during the six months ended June 30, 2021 and 2020:

	June 30, 2021		June 30, 2020
	Number of stock options	Weighted Average Exercise Price	Number of stock options	Weighted Average Exercise Price

Balance, beginning of period	1,811,550	$4.32	1,133,550	$4.00

Stock options granted	-		30,000	4.73
Stock options expired	-		(30,250)	3.98
Stock options cancelled, forfeited	(28,750)		-
Stock options exercised	(178,000)		(60,000)

Balance, end of period	1,604,800	$4.48	1,073,300	$4.10

Exercisable stock options	848,863	$4.34	947,863	$3.99

On September 30, 2020, the Company granted 775,000 stock options. These options were granted as part of the asset acquisition described in Note 4, and to a member of the board of advisors, and to certain employees as part of the Company’s Equity Incentive Plan.

Outstanding stock options as of June 30, 2021 are as follows:

Range of Exercise Prices	Weighted Average residual life span (in years)	Outstanding Stock Options	Weighted Average Exercise Price	Exercisable Stock Options	Weighted Average Exercise Price

$1.50	.64	38,017	$1.50	38,017	$1.50
$1.80	.64	76,033	$1.80	76,033	$1.80
$2.20	.09	72,500	$2.20	72,500	$2.20
$2.40	1.68	247,000	$2.40	247,000	$2.40
$4.20	3.81	10,000	$4.20	75,000	$4.20
$4.40	9.26	375,000	$4.40	110,000	$4.40
$4.84	9.26	380,000	$4.84	-	$4.84
$5.00	2.02	147,500	$5.00	124,063	$5.00
$5.40	2.42	133,750	$5.40	133,750	$5.40
$10.00	3.39	125,000	$10.00	125,000	$10.00

$1.50 to 10.00	5.23	1,604,800	$4.48	848,863	$5.23

Stock options outstanding at June 30, 2021, and 2020 have the following expiration date and exercise prices:

Expiration Date	Exercise Prices	June 30, 2021	June 30, 2020
August 2, 2021	$2.20	72,500	175,000
February 17, 2022	$1.50	38,017	38,017
February 17, 2022	$1.80	76,033	76,033
February 28, 2023	$5.00	20,000	20,000
March 5, 2023	$2.40	247,000	275,000
July 31, 2023	$5.00	127,500	127,500
October 31, 2023	$4.40	25,000	93,000
November 30, 2023	$5.40	133,750	133,750
November 20, 2024	$10.00	125,000	125,000
April 20, 2025	$4.20	10,000	10,000
September 30, 2030	$4.40	350,000	-
September 30, 2030	$4.84	380,000	-

		1,604,800	1,073,300

F-17

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Profit Sharing Plan

We maintain a contributory profit-sharing plan covering substantially all fulltime employees within the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). In 2016, the Safe Harbor element was removed from the plan and the employer may make a discretionary matching contribution equal to a uniform percentage or dollar amount of participants’ elective deferrals for each Plan Year. In 2015, we were required to make a safe harbor non-elective contribution equal to 3 percent of a participant’s compensation. The plan also includes a 401(k) savings plan feature that allows substantially all employees to make voluntary contributions and provides for discretionary matching contributions determined annually by the Board of Directors. For the six months ending June 30, 2021, we elected to forgo the match.

Operating Leases

As of June 30, 2021, we had two operating leases as follows:

●	Office space in Akron, Ohio, with monthly payments of $3 thousand and an incremental borrowing rate of 14.55%. As of June 30, 2021, we had 23 months remaining on the lease.
●	A vehicle with monthly payments of less than $1 thousand. As of June 30, 2021, the Company had 7 months remaining on the lease.

NOTE 12 – LITIGATION

In September 2020 the Company was named as a defendant in a Mississippi state lawsuit (the “Mississippi case”) filed by Riverland Technologies LLC (“Riverland”) in the Circuit Court of Rankin County, Mississippi. The subject matter of the Mississippi case directly relates to the RedLPR case, to which Riverland was also a party. Subject to a settlement between the Company and Riverland, all of Riverland’s claims against the Company in the Mississippi case have been dismissed, and the Company is no longer a party to the Mississippi case.

The Company was named a defendant in a case involving a former employee who claims he is owed approximately $60 thousand in unpaid commissions. This case was filed in the Superior Court of the State of California, County of San Diego on October 21, 2020. The Company believes the claim is without merit and intends to defend itself against said claim.

The Company is not a party to any other pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. To the knowledge of management, no director, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

NOTE 13 – RELATED PARTY TRANSACTIONS

Related party transactions are discussed in Note 7.

NOTE 14 – SUBSEQUENT EVENTS

On May 6, 2021, the Company announced it entered into a definitive acquisition agreement pursuant to which OMNIQ will acquire 51% of Dangot Computers Ltd. (“Dangot”), a leader in providing state of the art technology enabling frictionless automated order processing & digital payment processing products for retail, fast food and parking, integrated working stations for physicians, drug delivery and blood tests, robotics for smart warehouses, point of sales and other innovative solutions.

OMNIQ agreed to pay the shareholder of Dangot a total of approximately $7.6 million (depending upon exchange rate to the Israeli Shekel) comprised of approximately $5.6 million to be paid in cash and $2 million in restricted shares based on average closing share price over the 30 trading days prior to signing. OMNIQ will have a one-year option to acquire the remaining 49% at the same valuation. The Closing Consideration was paid on July 8, 2021 in the following manner: (a) the Company issued 220,103 shares of its common stock having a share value of $2,000,000 based on the average of the last 30 trading days prior to signing (May 3, 2021); and (b) cash in the amount of $5,600,000.

On July 8, 2021, the Company entered into a securities purchase agreement with certain institutional and accredited investors providing for the sale of 2,142,857 shares of Common Stock at a purchase price of $7.00 per share resulting in gross proceeds of approximately $15,000,000. In connection with the offering (the “July Offering”), the Company paid ThinkEquity, Inc., a commission of 8% and issued it warrants to purchase an aggregate of 171,429 shares at an exercise price of $7.70 per share and reimbursed them for expenses in the amount of $150,000.

On July 20, 2021, the Company entered into the Eighth Amendment to the Secured Promissory Note (the “Eighth Amendment”) extending the maturity date to August 15, 2022. The Eighth Amendment also provides that the Company will continue to make monthly installments of principal and accrued interest at a minimum of $300 thousand each month and a final balloon payment of the remaining balance to be paid on August 15, 2022.

The Company assessed other potential subsequent events and there were none as of the filing date.

F-18

OMNIQ CORP AND DANGOT COMPUTERS LTD

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF INCOME AND

COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

	Historical			Pro Forma
	OmniQ	Dangot		Combined
(In thousands except per share data)
Revenue	$55,209		$37,284	$92,493
Cost of revenue	44,293		28,847	73,140
Gross profit (loss)	10,916		8,437	19,353

Operating expenses
Research and development	1,805			1,805
Selling, general and administrative	15,802		6,125	21,927
Depreciation	178		356	534
Amortization	2,114			2,114
Total operating expenses	19,899		6,481	26,380

Income (loss) from operations	(8,983)		1,956	(7,027)
Other income (expenses)	(2,516)		310	(2,206)
Loss before income taxes	(11,499)		2,266	(9,233)
Income tax benefit (provision)	(5)		(446)	(451)
Net income (loss)	(11,504)		1,820	(9,684)
Net (loss), attributable to non-controlling interest			(3)

Less: Preferred stock - Series C dividend	(191)			(191)
Net income (loss) available to common stockholders	$(11,313)		$1,823	$(9,490)

Foreign Currency Translation adjustment	(167)			(167)
Net loss per share - Basic	$(2.46)
Net loss per share - Diluted	$(2.66)	$		$

Basic and diluted weighted average common shares outstanding	4,322,303			4,322,303

F-19

OMNIQ CORP AND DANGOT COMPUTERS LTD

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF INCOME AND

COMPREHENSIVE LOSS

FOR THE 6-MONTH PERIOD ENDED JUNE 30, 2021

	Historical		Pro Forma
	OmniQ	Dangot	Combined
(In thousands except per share data)
Revenue	$32,870	$19,556	$52,426
Cost of revenue	26,936	14,831	41,767
Gross profit (loss)	5,934	4,725	10,659

Operating expenses
Research and development	962		962
Selling, general and administrative	8,547	3,120	11,667
Depreciation	85	90	175
Amortization	1,047		1,047
Total operating expenses	10,641	3,210	13,851
			0
Income (loss) from operations	(4,707)	1,515	(3192)
			0
Interest Expense	(1,304)	(158)
Other (expenses) income	160	17	177
Loss before income taxes	(5,850)	1,374	(4,477)
Income tax benefit (provision)	(3)	(313)	(316)
Net income (loss)	(5,853)	1,061	(4,793)

F-20

OMNIQ CORP AND DANGOT COMPUTERS LTD

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

	Historical						Pro Forma
(In thousands)	OmniQ	Dangot		Private Placement			Adjustments			Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,437		$666		$13,675	b		$ (5,257	)a2	$14,521
Accounts receivable, net	6,256		13,470							19,726
Inventory	2,276		4,616							6,892
Prepaid expenses	476		1,154							1,630
Other current assets	10		0							10
TOTAL CURRENT ASSETS	14,455		19,906		13,675			(5,257)		42,779

Property and equipment, net of accumulated depreciation	210		638							848
Goodwill	14,695		72					6,859	a	21,626
Trade name, net of accumulated amortization	825		0					1,759	a	2,584
Customer relationships, net of accumulated amortization	3,758		0					3,010	a	6,768
Other intangibles, net of accumulated amortization	963		0							963
Right of use lease asset	61		2,450							2,511
Investment in Subsidiaries	0		241					(241	)a	0
Income receivable, long term			1,134							1,134
Deffered tax asset			213							213
Other assets	893		130							1,023
TOTAL ASSETS	$35,860		$24,784		$13,675			$6,130		$80,449

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$32,918		$9,017	$			$			$41,935
Line of credit	1,846		1,937							3,783
Accrued payroll and sales tax	1,136		1,186							2,322
Notes payable, related parties – current portion	390									390
Notes payable – current portion	5,447		226							5,673
Lease liability – current portion	32		981							1,013
Deferred revenue			762							762
Deferred tax liability										0
Other current liabilities	1,160		1,946							1,760
TOTAL CURRENT LIABILITIES	42,929		16,055		0			0		57,638
LONG TERM LIABILITIES
Notes payable, related party, less current portion	488									488
Accrued interest and accrued liabilities, related party	60									60
Lease liability	32		1,507							1,539
Note payable long term			659							659
Other long term liabilities	988							5,310		6,298
TOTAL LIABILITIES	$44,497		$18,221		$0			$5,310		$66,682

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EARNINGS (DEFICIT)
Series C Preferred stock	$1	$		$			$			$1
Common stock	5		3		14			(3)		19
Additional paid-in capital	54,117		16		13,661	b		1,985	a3	69,779
Accumulated earnings (deficit)	(62,628)		6,544					(6,544	)a1	(62,628)
Accumulated other comprehensive loss	(132)									(132)
Total stockholders’ equity attributable to common and preferred stockholders	(8,637)		6,563		13,675			(4,562)		7,039
Non controlling Interest								5,382		5,382
TOTAL STOCKHOLDERS’ EQUITY	(8,637)		6,563		13,675			820		12,421
										0
TOTAL LIABILITIES AND EQUITY	$35,860		$24,784		$13,675			$6,130		$80,449

Notes

(a) This entry reflects the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to Goodwill as follows:

Book value of net assets acquired
Fair value of net tangible assets acquired	6,321
Intagible assets	4,769
Goodwill	6,859
Purchase consideration	17,949

(a1) The Pro Forma Balance Sheet has been adjusted to eliminate the historical shareholders’ equity accounts of Dangot Computers

(a2) The Pro Forma Balance Sheet has been adjusted by the amount of cash required pursuant to the terms of the Share Purchase Agreement.

(a3) The Pro Forma Balance Sheet has been adjusted by the amount of common stock issued to the sellers pursuant to the terms of the Share Purchase Agreement.

(b) The Pro Forma Balance Sheet has been adjusted by the net cash proceeds and corresponding shares of common stock pursuant to the private placement subscription agreement

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of Dangot Computers LTD:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dangot Computers LTD and Subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Barzily and Co
Barzily and Co

Jerusalem, Israel
August 12, 2021

We have served as the Company’s auditor since 2021.

F-1

DANGOT COMPUTERS LTD

CONSOLIDATED BALANCE SHEETS

As of December 31,

In thousands except share and per share data		2020		2019	2020(*)
ASSETS
Current assets
Cash and cash equivalents	NIS	4,796	NIS	3,222	$1492
Short term -restricted cash		150		-	47
Accounts receivable, net		46,050		41,670	14,323
Inventory		13,578		15,489	4,223
Prepaid expenses and other receivables		2,564		1,605	798
Total current assets		67,138		61,986	20,883
Non-current assets
Property and equipment, net of accumulated depreciation of NIS 5,061 and NIS 4,383, respectively		2,081		3,111	647
Investment - associated companies		888		1,297	276
Income receivable, long term		3,456		2,370	1,075
Goodwill		234		234	73
Deferred tax asset, net		739		932	230
Right-of-use operating assets		8,585		10,091	2,670
Accrued severance fund		-		230	-
Prepaid expenses-long term		-		49	-
Total assets	NIS	83,121	NIS	80,300	$25,854

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	NIS	33,064	NIS	29,742	$10,284
Accrued payroll		3,602		3,305	1,120
Line of credit		6,312		9,318	1,963
Loan, current portion		490		-	152
Operating lease liability, current portion		3,095		3,169	963
Deferred revenue		3,182		2,885	990
Other current liabilities		2,891		1,400	899
Total current liabilities		52,636		49,819	16,371

Long term liabilities
Loan, less current portion		2,510		-	781
Operating lease liability, less current portion		5,605		7,012	1,743
Accrued severance pay, net		50		-	16
Total liabilities	NIS	60,801	NIS	56,831	$18,911

Stockholder’s equity
Common stock; NIS 1.00 par value;10,000 shares authorized; 10,000 shares issued and outstanding as of December 31, 2020 and 2019		10		10	3
Additional paid-in capital		50		50	16
Retained earnings		22,260		23,400	6,924
Non-controlling interest		(**)		9
Total stockholder’s equity		22,320		23,469	6,943
Total liabilities and stockholder’s equity	NIS	83,121	NIS	80,300	$25,854

(*) Convenience Translation into US Dollars- See Note 20.

(**) Non-controlling interest amounted to less than NIS 1 thousand.

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-2

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,

In thousands		2020		2019	2020(*)
Revenues
Product	NIS	111,501	NIS	100,837	$34,682
Service		8,367		8,754	2,602
		119,868		109,591	37,284

Cost of goods sales		92,744		84,095	28,847

Gross profit		27,124		25,496	8,437

Operating expenses
Selling, general and administrative		19,690		19,743	6,125
Depreciation and amortization		1,145		444	356
		20,835		20,187	6,481

Income from operations		6,289		5,309	1,956

Other income (expense)
Interest expense		(387)		(592)	(120)
Share in income of associated companies		234		144	73
Gain on sale of associated company		1,000		-	311
Other income (expenses)		149		(68)	46
Total other income (expense)		996		(516)	310

Income before income taxes		7,285		4,793	2,266

Taxes on income		1,434		982	446

Consolidated net income		5,851		3,811	1,820
Net (loss), attributable to non-controlling interest		(9)		(104)	(3)

Net income attributable to Dangot Computers LTD shareholders	NIS	5,860	NIS	3,915	$1,823

(*) Convenience Translation into US Dollars-See Note 20.

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-3

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2020, and 2019

	Common Stock			Additional Paid-in		Retained		Non-controlling		Total Stockholder’s
(In thousands, except shares data)	Shares	Amount		Capital		Earnings		Interest		Equity

Balance, December 31, 2018	10,000	NIS	10	NIS	50	NIS	19,485	NIS	113	NIS	19,658
Net income (loss)	-		-		-		3,915		(104)		3,811
Balance, December 31, 2019	10,000	NIS	10	NIS	50	NIS	23,400	NIS	9	NIS	23,469
Net income (loss)	-		-		-		5,860		(9)		5,851
Dividend	-		-		-		(7,000)		-		(7,000)
Balance, December 31, 2020	10,000	NIS	10	NIS	50	NIS	22,260	NIS	-	NIS	22,320

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-4

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,

In thousands	2020		2019
Cash flows from operating activities
Net income	NIS	5,851	NIS	3,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		1,145		444
Right-of-use operating assets		3,253		2,961
Bad debts (recoveries)		(1,876)		1,821
Share in income of associated companies		(234)		(144)
Gain from sale of associated company		(1,000)		-
Change in deferred taxes, net		193		(340)
Interest expenses to associated company		(6)		27

Changes in assets and liabilities:
Accounts receivable, net		(2,503)		678
Other receivables & prepaid expenses		(958)		539
Inventory		1,911		(2,301)
Accrued severance pay, net		280		(925)
Accounts payable		3,322		(1,362)
Other current liabilities, deferred revenue, and accrued payroll		2,132		606
Operating lease liability		(3,228)		(2,871)
Long-term income receivable		(1,086)		-
Net cash provided by operating activities		7,196		2,944

Cash flows from investing activities
Purchase of property and equipment		(115)		(1,217)
Loan collection from associated companies		649		-
Proceeds from sale of associated company		1,000		-
Investment in deposits		(150)		-
Net cash provided by (used in) investing activities		1,384		(1,217)

Cash flows from financing activities
Line of credit		(3,006)		(1,395)
Proceeds of long-term loan		3,000		1,193
Dividend payment		(7,000)		-
Net cash (used in) provided by financing activities		(7,006)		(202)

Net increase in cash		1,574		1,525
Cash beginning of year		3,222		1,697
Cash, end of year	NIS	4,796	NIS	3,222

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-5

Supplementary information on investing and financing activities not involving cash flows:

Non-cash activities:

	For the year ended December 31
In thousands		2020		2019
Right-of-use operating assets	NIS	1,747	NIS	13,052	(*)
Supplemental disclosure of cash flow activities:

Cash paid (received), net during the year for:

Income taxes	NIS	1,597	NIS	1,508
Interest	NIS	280	NIS	315

(*) Including NIS 10,907 thousand from the adoption of ASC 842 lease standard, on December 1, 2019.

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-6

DANGOT COMPUTERS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS

Dangot Computers LTD, an Israeli based company, together with its wholly owned subsidiary, referred to herein as “we,” “us,” “our,” “Dangot,” or the “Company”, was established in 1989. Dangot is a leader in the field of automation and frictionless equipment. Dangot provides innovative technologies including:

●	frictionless automated order processing & digital payment processing products for the retail, fast food and parking markets;
●	integrated workstations for physicians, drug delivery and blood tests;
●	robotics for smart warehouses; point of sales, self-check in management, and other state of the art solutions

Since 1991, Dangot holds a 90% interest in Dannet Advanced Technologies LTD (“Dannet”). The remaining 10% ownership is privately held by Mr. Haim Dangot, our Chief Executive Officer and sole shareholder. Dannet engaged in the sale of communications and computing products, mainly Barcode products, produced by Zebra Technologies Corporation. On January 1, 2019, an agreement was signed between the company and Dannet, according to which Dangot acquired its operations. The sale of the activity was made under the comnon control and has no effect on the consolidated financial statements. Over the first quarter of 2020, Dannet ended operations and moved all employees directly to Dangot.

Neway Distribution LTD (“Neway”) engages in the distribution of barcode products in Israel and Europe through a wholly owned subsidiary in Romania - S.C. Neway Distribution Romania SRL (hereinafter “Romania Neway”). Since 2011, Dangot has held 50% of the shares in Neway Distribution LTD (hereinafter: “Neway”). Neway is held in joint control with another partner holding 50%. All decisions are made unanimously, and the Company implements FASB ASC 323, The Equity Method.

COVID-19

The outbreak of the COVID-19 pandemic continues to affect Israel and the world, including in the primary regions we operate. The Israeli government issued temporary Executive Orders in 2020, that, among other stipulations, effectively limited in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders have now been lifted. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely.

In response to the COVID-19 pandemic, we proactively implemented certain measures to strengthen cash flow, manage costs, strengthen liquidity and enhance employee safety. These measures included the reduction of payroll costs, a reduction in capital expenditures and other discretionary spending, the elimination of most business travel and restriction of visitors to our corporate office, enhanced cleaning and disinfection procedures at our corporate office and branch locations, promotion of social distancing and the wearing of face coverings (masks) at our corporate office and branch locations, and requirements for employees to work from home where possible.

While revenues for the year ending December 31, 2020, were up 10% compared to revenues for the same period in 2019, COVID-19 had an impact on our gross margin. Total gross margin percentage dropped 2% for the year ended December 31, 2020, compared to 2019. Now that most Israeli adults have been vaccinated, many of the protective orders are being lifted. The extent of the ultimate impact of the pandemic on our operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

F-7

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the financial position and results of operations of Dangot and the owned subsidiary.

All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. Business combinations are included in the consolidated financial statements from their respective dates of acquisition.

Use of Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our consolidated financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

Cash and Cash Equivalents

Cash consists of petty cash, checking, savings, and money market accounts. all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2020, and 2019.

Short-term deposits and restricted deposits

Short-term deposits include deposits with original maturities of more than three months and less than one year. Such deposits are presented at cost (including accrued interest) which approximates their fair value. Restricted deposits are used to secure certain of the Company’s ongoing projects and are classified under other long-term receivables. The Company maintains its cash in bank deposit accounts. Currently, there is no official deposit insurance in Israel, but in practice, the state has supported the customers of banks that failed.

Accounts Receivable, net

We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326), the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

We believe concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals, credit limits and other monitoring procedures.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. Based on management’s evaluation, accounts receivable includes a balance in the allowance for doubtful accounts of NIS1,707 thousand and NIS3,304 thousand as of December 31, 2020, and 2019, respectively.

F-8

Inventory

Substantially all inventory consists of finished goods which are valued at the lower of actual cost or net realizable value; where net realizable value is considered to be estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation.

Dangot’s inventory is valued using the first-in, first-out method.

Prepaid Expenses and Other Receivables

Other receivables are amounts due to the Company outside the current business activity (commercial activity). The other receivables mainly consist of amounts due from government institutions (income tax authorities, VAT), employee advances, advances to and refunds from suppliers. The company pays advances for one year ahead of operating leasing contracts for vehicles.

Property and Equipment

Our equipment and leasehold improvements are recorded at cost and depreciated using either straight-line over the estimated useful lives or the term of the lease. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our consolidated statements of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter. Depreciation expense for the years ended December 31, 2020 and 2019 was NIS1,145 thousand and NIS444 thousand, respectively. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Computers and computer equipment	3 to 5 years
Furniture and office equipment	5 to 7 years
printers, credit card terminals	5 to 7 years
Leasehold improvements	10 years

Goodwill

Goodwill is the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. We evaluate goodwill for impairment annually or more frequently, if triggering events occur or other impairment indicators arise which might impair recoverability.

Application of the goodwill impairment test requires judgment. We performed a Step 1 quantitative assessment of goodwill impairment as of December 31, 2020, and 2019, our annual impairment test dates. We compared the carrying value inclusive of goodwill and definite-lived intangible assets, to its fair value. We estimated the fair value of these reporting units by weighting results from the income approach and the market approach, as further described below. Based on these quantitative tests, we determined there was no impairment as of December 31, 2020, and 2019.

The Company’s goodwill resulted from the acquisition of Dannet. When Dannet was acquired, the distribution rights for “Zebra” supplier products were created. Zebra products are sold in high amounts during each year that reflect the value of the goodwill displayed in the Company. The Company reviews for impairment every year based on decrease in sales of Zebra supplier products. So far, no decrease has been found that would cause the value of the goodwill to be impaired.

F-9

Investment – Associated Companies

The Company accounts for an investment in associated companies using the equity method of accounting if management determines that it has significant influence over the operations and financial policies of the investee. The equity method of accounting requires the Company to recognize its share of the earnings and losses in the investee in the periods in which they are reflected in the accounts of the investee. The balance is increased to reflect the Company’s capital contributions and equity in earnings of the associated companies. The balance is decreased for its equity in losses of the associated companies and for distributions received that are not in excess of the carrying value amount of the investment.

Noncontrolling Interests

The Company accounts for noncontrolling interests in accordance with FASB ASC 810, Consolidation (“ASC 810”). ASC 810 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the parent’s equity. The non-controlling interest’s portion of net income must also be clearly presented on the income statement.

Leases

We adopted ASU 2016-02, Leases (Topic 842): effective January 1, 2019. We determine whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset, and we have the right to control the asset for a period of time in exchange for consideration. Lease arrangements can take several forms. Some arrangements are clearly within the scope of lease accounting, such as a real estate contract that provides an explicit contractual right to use a building for a specified period of time in exchange for consideration. However, the right to use an asset can also be conveyed through arrangements that are not leases in form, such as leases embedded within service and supply contracts. We analyse all arrangements with potential embedded leases to determine if an identified asset is present, if substantive substitution rights are present, and if the arrangement provides the customer control of the asset.

Our lease portfolio is substantially comprised of operating leases related to leases of real estate and improvements. From time to time, we may also lease various types of small equipment and vehicles.

Operating lease right-of-use (“ROU”) assets represent our right to use an individual asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide the lessor’s implicit rate, we use our incremental borrowing rate (“IBR”) at the commencement date in determining the present value of lease payments by utilizing a fully collateralized rate for a fully amortizing loan with the same term as the lease.

Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term. Our leases can include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when such renewal options and/or termination options are reasonably certain of exercise.

A ROU asset is subject to the same impairment guidance as assets categorized as plant, property, and equipment. As such, any impairment loss on ROU assets is presented in the same manner as an impairment loss recognized on other long-lived assets.

A lease modification is a change to the terms and conditions of a contract that change the scope or consideration of a lease. For example, a change to the terms and conditions to the contract that adds or terminates the right to use one or more underlying assets, or extends or shortens the contractual lease term, is a modification. Depending on facts and circumstances, a lease modification may be accounted as either: (1) the original lease plus the lease of a separate asset(s) or (2) a modified lease. A lease will be remeasured if there are changes to the lease contract that do not give rise to a separate lease.

F-10

Revenue Recognition.

When entering into contracts with our customers, we review the following five steps outlined in Topic 606:

i.	Identify the contract with our customer.
ii.	Identify the performance obligations in the contract.
iii.	Determine the transaction price.
iv.	Allocate the transaction price to the performance obligations. And
v.	Evaluate the satisfaction of the performance obligations,

We account for contracts, with our customers, when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

We evaluate, in accordance with Topic 606, whether or not we meet the criteria to be a principal and record the revenue on a gross basis. We are considered a principal if we obtain control of any one of the following:

i.	A good or another asset from another party that we then transfer to our customer.
ii.	A right to a service to be performed by another party, which gives the us the ability to direct that party to provide the service to the customer on our behalf,
iii.	A good or service from another party that we then combine with other goods or services in providing the specified good or service to our customer.

We have certain relationships with manufacturers and suppliers to sell us products or provide services. Our contracts may transfer to our customer a right to a future service or product to be provided by our manufacturer or supplier. When a specified good or service is a right to a good or service is provided by a manufacturer or supplier, we evaluate whether we control the right to the goods or services before that right is transferred to the customer rather than whether we control the underlying goods or services.

Indicators that we control the specified good or service before it is transferred to the customer (and we are therefore a principal) include, but are not limited to, the following:

i.	We are responsible for fulfilling the promise to provide the specified good or service. This typically includes responsibility for the acceptability of the specified good or service. If we are primarily responsible for fulfilling the promise to provide the specified good or service, this may indicate that the other party involved in providing the specified good or service is acting on our behalf. Often, we provide value added services (combining hardware, integrating hardware to software, etc.) to the products and services purchased from our manufacturers and suppliers.

ii.	We have inventory risk before the specified good or service has been transferred to a customer. Our purchases of products or services from our manufactures and suppliers is evidenced by our issuing a binding purchase order contract with the negotiated terms including specifications, pricing, delivery among other things. Our obligation for purchased products and services is mutually exclusive of our customers’ performance (failure to take acceptance, make payment, etc.)

iii.	We have sole discretion in establishing our price for the specified good or service. Establishing the price our customer pays for a specified good or service may indicate we have the ability to direct the use of that good or service and obtain substantially all of the remaining benefits. We control and set the pricing for the product or services to be provided to our customers.

If the terms of a transaction do not indicate we are acting as a principal in the transaction, we are then considered acting as an agent and the associated revenues would be recognized on a net basis.

As principal, when (or as) we satisfy a performance obligation, we recognize revenue in the gross amount of consideration which we expect to be entitled in exchange for the specified good or service transferred. We are an agent if our performance obligation is to arrange for the provision of the specified good or service by another party. As an agent, we do not control the specified good or service provided by another party before that good or service is transferred to our customer. As an agent, when (or as) we satisfy a performance obligation, we recognize revenue in the amount of any fee or commission which we expect to be entitled in exchange for arranging for the specified goods or services to be provided by another party to our customer.

F-11

Under Topic 606, we recognize revenue (on either a gross or net basis previously discussed) only when we satisfy a performance obligation by transferring a promised good or service to our customer. A good or service is considered to be transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue (either gross or net) once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to payment for the product or service,
ii.	The customer has legal title to the product,
iii.	We have transferred physical possession of the product to the customer,
iv.	The customer has the risk and rewards of ownership of the product, and
v.	The customer has accepted the product.

Revenue Recognition for Hardware. Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. We recognize revenue from these transactions when control has passed to the customer.

Manufacturers and suppliers, from whom we purchase hardware, often provide their warranties only providing assurance the products and services will conform to their specifications. These assurance type warranties are not sold separately and are not considered separate performance obligations. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Service and Maintenance Contracts. We have both a service department and an annual service contracts department. Each of these departments provides service and maintenance contracts for purchase by customers. These are considered separate performance obligation and are billed separately. Revenue from service and maintenance is recognized either on a time and materials basis or proportionally, as costs are incurred for fixed fee project work. Revenue is recognized on a gross basis each month as work is performed and we transfer those services.

Revenues from the sale of service and maintenance contracts, provided by us, are recognized over the period the service is provided. As the customer receives the benefit of the service each month, we recognize the respective revenue on a gross basis as we are acting as a principal in the transaction.

Freight Costs. We record both the freight billed to our customers and the related freight costs as cost of sales when the underlying product revenue is recognized. For freight not billed to its customers, we record the freight costs as cost of sales. The Company considers shipping to be a fulfilment activity and not a separate performance obligation.

Advertising

The Company expenses marketing and advertising costs as incurred. During 2020 and 2019, the Company incurred NIS53 thousand and NIS79 thousand, respectively, on marketing and advertising.

Foreign Currency Translation

Our consolidated financial statements are presented in Israeli shekels (NIS). The functional currency for the Company is NIS. Transactions in currencies other than the functional currency are recorded using the appropriate exchange rate at the time of the transaction. Expenses and income items are converted using the weighted average exchange rates for the reporting period. On December 31, 2020, and 2019, the dollar / shekel exchange rates were 3.215 and 3.456, respectively.

F-12

Income Taxes

We account for our income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

We also follow the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Our income is subject to taxation in Israel. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. The Company establishes reserves for income tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves for tax contingencies are established when we believe positions do not meet the more-likely-than-not recognition threshold. We adjust uncertain tax liabilities considering changing facts and circumstances, such as the outcome of a tax audit or lapse of a statute of limitations. The provision for income taxes includes the impact of uncertain tax liabilities and changes in liabilities that are considered appropriate.

Reclassifications and Comparability

Certain amounts in the financial statements of prior years have been reclassified to conform to the current year presentation for comparative purposes. This had no effect on total assets or net income.

Recent Accounting Pronouncements

Pronouncements Not Yet Adopted

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance removes the following exceptions: 1) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, 2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, 3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary and 4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. Additionally, the guidance simplifies the accounting for income taxes by: 1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, 2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, 3) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements (although the entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority), 4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date and 5) making minor improvements for income tax accounting related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. ASU 2019-12 became effective on January 1, 2021 and is not expected to have a material impact on our consolidated financial statements.

F-13

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of December 31:

In thousands	2020		2019
Trade accounts receivable	NIS	38,724	NIS	39,049
Checks for collection		3,965		4,086
Income receivable		3,867		1,166
Credit card		1,201		952
Less: Allowance for doubtful accounts		(1,707)		(3,583)
Total Accounts Receivable net	NIS	46,050	NIS	41,670

NOTE 4 – PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses and other receivables consisted of the following as of December 31:

In thousands	2020		2019
Other receivables *	NIS	1,726	NIS	228
Israel Tax Authority		360		628
Prepaid expenses		294		357
Supplier advance		184		163
Related party		-		229
Total Prepaid expenses and Other Accounts Receivable	NIS	2,564	NIS	1,605

* Other receivable consists primarily of HP supplier’s refunds - see Note 16

NOTE 5 – INVENTORY

Inventory consisted of the following as of December 31:

In thousands	2020		2019
Finished goods	NIS	14,735	NIS	17,007
Valuation: Allowance		(1,157)		(1,518)
Total inventories	NIS	13,578	NIS	15,489

To record inventory at the lower of cost or net realizable value, the Company evaluates the value annually. At December 31, 2020 and 2019, the Company recorded a valuation allowance of NIS 1,157 and NIS1, 518 thousand, respectively, for warehouse, laboratory, and technicians’ inventory.

NOTE 6 – INCOME RECEIVABLE, LONG-TERM

The Company sells to its customers cash register positions for 36 payments over 3 years. Control of the product passes to the customer on the first day of the sale. Also, the customer bears the responsibility of the product. No significant financing component was found that the company should capitalize for the transaction. Following the transaction, long term income receivable as of December 31, 2020 and 2019 was NIS 3,456 thousand and NIS 2,370 thousand, respectively.

F-14

NOTE 7 – INVESTMENT – ASSOCIATED COMPANIES

Neway

During 2011, the Company, together with a partner, established a jointly controlled company for the distribution of the company’s products in Israel and abroad called “Neway”. The holding for the company and the partner was 50 percent.

In accordance with US GAAP, the Company has applied the equity method to its investment. In addition, during 2017, the Company advanced Neway, an owner loan. During 2020, the total loan was repaid to the company. The investment account in Neway as of December 31, 2020 and 2019 amounted to NIS 888 thousand and 748 thousand, respectively.

Credid

During 2016, the Company, together with two other partners, established a company called “Credid”. The Company’s goal was to engage in the field of clearing credit card payments. Each partner owner one-third of Credid. In accordance with US GAAP, the Company applied the equity method for its investment in Credid. During 2020, the company sold its investment in Credid and recognized a gain for NIS 1 million.

Credid’s investment account as of December 31, 2019, amounted to NIS 549 thousand.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED PAYROLL

Accounts payable consisted of the following as of December 31:

In thousands	2020		2019
Trade accounts payable	NIS	24,735	NIS	21,491
Checks payable		8,329		8,251
Total accounts payable	NIS	33,064	NIS	29,742

Accounts payable consists of payables due to vendors in the ordinary course of business. The largest vendor made up 25% and 31% of our accounts payable in 2020 and 2019, respectively.

The Company’s accrued payroll liability consists mainly of salary, salary institutions, insurance funds, and provisions for vacation and illness. The accrued wages are paid at the beginning of the following month. Accrued payroll as of December 31, 2020, and 2019, were NIS3,602 thousands and NIS3,305 thousand, respectively.

NOTE 9 – ACCRUED SEVERANCE PAY

The Company and its subsidiary obligations for severance pay (for the period for which the employees were not covered under Section 14 of the Severance Pay Law, 1963) is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employee multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The designation deposited in the compensation fund includes profits accrued up to the balance sheet date. The funds deposited can be withdrawn only after the obligations under the Dismissal Compensation Act have been fulfilled. Severance expenses, (income) as of December 31, 2020, and, 2019 amounted to NIS 280 thousands, and NIS (925) thousands, respectively. Net liability, (asset) for compensation in respect of severance pay (less the designated fund) in 2020 and 2019 amounted to NIS 50 and NIS (230) thousands, respectively.

F-15

NOTE 10 – LINE OF CREDIT

The Company uses short term loans to finance its operations. These loans are generally repaid monthly. At December 31, 2020, short-term credit consists of a loan from Bank Hapoalim in the amount of NIS 2 million and another NIS 4.3 million from Bank Leumi.

In 2019, short-term credit in the amount of NIS 9.3 million consists of a loan from Bank Leumi in the amount of NIS 7.3 million, and a loan from Bank Hapoalim in the amount of NIS 2 million.

The interest rate on the loans is Prime + 1.1% by Leumi Bank and Prime+ 1.15% by Pohalim Bank. For 2020 and 2019 years, the Israeli prime interest rate was 1.6% and 1.75%, respectively.

All the line of credit loans are repaid within about a month. In addition, some of the short term loans from the banks are accompanied by financial ratio and guarantees / liens that the Company must meet. See Note 18

NOTE 11 – OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of December 31:

In thousands	2020		2019
Accrued expenses	NIS	2,072	NIS	795
VAT		630		447
Warranty		158		158
Related party		31		-
Total other current liabilities	NIS	2,891	NIS	1,400

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2020, we had 4 operating leases assets and vehicles leases as follows:

The Company leases warehouses (Rival and Hofman), work buildings (Gamdan and Yad harutzim 14), and car rentals agents (“Avis”,“Shlomo”,“Pricelist”, “Albar”). All warehouses, vehicle services and work buildings are used for day-to-day business operations with lease terms of at least one year. The Company has the right to control the leased property for the business purpose defined in the lease contract. We have included these leases under the standard FASB ASC 842.

The vehicles leases constitute an operating lease for a period of 36 months with fixed payments. In addition, there are 2 warehouses and two buildings in which it carries out its day-to-day operations. “Yad Harutzim 14” serves as the company’s main building on the 2nd and 3rd floors (leased by the controlling owner Haim Dangot) and is used by the management and most of the sales staff, technicians, etc. This structure is leased for the period until November 2024 and is paid in monthly installments that vary over time (between NIS62-65 thousand). Gamden is also used as part of the company building (1st floor). The period of the property including the option will be until the end of 2023. The monthly payments range from NIS22-25 thousand. “Rivel” serves as a warehouse for the use and storage of the company’s products and is located near the main building of the company. The payment is monthly and varies from NIS40 to 42 thousand. The lease period, including an extension option, will last until June 2025. “Hoffman” is another small warehouse with a monthly payment ranging from NIS3 thousand and is used to store the company’s products. The rental period will last until June 2021.

All leases are considered operating lease as they are leased for a fixed period and are returned at the end of the lease period.

Effective January 1, 2019, we adopted Topic 842. Targeted Improvements. As of December 31, 2020, we had two operating leases for office and assembly space and no financing leases. We elected the practical expedient ASU 2018-11, Leases (Topic 842): Targeted Improvements which allows the Company to apply the transition provision for Topic 842 at the Company’s adoption date. Therefore, we recognized and measured leases existing at January 1, 2019 (inception date). In addition, the Company elected the optional practical expedient permitted under the transition guidance which allows the Company to carry forward the historical accounting treatment for existing leases upon adoption. Lastly, the Company elected a short-term lease exception policy, permitting it to exclude the recognition requirements of this standard from leases with initial terms of 12 months or less. No impact was recorded to the income statement or beginning retained earnings for Topic 842.

F-16

Beginning January 1, 2019, operating ROU assets and operating lease liabilities are recognized based on the present value of lease payments, including annual rent increases, over the lease term at commencement date. Operating leases in effect prior to January 1, 2019 were recognized at the present value of the remaining payments on the remaining lease term as of January 1, 2019. As none of our leases included an implicit rate of return, we used our incremental borrowing rate based on lease term information available as of the adoption date or lease commencement date in determining the present value of lease payments. The impact of ASU No. 2016-02 on our consolidated balance sheet beginning January 1, 2019 was through the recognition of ROU assets and lease liabilities for operating leases. Amounts recognized at January 1 and December 31, 2019 for operating leases are as follows:

In thousands	January 1, 2019		December 31, 2019
ROU assets	NIS	10,907	NIS	10,091
Lease liability	NIS	10,907	NIS	10,181

Other information related to our operating leases is as follows:

In thousands
ROU asset - January 1, 2019	NIS	10,907
Amortization		(2,961)
New leases		2,145
ROU asset - December 31, 2019	NIS	10,091

Lease liability - January 1, 2019	NIS	10,907
Amortization		(2,871)
New leases		2,145
Lease liability - December 31, 2019	NIS	10,181

In thousands
ROU asset - January 1, 2020	NIS	10,091
Amortization		(3,253)
New leases		1,747
ROU asset - December 31, 2020	NIS	8,585

Lease liability - January 1, 2020	NIS	10,181,
Amortization		(3,228)
New leases		1,747
Lease liability - December 31, 2020	NIS	8,700

In thousands	December 31, 2020
Lease liability
Short term	NIS	3,095
Long term		5,605
Total	NIS	8,700

As of December 31, 2020, our operating leases had a weighted average remaining lease term of 33 months and a weighted average discount rate of 3.1%.

F-17

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the lease liabilities recorded on the Consolidated Balance Sheet as of December 31, 2020:

In thousands

Year	Minimum lease payments
2021	NIS	3,145
2022		2,714
2023		1,850
2024		1,213
2025		247
Total	NIS	9,169

NOTE 13 – STOCKHOLDER’S EQUITY

As of December 31, 2020, and 2019, Dangot had 10,000 shares of common stock at par value NIS 1.00 issued and outstanding. During 2020, the Company paid NIS7 million in dividends to the sole shareholder.

NOTE 14 – RELATED PARTY TRANSACTIONS

Mr. Haim Dangot, our Chief Executive Officer and principal shareholder holds a 10% interest in Dannet.

During 2020 and 2019, Dangot sold NIS24 and NIS 374 thousand, respectively, in products to “Neway”. During 2020 and 2019, Dangot purchased from Neway services in the amounts of NIS1,530 thousand and NIS1,845 thousand, respectively.

As of December 31, 2019, the Company has a debt balance in the other receivable of NIS229 thousands to Haim Dangot.

The Company leases its headquarters and two other buildings from Mr. Haim Dangot, our principal shareholder. During 2020 and 2019, the Company made lease payments (for the buildings) of NIS1,000 and NIS 1,046 thousand, respectively. For the year ending December 31, 2020, and 2019, the Company paid Mr. Haim Dangot and his son total salary and compensation of NIS1,160 and NIS 959 thousand, respectively.

“Credid” carries an owner loan that Dangot has given it since it was established from 2016 year. The loan bears a conceptual interest rate of about 2.7 percent (according to the Israeli Income Tax Standard 3 (“Yud”)). During 2020, the company sold its entire holding in Credid for an amount of NIS 1 million. In addition, the owner loan to Credid was repaid, including the interest in the total amount of NIS 550 thousand.

All intercompany transactions and balances have been eliminated.

NOTE 15 – INCOME TAX

The Israeli corporate tax rate in 2020 and 2019 was 23%.

Tax assessments:

The Company’s assessments for the tax years up to and including the 2015 tax years are deemed to be final, subject to the authorities that have been afforded to the Director of the Taxes Authority pursuant to Sections 145, 147 and 152 of the Income Tax Ordinance.

Deferred tax assets and liabilities:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2020 and 2019, the Company’s deferred taxes were in respect of the following.

F-18

Deferred taxes composition:

	Statements of Balance sheet				Statements of Income
	As of December 31,				For the year ended December 31
In thousands	2020		2019		2020		2019
Deferred tax liabilities
Surplus of deposit over provision	NIS	-	NIS	20	NIS	20	NIS	162
US-GAAP adjustment		24		2		(22)		(53)
		24		22		(2)		109

Current tax assets
Surplus of provision over deposit		11		-		11		-
Provision for doubtful debts		393		760		(367)		419
Provision for vacation leave		337		176		161		29
Provision for recuperation pay		22		18		4		1
		763		954		(191)		449

Deferred tax income (expenses)					NIS	(193)	NIS	340

Deferred tax assets, net	NIS	739	NIS	932

Taxes on income that are recorded in the statements of income:

	For the year ended December 31
In thousands	2020		2019
Current taxes	NIS	1,227	NIS	1,309
Deferred taxes		193		(340)
Taxes for prior years		14		13
	NIS	1,434	NIS	982

Reconciliation of the theoretical tax expense to the actual tax expense:

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income for an Israeli company (corporate tax rate as of 2018 and thereafter is 23%), and the actual tax expense as reported in the statements of income is as follows:

	For the year ended December 31
In thousands	2020		2019
Income before taxes, as reported in the consolidated statements of income	NIS	7,285	NIS	4,793

Statutory tax rate		23%		23%

Theoretical tax expenses on the above amount at the Israeli statutory tax rate		1,676		1,102
Non-deductible expenses		25		39
Share in income of associated companies		(54)		(33)
Non-deferred taxes - subsidiary		(227)		(139)
Tax expenses in respect of prior years, net		14		13
Income tax	NIS	1,434	NIS	982

F-19

NOTE 16: - COST OF GOODS SALES

Cost of goods sales expenses consisted of the following over the year:

	Over the year
In thousands	2020		2019
Purchases	NIS	88,818	NIS	90,237
HP		(15,586)		(18,141)
Import commissions and expenses		3,096		1,616
Opening inventory		15,489		13,187
Closing inventory		(13,578)		(15,489)
Lease expenses		2,098		1,928
Salary		12,407		10,757
	NIS	92,744	NIS	84,095

Under ASC 705 standard, the Company recognizes the cost of sales expenses. Most expenses consist of purchases that the Company buys from various suppliers. Dangot purchases products such as: printers, toners, computers, sales stands, carts and other products that it sells to its various customers. In addition, the Company has operating lease assets in respect of assets used for the sale and storage of the Company’s products. Salary expenses for employees in the field of purchasing, warehouses and service.

HP

Dangot has a supplier relationship whereby the supplier provides printers, card readers, and other equipment to Dangot as a dealer distributor. The supplier has national contracts with Israeli government entities and large corporations (“End Users”) which Dangot, as the dealer, services.

The Supplier has implemented a rebate program with Dangot as follows:

i.	Dangot receives the orders from the End Users. These orders are typically below the prevailing market price due to the End Users’ contracts with the supplier.
ii.	Dangot purchases the requested equipment based on the normal supplier and Dangot pricing.
iii.	Once Dangot sales and invoices the End Users for the equipment, Dangot submits a copy of the End User invoice to the supplier who then pays Dangot.

The supplier has implemented this rebate program to ensure Dangot does not sell the suppliers products to non-End Users at a reduced price. Under ASC 705-20, Cost of Sales and Services — Accounting for Consideration Received from a Vendor, consideration received from a vendor is accounted for as a reduction of the purchase price of the goods acquired from the vendor unless the consideration is received for one of three things:

i.	In exchange for a distinct good or service transferred to the supplier.
ii.	A reimbursement of costs incurred to sell the supplier’s products.
iii.	Consideration for sales incentives offered to customers by manufacturers.

Because none of the previous exceptions noted above are applicable, Dangot accounts for the supplier’s rebate as a reduction in the cost of sale.

NOTE 17: - OTHER INCOME (EXPENSES)

The Company’s interest expenses mainly consist of interest and linkage expenses on loans, exchange rate differences from purchases, fees from credit cards, interest and linkages from various suppliers, etc.

Most of the other income in 2020 consists of the associated company, “Credid”, which was sold in the amount of NIS 1 million, which was recognized as a gain.

F-20

NOTE 18: - LIENS, GUARANTEES, CONTINGENT LIABILITIES

As security for credit received from a banking corporation, an unlimited current lien was imposed as well as a general current lien on the property.

As security for credit received from a banking corporation, a first-degree fixed lien was imposed without limitation on the unpaid share capital, goodwill, banknotes that the Company provided or will deliver to the bank for security or collection or custody.

As of December 31, 2020, and 2019, there are contingent liabilities in respect of bank guarantees to customers, as performance guarantees, in the amount of approximately NIS 1,236 thousand and 1,372 thousand, respectively.

As of December 31, 2020, and 2019, there is a commitment to pay within the framework of documentary credit, in the amount of approximately NIS 1,626 thousand and 1,679 thousand, respectively.

The Company’s shareholder (Haim Dangot) provided personal guarantees against the Company’s liabilities to the banks.

In the context of short-term credit from Bank Hapoalim that the Company received (approximately NIS 2 million), the Company undertook to ensure that the tangible capital ratio (as stipulated in the agreement) will not be less than 13 percent of the Company’s total balance sheet. And in any case, the tangible equity will not be reduced by a total of NIS 5 million. It was also determined that the ratio between operating profit and financing expenses will exceed 1.3 and the ratio between net short-term credit and working capital will not exceed.

As of the end of 2020, the Company is meeting these financial targets.

On May 7, 2020, the Company received a loan from a banking institution (Bank Leumi) in the amount of NIS 3 million. The loan period is for 5 years and accrues interest at a rate of 3.1 percent. The current maturities of long term liabilities for 2021 will be NIS 490 thousand. As part of taking out this loan, the Company made a long-term deposit in the amount of NIS150 thousand with exit option in 2021.

NOTE 19 – SUBSEQUENT EVENT

On May 6, 2021, Dangot entered into a definitive agreement to be acquired by OMNIQ, Corp. a United States based leader in providing innovative technologies. Pursuant to the definitive agreement, OMNIQ will acquire 51% of Dangot. Upon the effectiveness of the acquisition, OMNIQ will pay the Haim Dangot, the primary shareholder of Dangot, a total of approximately $7.6 million (depending upon exchange rate to the Israeli Shekel) comprised of approximately $5.2 million to be paid in cash and $2 million in restricted shares based on average closing share price over the 30 trading days prior to signing. OMNIQ will have a one-year option to acquire the remaining 49% at the same valuation. Closing is expected shortly, upon receipt of approval by the Israeli Competition Authority.

During the first half of 2021, the Company announced the distribution of a dividend to its shareholder in the amount of NIS 4,388 thousand.

As of June 30, 2021, the dividend amount has not yet been distributed.

During July 2021, the Company paid a portion of the declared dividend to its shareholder (Haim Dangot) in the amount of NIS 988K (from the NIS 4,338 declared).

The rest of the declared amount is expected to be paid by the end of 2021.

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through the August 12, 2021, the date the financial statements were available to be issued. No other significant events have occurred besides the events disclosed in the Notes to the Financial Statements.

NOTE 20 – CONVENIENCE TRANSLATION (Un-audited)

Solely for the convenience of the reader, this Annual Report contains translations of certain NIS amounts into U.S. Dollars at specified rates. These translations should not be construed as representations that the translated amounts actually represent such dollar or NIS amounts, as the case may be, or could be converted into U.S. Dollars or NIS as the case may be, at the rates indicated or at any other rate. Therefore, unless otherwise stated, the translations of NIS into U.S. Dollars have been made at the rate of NIS 3.215 = $1.00, the representative exchange rate on December 31, 2020.

F-21

DANGOT COMPUTERS LTD

CONSOLIDATED BALANCE SHEETS

As of June 30,2021

In thousands except share and per share data		30-Jun-21	31-Dec-20			30-Jun-21(*)
ASSETS		Unaudited				Unaudited
Current assets
Cash and cash equivalents	NIS	2,021	NIS	4,796		$620
Short term -restricted cash		150		150		46
Accounts receivable, net		43,913		46,050		13,470
Inventory		15,047		13,578		4,616
Prepaid expenses and other receivables		3,761		2,564		1,154
Total current assets		64,892		67,138		19,906
Non-current assets
Property and equipment, net of accumulated depreciation of NIS 5,352 and NIS 5,061, respectively		2,079		2,081		638
Investment - associated companies		786		888		241
Income receivable, long term		3,697		3,456		1,134
Goodwill		234		234		72
Deferred tax asset, net		695		739		213
Right-of-use operating assets		7,988		8,585		2,450
Accrued severance fund		423		-		130
Total assets	NIS	80,794	NIS	83,121		$24,784

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	NIS	29,396	NIS	33,064		$9,017
Accrued dividend		4,388		-		1,346
Accrued payroll		3,866		3,602		1,186
Line of credit		6,315		6,312		1,937
Loan, current portion		735		490		226
Operating lease liability, current portion		3,197		3,095		981
Deferred revenue		2,485		3,182		762
Other current liabilities		1,956		2,891		600
Total current liabilities		52,338		52,636		16,055

Long term liabilities
Loan, less current portion		2,148		2,510		659
Operating lease liability, less current portion		4,915		5,605		1,507
Accrued severance pay, net		-		50		-
Total liabilities	NIS	59,401	NIS	60,801		$18,221

Stockholder’s equity
Common stock; NIS 1.00 par value;10,000 shares authorized; 10,000 shares issued and outstanding as of June 30, 2021 and December 31,2020.		10		10		3
Additional paid-in capital		50		50		16
Retained earnings		21,333		22,260		6,544
Non-controlling interest		-		(**	)	-
Total stockholder’s equity		21,393		22,320		6,563
Total liabilities and stockholder’s equity	NIS	80,794	NIS	83,121		$24,784

(*) Convenience Translation into US Dollars- See Note 20.

(**) Non-controlling interest amounted to less than NIS 1 thousand.

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-22

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENT OF INCOME

For the six months ended June 30,

	For the six months ended June 30:
In thousands	2021		2021(*)
Revenues		Unaudited	Unaudited
Product	NIS	58,811	$18,040
Service		4,942	1,516
		63,753	19,556

Cost of goods sales		48,349	14,831

Gross profit		15,404	4,725

Operating expenses
Selling, general and administrative		10,172	3,120
Depreciation and amortization		291	90
		10,463	3,210

Income from operations		4,941	1,515

Other income (expense)
Interest expense		(517)	(158)
Share in income of associated companies		33	10
Other income		24	7
Total other expense		(460)	(141)

Income before income taxes		4,481	1,374

Taxes on income		(1,020)	(313)

Net income	NIS	3,461	$1,061

(*) Convenience Translation into US Dollars-See note 20.

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-23

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

For the six months ended June 30, 2021

	Common Stock			Additional Paid-in		Retained		Non-controlling		Total Stockholder’s
(In thousands, except shares data)	Shares	Amount		Capital		Earnings		Interest		Equity
Balance, December 31, 2020	10,000	NIS	10	NIS	50	NIS	22,260	NIS	-	NIS	22,320
Unaudited Net income	-		-		-		3,461		-		3,461
Dividend (Declared and unpaid)	-		-		-		(4,388)		-		(4,388)
Balance, June 30, 2021	10,000	NIS	10	NIS	50	NIS	21,333	NIS	-	NIS	21,393

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-24

DANGOT COMPUTERS LTD

CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended June 30, 2021

In thousands	For six months ended June 2021
Cash flows from operating activities	Unaudited
Net income	NIS	3,461
Adjustments to reconcile net income to net cash used in operating activities:
Right-of-use operating assets		1,693
Depreciation and amortization		291
Change in deferred taxes, net		44
Share in income of associated companies		(33)
Interest of long-term loan		21

Changes in operation assets and liabilities:
Accounts receivable		2,137
Inventory		(1,469)
Other receivables & prepaid expenses		(1,197)
Accrued severance pay, net		(473)
Accounts payable		(3,668)
Other current liabilities, accrued payroll, and deferred revenue		(1,368)
Operating lease liability		(1,684)
Long-term income receivable		(241)
Net cash used in operating activities		(2,486)

Cash flows from investing activities
Purchase of property and equipment		(289)
Loan collection from associated companies		135
Net cash used in investing activities		(154)

Cash flows from financing activities
Line of credit		3
Repayment of a long-term loan		(138)
Net cash used in financing activities		(135)

Net decrease in cash		(2,775)
Cash, beginning of period		4,796
Cash, end of period	NIS	2,021

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-25

Supplementary information on investing and financing activities not involving cash flows:

Non-cash activities:

		For the six months ended June 30, 2021
In thousands
Accrued dividend to pay	NIS	4,388
Right-of-use operating assets	NIS	1,096
Supplemental disclosure of cash flow activities:

Cash paid, net during the six months ending June 30, 2021:

Income taxes	NIS	757
Interest	NIS	143

The accompanying notes to the financials should be read in conjunction with these consolidated financial statements.

F-26

DANGOT COMPUTERS LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2021

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

Dangot Computers LTD, an Israeli based company, together with its wholly owned subsidiary, referred to herein as “we,” “us,” “our,” “Dangot,” or the “Company”, was established in 1989. Dangot is a leader in the field of automation and frictionless equipment. Dangot provides innovative technologies including:

●	frictionless automated order processing & digital payment processing products for the retail, fast food and parking markets;

●	integrated workstations for physicians, drug delivery and blood tests;

●	robotics for smart warehouses; point of sales, self-check in management, and other state of the art solutions

Since 1991, Dangot holds a 90% interest in Dannet Advanced Technologies LTD (“Dannet”). The remaining 10% ownership is privately held by Mr. Haim Dangot, our Chief Executive Officer and sole shareholder. Dannet engaged in the sale of communications and computing products, mainly Barcode products, produced by Zebra Technologies Corporation. On January 1, 2019, an agreement was signed between the company and Dannet, according to which Dangot acquired its operations. The sale of the activity was made under the comnon control and has no effect on the consolidated financial statements. Over the first quarter of 2020, Dannet ended operations and moved all employees directly to Dangot.

Neway Distribution LTD (“Neway”) engages in the distribution of barcode products in Israel and Europe through a wholly owned subsidiary in Romania - S.C. Neway Distribution Romania SRL (hereinafter “Romania Neway”). Since 2011, Dangot has held 50% of the shares in Neway Distribution LTD (hereinafter: “Neway”). Neway is held in joint control with another partner holding 50 percent. All decisions are made unanimously, and the company implements FASB ASC 323 - The Equity Method.

COVID-19

The outbreak of the COVID-19 pandemic continues to affect Israel and the world, including in the primary regions we operate. The Israeli government issued temporary Executive Orders in 2020, that, among other stipulations, effectively limited in-person work activities for most industries and businesses having the effect of suspending or severely curtailing operations. Many of these orders have now been lifted. To date, we have not incurred any significant interruptions to our day-to-day operations or supply chain, except some of our employees have or are working remotely.

In response to the COVID-19 pandemic, we proactively implemented certain measures to strengthen cash flow, manage costs, strengthen liquidity and enhance employee safety. These measures included the reduction of payroll costs, a reduction in capital expenditures and other discretionary spending, the elimination of most business travel and restriction of visitors to our corporate office, enhanced cleaning and disinfection procedures at our corporate office and branch locations, promotion of social distancing and the wearing of face coverings (masks) at our corporate office and branch locations, and requirements for employees to work from home where possible.

While revenues for the six months ending June 30, 2021, were up 17% compared to revenues for the same period in 2020. Total gross margin percentage has not changed significantly compared to six months ending June 30,2020. Now that most Israeli adults have been vaccinated, many of the protective orders are being lifted. The extent of the ultimate impact of the pandemic on our operational and financial performance will depend on various developments, including the duration and spread of the outbreak, the impact on capital and financial markets, governmental limitations on business operations generally, and its and their impact on potential customers, employees, vendors and distribution partners, all of which cannot be reasonably predicted at this time.

F-27

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We describe our significant accounting policies in Note 2 of the notes to consolidated financial statements for the year ended December 31, 2020. During the six-month period ended June 30, 2021, there were no significant changes to those accounting policies.

Use of Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (US-GAAP), which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. These assumptions and estimates could have a material effect on our consolidated financial statements. Actual results may differ materially from those estimates. We review our estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause us to revise these estimates.

Accounts Receivable, net

We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326), the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

We believe concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals, credit limits and other monitoring procedures.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We perform credit evaluations of customers and establish credit limits based on reviews of our customers’ current credit information and payment histories. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. Based on management’s evaluation, accounts receivable has included a balance in the allowance for doubtful accounts of NIS1,707 thousand as of both June 30, 2021 and December 31, 2020.

F-28

Inventory

Substantially all inventory consists of finished goods which are valued at the lower of actual cost or net realizable value; where net realizable value is considered to be estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation.

Dangot’s inventory is valued using the first-in, first-out method.

Prepaid Expenses and Other Receivables

Other receivables are amounts due to the Company outside the current business activity (commercial activity). The other receivables mainly consist of amounts due from government institutions (income tax authorities, VAT), employee advances, advances to and refunds from suppliers. The Company pays advances for one year ahead of operating leasing contracts for vehicles.

Property and Equipment

Our equipment and leasehold improvements are recorded at cost and depreciated using either straight-line over the estimated useful lives or the term of the lease. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our consolidated statements of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter. Depreciation expense for the six months ended June 30, was NIS 291 thousand. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Computers and computer equipment	3 to 5 years
Furniture and office equipment	5 to 7 years
printers, credit card terminals	5 to 7 years
Leasehold improvements	10 years

F-29

Goodwill

Goodwill is the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired. We evaluate goodwill for impairment annually or more frequently, if triggering events occur or other impairment indicators arise which might impair recoverability.

Application of the goodwill impairment test requires judgment. We performed a Step 1 quantitative assessment of goodwill impairment as of June 30, 2021 and December 31, 2020, our annual impairment test dates. We compared the carrying value inclusive of goodwill and definite-lived intangible assets, to its fair value. We estimated the fair value of these reporting units by weighting results from the income approach and the market approach, as further described below. Based on these quantitative tests, we determined there was no impairment as of the June 30, 2021 and December 31, 2020.

The Company’s goodwill resulted from the acquisition of Dannet. When Dannet was acquired, the distribution rights for “Zebra” supplier products were created. Zebra products are sold in high amounts during each year that reflect the value of the goodwill displayed in the Company. The Company reviews for impairment every year based on decrease in sales of Zebra supplier products. So far, no decrease has been found that would cause the value of the goodwill to be impaired.

Investment – Associated Companies

The Company accounts for an investment in associated companies using the equity method of accounting if management determines that it has significant influence over the operations and financial policies of the investee. The equity method of accounting requires the Company to recognize its share of the earnings and losses in the investee in the periods in which they are reflected in the accounts of the investee. The balance is increased to reflect the Company’s capital contributions and equity in earnings of the associated companies. The balance is decreased for its equity in losses of the associated companies and for distributions received that are not in excess of the carrying value amount of the investment.

Noncontrolling Interests

The Company accounted for noncontrolling interests in accordance with FASB ASC 810, Consolidation (“ASC 810”). ASC 810 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the parent’s equity. The non-controlling interest’s portion of net income must also be clearly presented on the income statement.

These financial statements are defined as consolidated, but as of mid-2020, the Company no longer owns a subsidiary and is not considered consolidated.

Leases

We adopted ASU 2016-02, Leases (Topic 842): effective January 1, 2019. We determine whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset, and we have the right to control the asset for a period of time in exchange for consideration. Lease arrangements can take several forms. Some arrangements are clearly within the scope of lease accounting, such as a real estate contract that provides an explicit contractual right to use a building for a specified period of time in exchange for consideration. However, the right to use an asset can also be conveyed through arrangements that are not leases in form, such as leases embedded within service and supply contracts. We analyse all arrangements with potential embedded leases to determine if an identified asset is present, if substantive substitution rights are present, and if the arrangement provides the customer control of the asset.

Our lease portfolio is substantially comprised of operating leases related to leases of real estate and improvements. From time to time, we may also lease various types of small equipment and vehicles.

Operating lease right-of-use (“ROU”) assets represent our right to use an individual asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide the lessor’s implicit rate, we use our incremental borrowing rate (“IBR”) at the commencement date in determining the present value of lease payments by utilizing a fully collateralized rate for a fully amortizing loan with the same term as the lease.

Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term. Our leases can include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when such renewal options and/or termination options are reasonably certain of exercise.

A ROU asset is subject to the same impairment guidance as assets categorized as plant, property, and equipment. As such, any impairment loss on ROU assets is presented in the same manner as an impairment loss recognized on other long-lived assets.

A lease modification is a change to the terms and conditions of a contract that change the scope or consideration of a lease. For example, a change to the terms and conditions to the contract that adds or terminates the right to use one or more underlying assets, or extends or shortens the contractual lease term, is a modification. Depending on facts and circumstances, a lease modification may be accounted as either: (1) the original lease plus the lease of a separate asset(s) or (2) a modified lease. A lease will be remeasured if there are changes to the lease contract that do not give rise to a separate lease.

F-30

Revenue Recognition.

When entering into contracts with our customers, we review the following five steps outlined in Topic 606:

i.	Identify the contract with our customer.
ii.	Identify the performance obligations in the contract.
iii.	Determine the transaction price.
iv.	Allocate the transaction price to the performance obligations. And
v.	Evaluate the satisfaction of the performance obligations,

We account for contracts, with our customers, when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

We evaluate, in accordance with Topic 606, whether or not we meet the criteria to be a principal and record the revenue on a gross basis. We are considered a principal if we obtain control of any one of the following:

i.	A good or another asset from another party that we then transfer to our customer.
ii.	A right to a service to be performed by another party, which gives the us the ability to direct that party to provide the service to the customer on our behalf, and
iii.	A good or service from another party that we then combine with other goods or services in providing the specified good or service to our customer.

We have certain relationships with manufacturers and suppliers to sell us products or provide services. Our contracts may transfer to our customer a right to a future service or product to be provided by our manufacturer or supplier. When a specified good or service is a right to a good or service is provided by a manufacturer or supplier, we evaluate whether we control the right to the goods or services before that right is transferred to the customer rather than whether we control the underlying goods or services.

Indicators that we control the specified good or service before it is transferred to the customer (and we are therefore a principal) include, but are not limited to, the following:

i.	We are responsible for fulfilling the promise to provide the specified good or service. This typically includes responsibility for the acceptability of the specified good or service. If we are primarily responsible for fulfilling the promise to provide the specified good or service, this may indicate that the other party involved in providing the specified good or service is acting on our behalf. Often, we provide value added services (combining hardware, integrating hardware to software, etc.) to the products and services purchased from our manufacturers and suppliers.

ii.	We have inventory risk before the specified good or service has been transferred to a customer. Our purchases of products or services from our manufactures and suppliers is evidenced by our issuing a binding purchase order contract with the negotiated terms including specifications, pricing, delivery among other things. Our obligation for purchased products and services is mutually exclusive of our customers’ performance (failure to take acceptance, make payment, etc.)

iii.	We have sole discretion in establishing our price for the specified good or service. Establishing the price our customer pays for a specified good or service may indicate we have the ability to direct the use of that good or service and obtain substantially all of the remaining benefits. We control and set the pricing for the product or services to be provided to our customers.

If the terms of a transaction do not indicate we are acting as a principal in the transaction, we are then considered acting as an agent and the associated revenues would be recognized on a net basis.

As principal, when (or as) we satisfy a performance obligation, we recognize revenue in the gross amount of consideration which we expect to be entitled in exchange for the specified good or service transferred. We are an agent if our performance obligation is to arrange for the provision of the specified good or service by another party. As an agent, we do not control the specified good or service provided by another party before that good or service is transferred to our customer. As an agent, when (or as) we satisfy a performance obligation, we recognize revenue in the amount of any fee or commission which we expect to be entitled in exchange for arranging for the specified goods or services to be provided by another party to our customer.

F-31

Under Topic 606, we recognize revenue (on either a gross or net basis previously discussed) only when we satisfy a performance obligation by transferring a promised good or service to our customer. A good or service is considered to be transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue (either gross or net) once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to payment for the product or service,
ii.	The customer has legal title to the product,
iii.	We have transferred physical possession of the product to the customer,
iv.	The customer has the risk and rewards of ownership of the product, and
v.	The customer has accepted the product.

Revenue Recognition for Hardware. Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. We recognize revenue from these transactions when control has passed to the customer.

Manufacturers and suppliers, from whom we purchase hardware, often provide their warranties only providing assurance the products and services will conform to their specifications. These assurance type warranties are not sold separately and are not considered separate performance obligations. For warranties, where we are arranging those services be provided by a third-party, we are acting as an agent in the transaction and records revenue on a net basis at the point of sale.

Revenue Recognition for Service and Maintenance Contracts. We have both a service department and an annual service contracts department. Each of these departments provides service and maintenance contracts for purchase by customers. These are considered separate performance obligation and are billed separately. Revenue from service and maintenance is recognized either on a time and materials basis or proportionally, as costs are incurred for fixed fee project work. Revenue is recognized on a gross basis each month as work is performed and we transfer those services.

Revenues from the sale of service and maintenance contracts, provided by us, are recognized over the period the service is provided. As the customer receives the benefit of the service each month, we recognize the respective revenue on a gross basis as we are acting as a principal in the transaction.

Freight Costs. We record both the freight billed to our customers and the related freight costs as cost of sales when the underlying product revenue is recognized. For freight not billed to its customers, we record the freight costs as cost of sales. The Company considers shipping to be a fulfilment activity and not a separate performance obligation.

Foreign Currency Translation

Our consolidated financial statements are presented in Israeli shekels (NIS). The functional currency for the Company is NIS. Transactions in currencies other than the functional currency are recorded using the appropriate exchange rate at the time of the transaction. Expenses and income items are converted using the weighted average exchange rates for the reporting period. On June 30, 2021, and December 31, 2020, the dollar / shekel exchange rate was 3.26 and 3.215, respectively.

F-32

Income Taxes

We account for our income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

We also follow the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Our income is subject to taxation in Israel. Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. The Company establishes reserves for income tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves for tax contingencies are established when we believe positions do not meet the more-likely-than-not recognition threshold. We adjust uncertain tax liabilities considering changing facts and circumstances, such as the outcome of a tax audit or lapse of a statute of limitations. The provision for income taxes includes the impact of uncertain tax liabilities and changes in liabilities that are considered appropriate.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The guidance removes the following exceptions: 1) exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, 2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, 3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary and 4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. Additionally, the guidance simplifies the accounting for income taxes by: 1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, 2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, 3) specifying that an entity is not required to allocate the amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements (although the entity may elect to do so (on an entity-by-entity basis) for a legal entity that is both not subject to tax and disregarded by the taxing authority), 4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date and 5) making minor improvements for income tax accounting related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. The Company adopted ASU 2019-12 on January 1, 2021 and did not have a material impact on our financial statements.

F-33

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of:

In thousands	June 30, 2021		December 31, 2020
Trade accounts receivable	NIS	34,780	NIS	38,724
Checks for collection		5,322		3,965
Income receivable		4,026		3,867
Credit card		1,492		1,201
Less: Allowance for doubtful accounts		(1,707)		(1,707)
Total Accounts Receivable net	NIS	43,913	NIS	46,050

NOTE 4 – PREPAID EXPENSES AND OTHER RECEIVABLES

Prepaid expenses and other account receivable consisted of:

In thousands	June 30, 2021		December 31, 2020
Other receivable	NIS	2,215	NIS	1,726
Israel Tax Authority		142		360
Prepaid expenses		379		294
Supplier advance		945		184
Related party		80		-
Total Prepaid expenses and Other Accounts Receivable	NIS	3,761	NIS	2,564

Other receivables consist primarily of HP supplier’s refunds - see Note 16

NOTE 5 – INVENTORY

Inventory consisted of the following as of:

In thousands	June 30, 2021		December 31, 2020
Finished goods	NIS	16,243	NIS	14,735
Valuation: Allowance		(1,196)		(1,157)
Total inventories	NIS	15,047	NIS	13,578

To record inventory at the lower of cost or net realizable value, the Company evaluates the value annually. On June 30, 2021, and December 31, 2020, the Company recorded a valuation allowance of NIS 1,196 thousand and NIS1,157 thousand, respectively, for warehouse, laboratory, and technicians’ inventory.

NOTE 6 – INCOME RECEIVABLE, LONG-TERM

The Company sells to its customers cash register positions for 36 payments over 3 years. Control of the product passes to the customer on the first day of the sale. Also, the customer bears the responsibility of the product. No significant financing component was found that the Company should capitalize for the transaction. Following the transaction, the Company generated long term Income receivable of June 30, 2021, and December 31,2020 in the amount of NIS 3,697 thousand and NIS 3,456 thousand, respectively.

F-34

NOTE 7 – INVESTMENT – ASSOCIATED COMPANIES

Neway

During 2011, the Company, together with a partner, established a jointly controlled Company for the distribution of the Company’s products in Israel and abroad called “Neway”. The holding for the company and the partner was 50 percent.

In accordance with US GAAP, the Company has applied the equity method to its investment. The investment account in Neway company as of June 30,2021 and December 31, 2020, amounted to NIS 786 thousand and 888 thousand, respectively.

During the first half of 2021, Neway repaid a shareholder loan granted by Dangot in the amount of NIS 135 thousand. In addition, Dangot recognized equity gains of approximately NIS 33 thousand.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED PAYROLL

Accounts payable consisted of the following as of:

In thousands	June 30, 2021		December 31, 2020
Trade accounts payable	NIS	21,454	NIS	24,735
Checks payable		7,942		8,329
Total accounts payable	NIS	29,396	NIS	33,064

The Company’s accrued payroll liability consists mainly of salary, salary institutions, insurance funds, and provisions for vacation and illness. The accrued wages are paid at the beginning of the following month. Accrued payroll as of June 30,2021, and December 31, 2020, were NIS3,866 thousands and NIS3,602 thousands, respectively.

NOTE 9 – ACCRUED SEVERANCE PAY

The Company obligations for severance pay (for the period for which the employees were not covered under Section 14 of the Severance Pay Law, 1963) is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employee multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The designation deposited in the compensation fund includes profits accrued up to the balance sheet date. The funds deposited can be withdrawn only after the obligations under the Dismissal Compensation Act have been fulfilled. Severance income as of June 30 ,2021 amounted to NIS 473 thousand. Net liability, (asset) for compensation in respect of severance pay (less the designated fund) on June 30 ,2021 and December 31 ,2020 amounted to NIS (423 thousand) and NIS 50 thousand, respectively.

F-35

NOTE 10 – LINE OF CREDIT

The company uses short term loans to finance its operations. These loans are generally repaid monthly.

On June 30, 2021, and December 31,2020 short-term credit consists of a loan from Bank Hapoalim in the amount of NIS 2 million and another NIS 4.3 million from Bank Leumi

The interest rate on the loans is Prime + 1.1% percent by Leumi Bank and Prime+ 1.15 by Hapoalim Bank. For the six months end June 30, 2021, the Israeli prime interest rate was 1.6%.

All line of credit loan are repaid within about a month. In addition, some of the short-term loans from the banks are accompanied by financial ratio and guarantees / liens that the company must meet. See Note 18

NOTE 11 – OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of:

In thousands	June 30, 2021		December 31, 2020
Accrued expenses	NIS	1,626	NIS	2,072
VAT		172		630
Warranty		158		158
Related party		-		31
Total other current liabilities	NIS	1,956	NIS	2,891

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Operating Leases

As of June 30, 2021, we had 4 operating leases assets and vehicles leases as follows:

The Company leases warehouses (Rival and Hofman), work buildings (Gamdan and Yad harutzim 14), and car rentals agents (“Avis”,“Shlomo”,“Pricelist”, “Albar”). All warehouses, vehicle services and work buildings are used for day-to-day business operations with lease terms of at least one year. The Company has the right to control the leased property for the business purpose defined in the lease contract. We have included these leases under the standard FASB ASC 842.

The vehicles leases constitute an operating lease for a period of 36 months with fixed payments. In addition, there are 2 warehouses and two buildings in which it carries out its day-to-day operations. “Yad Harutzim 14” serves as the Company’s main building on the 2nd and 3rd floors (leased by the controlling owner Haim Dangot) and is used by the management and most of the sales staff, technicians, etc. This structure is leased for the period until November 2024 and is paid in monthly installments that vary over time (between NIS62-65 thousand). Gamden is also used as part of the Company building (1st floor). The period of the property including the option will be until the end of 2023. The monthly payments range from NIS22-25 thousand. “Rivel” serves as a warehouse for the use and storage of the Company’s products and is located near the main building of the Company. The payment is monthly and varies from NIS40 thousand to 42 thousand. The lease period, including an extension option, will last until June 2025. “Hoffman” is another small warehouse with a monthly payment ranging from NIS3 thousand and is used to store the Company’s products. The rental period ended on June 2021.

All leases are considered operating lease as they are leased for a fixed period and are returned at the end of the lease period.

Effective January 1, 2019, we adopted Topic 842. Targeted Improvements. As of June 30, 2021, we had two operating leases for office and assembly space and no financing leases. We elected the practical expedient ASU 2018-11, Leases (Topic 842): Targeted Improvements which allows the Company to apply the transition provision for Topic 842 at the Company’s adoption date. Therefore, we recognized and measured leases existing at January 1, 2019 (inception date). In addition, the Company elected the optional practical expedient permitted under the transition guidance which allows the Company to carry forward the historical accounting treatment for existing leases upon adoption. Lastly, the Company elected a short-term lease exception policy, permitting it to exclude the recognition requirements of this standard from leases with initial terms of 12 months or less. No impact was recorded to the income statement or beginning retained earnings for Topic 842.

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Beginning January 1, 2019, operating ROU assets and operating lease liabilities are recognized based on the present value of lease payments, including annual rent increases, over the lease term at commencement date. Operating leases in effect prior to January 1, 2019 were recognized at the present value of the remaining payments on the remaining lease term as of January 1, 2019. As none of our leases included an implicit rate of return, we used our incremental borrowing rate based on lease term information available as of the adoption date or lease commencement date in determining the present value of lease payments. The impact of ASU No. 2016-02 on our consolidated balance sheet beginning January 1, 2019 was through the recognition of ROU assets and lease liabilities for operating leases.

In thousands
ROU asset - January 1, 2020	NIS	10,091
Amortization		(3,253)
New leases		1,747
ROU asset - December 31, 2020	NIS	8,585

Lease liability - January 1, 2020	NIS	10,181,
Amortization		(3,228)
New leases		1,747
Lease liability - December 31, 2020	NIS	8,700

In thousands
ROU asset - January 1, 2021	NIS	8,585
Amortization		(1,693)
New leases		1,096
ROU asset - June 30, 2021	NIS	7,988

Lease liability - January 1, 2021	NIS	8,700
Amortization		(1,684)
New leases		1,096
Lease liability - June 30, 2021	NIS	8,112

In thousands	June 30, 2021
Lease liability
Short term	NIS	3,197
Long term		4,915
Total	NIS	8,112

As of June 30, 2021, our operating leases had a weighted average remaining lease term of 36 months and a weighted average discount rate of 3.1%.

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The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the lease liabilities recorded on the consolidated Balance Sheet as of June 30, 2021:

In thousands

Year	Minimum lease payments
2021(from 30 June)	NIS	1,615
2022		3,097
2023		2,233
2024		1,309
2025		247
Total	NIS	8,501

NOTE 13 – STOCKHOLDERS’ EQUITY

As of June 30, 2021, and December 31, 2020, Dangot had 10,000 shares of common stock at par value NIS 1.00 issued and outstanding.

During the first half of 2021, the company announced the distribution of a dividend to its shareholder in the amount of NIS 4,388 thousand. As of June 30, 2021, the dividend amount has not yet been distributed. During July 2021, the company paid a portion of the declared dividend to its shareholder (Haim Dangot) in the amount of NIS 988K (from the NIS 4,338 declared). The rest of the declared amount is expected to be paid by the end of 2021.

NOTE 14 – RELATED PARTY TRANSACTIONS

Mr. Haim Dangot, is Chief Executive Officer and principal shareholder in Dangot.

During the six months of 2021 Dangot sold NIS198 thousands, in products to “Neway”, and purchased from Neway services in the amounts of NIS757 thousand.

As of June 30, 2021, the Company has a debt balance in the other receivable of NIS80 thousands to Haim Dangot.

The Company leases its headquarters and two other buildings from Mr. Haim Dangot, our principal shareholder. During the first half of 2021, the Company made lease payments (for the buildings) of NIS500 thousand. For June 30, 2021, the Company paid Mr. Haim Dangot and his son total salary and compensation of NIS864 thousands.

NOTE 15 – INCOME TAX

The Israeli corporate tax rate in 2021 and 2020 was 23%.

Tax assessments:

The Company’s assessments for the tax years up to and including the 2015 tax years are deemed to be final, subject to the authorities that have been afforded to the Director of the Taxes Authority pursuant to Sections 145, 147 and 152 of the Income Tax Ordinance.

Deferred tax assets and liabilities:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of June 30, 2021, and December 31 ,2020, the Company’s deferred taxes were in respect of the following.

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Deferred taxes composition:

	Statements of Balance sheet				Statements of Income
In thousands	June 30, 2021		December 31, 2020		Six months ending June 2021
Deferred tax liabilities
Surplus of deposit over provision	NIS	97	NIS	-	NIS	97
US-GAAP adjustment		38		24		14
		135		24		111

Current tax assets
Surplus of provision over deposit		-		11		11
Provision for doubtful debts		393		393		-
Provision for vacation leave		382		337		(45)
Provision for recuperation pay		55		22		(34)
		830		763		(68)

Deferred tax income (expenses)		-		-	NIS	43

Deferred tax assets, net	NIS	695	NIS	739		-

Taxes on income that are recorded in the statement of income:

In thousands	For six months ending June 2021
Current taxes	NIS	990
Deferred taxes		43
Taxes for prior years		(13)
	NIS	1,020

Reconciliation of the theoretical tax expense to the actual tax expense:

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income for an Israeli company (corporate tax rate as of 2018 and thereafter is 23%), and the actual tax expense as reported in the statements of income is as follows:

	For six months ending June 2021
In thousands
Income before taxes, as reported in the consolidated statements of income	NIS	4,481

Statutory tax rate		23%

Theoretical tax expenses on the above amount at the Israeli statutory tax rate		1,031
Non-deductible expenses		10
Share in income of associated companies		(8)
Tax expenses in respect of prior years, net		(13)
Income tax	NIS	1,020

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NOTE 16 - COST OF GOODS SALES

Cost of goods sales expenses consisted of the following:

	For six months ending June 2021
In thousands	2021
Purchases	NIS	45,532
HP		(5,300)
Import commissions and expenses		2,466
Opening inventory		13,578
Closing inventory		(15,047)
Lease expenses		1,096
Salary		6,024
	NIS	48,349

NOTE 17 - OTHER INCOME (EXPENSES)

The Company’s interest expenses mainly consist of interest and linkage expenses on loans, exchange rate differences from purchases, fees from credit cards, interest and linkages from various suppliers, etc.

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NOTE 18 - LIENS, GUARANTEES, CONTINGENT LIABILITIES

As security for credit received from a banking corporation, an unlimited current lien was imposed as well as a general current lien on the property.

As security for credit received from a banking corporation, a first-degree fixed lien was imposed without limitation on the unpaid share capital, goodwill, banknotes that the Company provided or will deliver to the bank for security or collection or custody.

As of June 30, 2021, and December 31, 2020, there are contingent liabilities in respect of bank guarantees to customers, as performance guarantees, in the amount of approximately NIS 1,510 thousand and 1,236 thousand, respectively.

As of June 30, 2021, and December 31, 2020, there is a commitment to pay within the framework of documentary credit, in the amount of approximately NIS 3,231 and 1,626 thousand, respectively.

The Company’s shareholder (Haim Dangot) provided personal guarantees against the Company’s liabilities to the banks.

In the context of short-term credit from Bank Hapoalim that the Company received (approximately 2 million), the Company undertook to ensure that the tangible capital ratio (as stipulated in the agreement) will not be less than 13 percent of the Company’s total balance sheet. And in any case, the tangible equity will not be reduced by a total of NIS 5 million. It was also determined that the ratio between operating profit and financing expenses will exceed 1.3 and the ratio between net short-term credit and working capital will not exceed.

As of June 30, 2021, the Company is meeting these financial targets.

On May 7, 2020, the Company received a loan from a banking institution (Bank Leumi) in the amount of NIS 3 million. The loan period is for 5 years and accrues interest at a rate of 3.1 percent. The current maturities of long term liabilities for 2021 will be NIS 490 thousand. As part of taking out this loan, the Company made a long-term deposit in the amount of NIS150 thousand with exit option in 2021.

NOTE 19 – SUBSEQUENT EVENT

On May 6, 2021, Dangot entered into a definitive agreement to be acquired by OMNIQ, Corp. a United States based leader in providing innovative technologies. Pursuant to the definitive agreement, OMNIQ will acquire 51% of Dangot. Upon the effectiveness of the acquisition, OMNIQ will pay the Haim Dangot, the primary shareholder of Dangot, a total of approximately $7.6 million (depending upon exchange rate to the Israeli Shekel) comprised of approximately $5.2 million to be paid in cash and $2 million in restricted shares based on average closing share price over the 30 trading days prior to signing. OMNIQ will have a one-year option to acquire the remaining 49% at the same valuation. Closing is expected shortly, upon receipt of approval by the Israeli Competition Authority.

On July 8, OMNIQ Corp Announces Closing of Private Placement of Unregistered Common Stock and Acquisition of 51% of Dangot.

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through the August 12, 2021, the date the consolidated financial statements were available to be issued. No other significant events have occurred besides the events disclosed in the Notes to the consolidated Financial Statements.

NOTE 20 – CONVENIENCE TRANSLATION

Solely for the convenience of the reader, this Annual Report contains translations of certain NIS amounts into U.S. Dollars at specified rates. These translations should not be construed as representations that the translated amounts actually represent such dollar or NIS amounts, as the case may be, or could be converted into U.S. Dollars or NIS as the case may be, at the rates indicated or at any other rate. Therefore, unless otherwise stated, the translations of NIS into U.S. Dollars have been made at the rate of NIS 3.26 = $1.00, the representative exchange rate on June 30, 2021.

F-41

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

Amount to be Paid
SEC registration fee	$2,658
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Printing and miscellaneous expenses	$22,342
Total	$100,000

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Delaware law.

We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

II-1

RECENT SALES OF UNREGISTERED SECURITIES

July 2021 Private Placement

In the July Offering, as described elsewhere in this prospectus, the Company issued an aggregate of 2,142,857 shares of common stock to certain investors for gross proceeds of approximately $15 million, and issued to ThinkEquity or its assigns the Placement Agent Warrants, representing an aggregate of 171,429 warrants to purchase shares of the Company’s common stock.

The shares of common stock issued in the July Offering were sold pursuant to the exemption under Section 4(2) or pursuant to Regulation D Rule 506.

Dangot

On July, 8, 2021 the Company issued 220,103 of Common Stock to Haim Dangot as part of the Dangot Share Purchase Agreement.

Griffith Conversion Agreement

On May 3, 2021, the Company entered in a Conversion Agreement (the “Griffith Conversion Agreement”) with Jason Giffith (“Griffith”), the holder of 1,800,000 shares of the Company’s Series C Preferred Stock, which has accrued annual dividends of approximately $203,389 (the “Griffith Accrued Dividends”). Pursuant to the Griffith Conversion Agreement, Griffith converted the Griffith Accrued Dividends into 25,424 shares of Common Stock based on the market price of $8.00 per share when the parties commenced negotiations on the conversion, and 1,400,000 of his 1,800,000 shares into 70,000 shares of Common Stock, receiving an aggregate 95,424 shares of the Company’s Common Stock.

2020

During the year ended 2020, the Company issued an aggregate of 302 shares of common stock to certain individuals as part of the Company’s Employee Stock Purchase Program valued at approximately $1 thousand.

On July 17, 2020, the Company issued 70,000 shares to IRTH Communications, LLC as part of a consulting agreement. The shares were valued at $392 thousand.

On July 17, 2020, the Company issued 50,000 shares to Stock Loan Solutions LLC as part of a consulting agreement. The shares were valued at $280 thousand.

On July 28, 2020, the Company issued 251,635 shares as part of a series of conversion agreements with former noteholders and preferred shareholders. The shares were valued at $3.5 million including conversion penalties.

During July 2020, various holders exercised in cashless transactions options and warrants resulting in the issuance of 56,248 shares valued at $339 thousand.

On October 16, 2020, the Company issued 50,000 shares to Three Rivers Business Consulting, LLC as part of a consulting agreement. The shares were valued at $270 thousand.

EXHIBITS

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

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UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

EXHIBIT INDEX

Exhibit No.	Description

(a)	Exhibits.

3.1	Form of Certificate of Amendment to the Certificate of Incorporation, as amended, dated November 18, 2019 incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 18, 2019.

3.2	Amendment to Certificate of Designation of Series C Preferred Stock on June 17, 2016, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 21, 2016.

3.3	Form of Certificate of Amendment to the Certificate of Incorporation, as amended, of OMNIQ Corp., dated September 30, 2020, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 2, 2020.

4.1	$12,492,136.51 Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016.

4.2	Description of Securities, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 10-K, filed with the SEC on March 31, 2021.

4.3	$483,173.60 CAD Secured Promissory Note, from Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and their subsidiaries and/or affiliates, jointly and severally, to ScanSource, Inc., incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016.

4.4	Form of Warrant, incorporated by referenced to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2019.

4.5	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2019.

5.1	Consent of Sichenzia Ross Ference LLP, incorporated by reference to Exhibit 5.1 to the Company’s Form S-1, filed with the SEC on July 19, 2021.

10.1	Factoring and Security Agreement, by and among Quest Solution, Inc., Quest Marketing, Inc., Bar Code Specialties, Inc., and Action Capital Corporation, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016.

II-4

10.2	Pledge and Security Agreement, by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016.

10.3	Security Agreement, by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on July 8, 2016.

10.4	Warrant issued to David and Kathy Marin dated February 28, 2018, incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the SEC on March 1, 2018.

10.5	Movable Hypothec and General Security Agreement by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016.

10.6	Universal Movable Hypothec and General Security Agreement by and among Quest Solution, Inc., Bar Code Specialties, Inc., Quest Marketing, Inc., Quest Solution Canada Inc., Quest Exchange Ltd. and ScanSource, Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 22, 2016.

10.7	Separation Agreement and General Release by and between Quest Solution, Inc. and Jason Griffith, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2016.

10.8	Separation Agreement and General Release by and between Quest Solution, Inc. and Scot Ross, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2016.

10.9	Redemption Agreement by and among Quest Solution, Inc., Danis Kurdi and 3587967 Canada, Inc. dated November 30, 2016, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2016.

10.10	Exchange and Transfer Agreement, by and among Viascan Group. Inc., Quest Solution, Inc. and Quest Exchange Ltd. dated November 30, 2016, incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2016.

10.11	Employment Agreement by and between the Company and Shai Lustgarten dated February 17, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 6, 2017.

10.12	Modification Agreement by and between the Company and Shai Lustgarten dated February 17, 2017, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 6, 2017.

10.13	Resignation Agreement by and between the Company and Tom Miller dated July 7, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 12, 2017.

10.14	Consulting Agreement by and between the Company and Carlos J Nissensohn dated August 2, 2017 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2017.

II-5

10.15	Consulting Agreement by and between the Company and YES-IF dated September 8, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2017.

10.16	Termination Agreement by and between the Company and Joey Trombino dated September 29, 2017, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2017.

10.17	Employment Agreement by and between the Company and Benjamin Kemper dated October 2, 2017, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2017.

10.18	Settlement Agreement dated February 28, 2018 by and between the Company and David and Kathy Marin (the “Marin Settlement Agreement I”), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.19	Settlement Agreement dated February 28, 2018 by and between the Company and Kurt Thomet, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.20	Settlement Agreement dated February 28, 2018 by and between the Company and George Zicman., incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.21	Voting Agreement dated February 28, 2018 by and between the Company and David and Kathy Marin, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.22	Voting Agreement dated February 28, 2018 by and between the Company and Kurt Thomet, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.23	Voting Agreement dated February 28, 2018 by and between the Company and George Zicman, incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.24	Employment Agreement by and between the Company and David Marin dated February 28, 2018. 2018 Equity Incentive Plan incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

10.25	Settlement Agreement with Jason Griffith, dated June 7, 2018, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2018.

10.26	Amendment to Security Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.27	Amendment to Pledge and Security Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

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10.28	Prepayment Agreement with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.29	Amendment #9 to Trade Credit Extension Letter with ScanSource, Inc. dated September 7, 2018, incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.30	Amendment #6 to Secured Promissory Note with ScanSource, Inc. dated September 7, 2018 (the “Modified Note”), incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018.

10.31	HTS Purchase Agreement, dated October 5, 2018, by and between the Company, Walefar Investments, Ltd. and Campbeltown Consulting, Ltd. incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018.

10.32	Convertible Promissory Note issued to Walefar Investments, Ltd. and Campbeltown Consulting, Ltd., incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018.

10.33	Form of Securities Purchase Agreement, dated April 4, 2019, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2019.

10.34	Letter Agreement with Shai Lustgarten, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2019.

10.35	Letter Agreement with Carlos J. Nissensohn, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2019.

10.36	Neev Nissenson Employment Agreement, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2019.

10.37	Asset Purchase Agreement, dated February 28, 2020, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2020.

10.38	Shai Lustgarten Employment Agreement, dated as of February 27, 2020, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2020.

10.39	Consulting Agreement, dated as of February 27, 2020, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2020.

10.40	Asset Purchase Agreement on February 28, 2020, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2020.

10.41	Employment Agreement with Shai Lustgarten on September, 2019, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2019.

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10.42	Consulting Agreement with Carlos J. Nissensohn on September, 2019, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2019.

10.43	2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 4, 2020.

10.44	Share Purchase Agreement dated May 3, 20201, by and between OmniQ Corp., Omniq Technologies Ltd., and Haim Dagnot., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 6, 2021.

10.45	Conversion Agreement dated May 3, 2021, by and between OmniQ Corp. and Jason Griffith., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 6, 2021.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 10-K, filed with the SEC on March 31, 2021.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Sichenzia Ross Ference LLP (included in exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on the 18th day of August, 2021.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shai Lustgarten acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shai Lustgarten	Director, Chairman of the Board, Principal Executive Officer and Principal Accounting Officer	August 18, 2021
Shai Lustgarten

/s/ Yaron Shalem, IV	Director	August 18, 2021
Yaron Shalem, IV

/s/ Neev Nissenson	Director	August 18, 2021
Neev Nissenson

/s/ Andrew J. MacMillan	Director	August 18, 2021
Andrew J. MacMillan

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